Exhibit 10.9

LOAN AGREEMENT

among

MAGUIRE PROPERTIES-355 S. GRAND, LLC, a Delaware limited liability company,

as Borrower

And

LANDESBANK HESSEN- THÜRINGEN GIROZENTRALE,

as Administrative Agent,

BARCLAYS BANK PLC,

as Syndication Agent,

LANDESBANK HESSEN- THÜRINGEN GIROZENTRALE, BARCLAYS BANK PLC,

and NATIXIS, NEW YORK BRANCH

as Joint Lead Arrangers,

LANDESBANK HESSEN- THÜRINGEN GIROZENTRALE,

as Hedge Coordinator

And

THE FINANCIAL INSTITUTIONS NOW OR HEREAFTER SIGNATORIES HERETO

AND THEIR ASSIGNEES PURSUANT TO SECTION 13.12, as Lenders

Entered into as of November 5, 2018

i

ARTICLE 7 HAZARDOUS MATERIALS		73

Section 7.1.	SPECIAL REPRESENTATIONS AND WARRANTIES	73
Section 7.2.	HAZARDOUS MATERIALS COVENANTS	73
Section 7.3.	INSPECTION BY ADMINISTRATIVE AGENT	74
Section 7.4.	HAZARDOUS MATERIALS INDEMNITY	75

ARTICLE 8 CASH MANAGEMENT		75

Section 8.1.	ESTABLISHMENT OF ACCOUNTS	75
Section 8.2.	DEPOSITS INTO PROPERTY ACCOUNT	76
Section 8.3.	ACCOUNT NAME	76
Section 8.4.	ELIGIBLE ACCOUNTS	76
Section 8.5.	DISBURSEMENTS FROM THE PROPERTY ACCOUNT	76
Section 8.6.	SWEEP ACCOUNT	77
Section 8.7.	SOLE DOMINION AND CONTROL	78
Section 8.8.	SECURITY INTEREST	78
Section 8.9.	RIGHTS ON DEFAULT	78
Section 8.10.	FINANCING STATEMENT; FURTHER ASSURANCES	79
Section 8.11.	BORROWER’S OBLIGATION NOT AFFECTED	79
Section 8.12.	DEPOSIT ACCOUNTS	79
Section 8.13.	ADDITIONAL PROVISIONS RELATING TO ACCOUNTS	80

ARTICLE 9 ADDITIONAL COVENANTS OF BORROWER		81

Section 9.1.	EXPENSES	80
Section 9.2.	ERISA COMPLIANCE	81
Section 9.3.	LEASING	82
Section 9.4.	APPROVAL OF LEASES	84
Section 9.5.	OFAC	86
Section 9.6.	FURTHER ASSURANCES	86
Section 9.7.	ASSIGNMENT	86
Section 9.8.	MANAGEMENT AGREEMENT	87
Section 9.9.	COMPLIANCE WITH APPLICABLE LAW	87
Section 9.10.	SPECIAL COVENANTS; SINGLE PURPOSE ENTITY	87
Section 9.11.	SECURITY DEPOSITS AND DRAWS UNDER TENANT LETTER OF CREDIT	90
Section 9.12.	PAYMENT OF PROPERTY TAXES, ETC	93
Section 9.13.	DEBT YIELD	93
Section 9.14.	INTENTIONALLY DELETED	94
Section 9.15.	ESCROW FUND	94
Section 9.16.	INTEREST RATE PROTECTION AGREEMENTS	95
Section 9.17.	GUARANTOR COVENANTS	96
Section 9.18.	RESTRICTED PAYMENTS	97
Section 9.19.	SANCTIONS	97
Section 9.20.	INTENTIONALLY DELETED	97
Section 9.21.	TCO	97

v

EXHIBITS AND SCHEDULES

SCHEDULE I – PRO RATA SHARES

SCHEDULE II – EXISTING LEASES/RENT ROLL

SCHEDULE III – LITIGATION DISCLOSURE

SCHEDULE IV – ENVIRONMENTAL REPORTS

SCHEDULE V – EXISTING LEASES LEASING COSTS

SCHEDULE VI – UPGRADE WORK

SCHEDULE VII – COMPLIANCE WITH LAWS DISCLOSURE

SCHEDULE VIII- CERTAIN VACANT SPACE

EXHIBIT A – DESCRIPTION OF PROPERTY

EXHIBIT B – DOCUMENTS

EXHIBIT C – FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT D – FORM OF DISBURSEMENT REQUEST

EXHIBIT E – NOTICE OF BORROWING

EXHIBIT F – TENANT DIRECTION LETTER

EXHIBIT G – ORGANIZATIONAL CHART

EXHIBIT H – SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

EXHIBIT I-1 – FORM OF U.S. TAX COMPLIANCE CERTIFICATE

EXHIBIT I-2 – FORM OF U.S. TAX COMPLIANCE CERTIFICATE

EXHIBIT I-3 – FORM OF U.S. TAX COMPLIANCE CERTIFICATE

EXHIBIT I-4 – FORM OF U.S. TAX COMPLIANCE CERTIFICATE

EXHIBIT J – FORM OF COMPLETION GUARANTY

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) dated as of November 5, 2018 (the “Effective Date”), by and among MAGUIRE PROPERTIES-355 S. GRAND, LLC, a Delaware limited liability company, as Borrower (“Borrower”), each of the financial institutions initially a signatory hereto together with their assignees under Section 13.12 (“Lenders”), LANDESBANK HESSEN-THÜRINGEN GIROZENTRALE, New York Branch (“Helaba”), as contractual representative of the Lenders to the extent and in the manner provided in Article 12 (in such capacity, the “Administrative Agent”), BARCLAYS BANK PLC, a public company registered in England and Wales (“Barclays”), as Syndication Agent, Helaba, Barclays, and NATIXIS, NEW YORK BRANCH, a direct branch of Natixis S.A., a société anonyme à conseil d’administration (public limited company) organized and existing under the laws of France (“Natixis”) as joint lead arrangers (collectively, the “Joint Lead Arrangers”), and Helaba as Hedge Coordinator, and the Lenders party hereto from time to time.

RECITALS

A.	Borrower owns the real property (together with the improvements now or hereafter existing thereon, collectively, the “Property”), commonly known as Wells Fargo South Tower and located at 355 S. Grand Avenue, Los Angeles, California, and more particularly described in Exhibit A.

B.	Borrower desires to obtain the Loan (as hereinafter defined) from Lenders, and Lenders are willing to make the Loan to Borrower subject to, and in accordance with, the terms of this Agreement and the other Loan Documents (as hereinafter defined) for the purpose of, inter alia, (i) refinancing existing financing encumbering the Property, (ii) paying costs and expenses incurred in connection with the closing of the Loan, and (c) distributing the balance, if any, to Borrower and its owners to use in a manner consistent with Applicable Laws.

NOW, THEREFORE, Borrower, Administrative Agent and Lenders agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1.          DEFINED TERMS. The following capitalized terms generally used in this Agreement shall have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement are defined in such sections.

“Acceptable Counterparty” means a financial institution reasonably acceptable to Administrative Agent with a (a) long term unsecured debt or issuer credit rating of at least “A-” from S&P or (b) long term senior unsecured debt or counterparty rating of at least “A3” from Moody’s. For purposes of clarity, if an Affiliate of the financial institution that is party to an Interest Rate Protection Agreement meets the foregoing requirements and provides an Acceptable Counterparty Guaranty, then such financial institution that is party to an Interest Rate Protection Agreement shall constitute an Acceptable Counterparty for purposes of this Agreement.

“Acceptable Counterparty Guaranty” means a guaranty in favor of Administrative Agent, delivered pursuant to Section 9.16 hereof, in form and substance reasonably satisfactory to Administrative Agent, from an Affiliate of a counterparty to an Interest Rate Protection Agreement, which Affiliate meets the requirements set forth in the first sentence of the definition of Acceptable Counterparty.

“Account Agreement” shall have the meaning set forth in Section 8.1(b).

“Account Collateral” means: (i) the Property Account, the Cash Management Account (and each subaccount thereof pursuant to the Cash Management Agreement, including, without limitation, the Escrow Fund Account and the Sweep Account), the Termination Payment Account, the Security Deposit Account, and all Cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such accounts from time to time; (ii) all interest, dividends, Cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iii) to the extent not covered by clauses (i) and (ii) above, all “proceeds” (as defined under the UCC as in effect in the jurisdiction in which any of such accounts is located) of any or all of the foregoing.

“ADA” shall have the meaning given to such term in Section 6.23.

“Additional Costs” has the meaning given that term in Section 2.13(b).

“Additional Transfer” shall have the meaning given in Section 13.12(g).

“Administrative Agent” or “Agent” means Helaba or any successor Administrative Agent appointed pursuant to Section 12.10.

“Advance” or “Advances” means any disbursement of the proceeds of the Loan by Lenders pursuant to the terms of this Agreement.

“Affiliate” means, with respect to any Person, any other Person which is directly or indirectly Controlled by, Controls or is under common Control with such Person; provided, however, in no event shall the Administrative Agent, the Lenders or any of their Affiliates be an Affiliate of Borrower.

“Agreement” shall have the meaning given to such term in the preamble hereto.

“Alteration Threshold” shall mean $10,000,000.

“Alternate Rate” is a rate of interest per annum equal to three percent (3%) in excess of the applicable Effective Rate in effect from time to time.

“Annual Budget” shall mean the operating budget, including all planned capital expenditures and leasing costs, for the Property prepared by the Borrower for the applicable fiscal year or other period.

“Anti-Corruption Laws” means: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; (c) any anti-bribery or anti-corruption laws, regulations or ordinances in the European Union; and (d) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which Borrower or any member of the Borrowing Group is located or doing business.

“Anti-Money Laundering Laws” means applicable laws, regulations or ordinances in (i) the European Union or (ii) any jurisdiction in which Borrower or any member of the Borrowing Group is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations and orders of any Governmental Authority, including all orders and decrees of all courts, tribunals and arbitrators and shall include, as to any entity, the charter and by-laws, partnership agreement or other organizational or governing documents of such entity, and any law, rule or regulation, Permit, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such entity or any of its property or to which such entity or any of its property is subject, including without limitation, applicable securities laws, any certificate of occupancy and any zoning ordinance, building, environmental or land use requirement or Permit or occupational safety or health law, rule or regulation applicable to the Property.

“Applicable LIBOR Rate” means the rate of interest equal to the sum of: (a) one and eight-tenths percent (1.80%) plus (b) LIBOR.

“Appraisal” means, with respect to the Property, an M.A.I. appraisal commissioned by and addressed to the Administrative Agent (acceptable to the Administrative Agent as to form, substance and appraisal date), prepared by a professional appraiser acceptable to the Administrative Agent, having at least the minimum qualifications required under FIRREA, and determining the “as is” market value of the Property as between a willing buyer and a willing seller.

“Approved Annual Budget” shall have the meaning given in Section 10.1(e).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Approved Lease” means any Future Lease which (a) if such Future Lease is a Major Lease or a Minor Lease, satisfies the requirements for Lease Approval, (b) is for a minimum base term of at least five (5) years, and (c) covers only Vacant Space.

“Assignee” shall have the meaning given in Section 13.12(c).

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement among a Lender, an Assignee and the Administrative Agent, substantially in the form of Exhibit C.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“BAM” Brookfield Asset Management Inc., a Canada corporation.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978 (11 USC § 101-1330) as now or hereafter amended or recodified.

“Base Rate” means an interest rate per annum equal to the FBR as of the applicable date of determination, plus 0.5% per annum.

“Base Rate Loan” means a Loan bearing interest at a rate based on the Base Rate.

“Borrower” shall have the meaning given in the preamble hereto and shall include the Borrower’s successors and permitted assigns.

“Borrowing Group” means, individually and collectively: (a) Borrower, (b) any Affiliate or subsidiary of Borrower including, without limitation, any such Affiliate or subsidiary that owns any collateral securing any part of the Loan, any Guaranty or any Loan Document, (c) any Guarantor, (d) any officer, director or employee of any of the foregoing and (e) any Person who owns a direct or indirect ownership interest in Borrower of ten percent (10%) or more (other than public shareholders).

“BPO” means Brookfield Office Properties, Inc., a Canada corporation.

“BPY” means Brookfield Property, L.P., a Bermuda limited partnership.

“Business Day” means (a) a day (other than a Saturday or Sunday) on which commercial national banks are not authorized or required to close in New York, New York, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Loan, any day that is a Business Day described in clause (a) and that is also a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capitalized Lease Obligation” means obligations under a lease (to pay rent or other amounts under any lease or other arrangement conveying the right to use) (excluding Leases) that are required to be capitalized for financial reporting purposes in accordance with GAAP or International Financial Reporting Standards. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation determined in accordance with GAAP or International Financial Reporting Standards.

“Cash” shall mean coin or currency of the United States of America or immediately available funds, including such funds delivered by wire transfer.

“Cash Management Account” shall have the meaning given to such term in Section 8.1(a).

“Cash Release Event” shall mean, provided that there shall be no Default then existing, such time as the Debt Yield has been restored to a level above the Minimum Debt Yield for at least two consecutive calendar quarters following the occurrence of a Triggering Event.

“Casualty” shall have the meaning given to such term in Section 4.8(a).

“Casualty Consultant” shall have the meaning given such term in Section 4.8(c)(v).

“Casualty Retainage” shall have the meaning given to such term in Section 4.8(c)(vi).

“Casualty Threshold” means $15,000,000.

“CERCLA” shall have the meaning given in Section 7.1(b).

“Change of Control” means any event (whether by management changes in Borrower or Guarantor or in any direct or indirect owner thereof, contractual agreement or otherwise) which causes Sponsor to no longer Control Borrower.

“Collateral” means the Property, Improvements and any personal property or other collateral with respect to which a Lien or security interest is granted to Administrative Agent, for the benefit of Lenders, pursuant to the Loan Documents.

“Commitment” means, as to each Lender, the amount of the Loan allocated to such Lender set forth on Schedule I, as the same may be reduced or adjusted from time to time pursuant to the terms hereof.

“Completion Guaranty” means any completion guaranty from Guarantor substantially in the form attached hereto as Exhibit J guarantying the completion of Restoration of the Property (to the extent permitted pursuant to Section 4.8(c)(iii)(D)).

“Condemnation” shall have the meaning given to such term in Section 4.8(b).

“Condemnation Proceeds” shall have the meaning given to such term in Section 4.8(c)(ii).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” (and the correlative terms “Controlled by” and “Controlling”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of the business and affairs of the entity in question by reason of the ownership of beneficial interests, by contract or otherwise (notwithstanding that other Persons may have the right to participate in or veto significant management decisions).

“Debt Yield” shall mean the percentage yielded, determined by the Administrative Agent, by dividing (a) the NOI by (b) the sum of (i) outstanding principal balance of the Loan as of the relevant determination date, and (ii) the amount of any unfunded portion of the Future Funding Facility anticipated to be used for Leasing Costs associated with Leases included in the calculation of NOI.

“Debt Yield Certificate” shall mean a certificate from an officer of Borrower setting forth in reasonable detail (including as to each such separate item of Gross Operating Income and Operating Expenses) the calculation of Debt Yield for the applicable fiscal quarter and any calculations related thereto.

“Debt Yield Collateral Amount” shall mean, as of any date of calculation, the amount of any cash deposit and/or the amount guaranteed under any Optional Minimum Debt Yield Payment Guaranty that has been delivered by Borrower and is then held by Administrative Agent, for the benefit of the Lenders, as collateral for the Loan pursuant to Section 9.13.

“Debt Yield Collateral Excess” shall have the meaning given to such term in 9.13(c).

“Debt Yield Event” means, at any time from and after June 1, 2020 until the Maturity Date, the Debt Yield (the calculation of which shall include rental income from any Tenants then currently under a “free rent” period pursuant to their Leases) calculated as of the last day of each fiscal quarter of the Borrower being less than the Minimum Debt Yield.

“Default” shall have the meaning given to such term in Section 11.1.

“Defaulting Lender” shall have the meaning given to such term in Section 2.11.

“Defaulting Pfandbrief Lender” shall have the meaning given to such term in Section 2.11.

“Defaulting Pfandbrief Lender Consent Actions” shall have the meaning given to such term in Section 2.11.

“Derivatives Termination Value” means, in respect of any one or more Interest Rate Protection Agreements, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Interest Rate Protection Agreement has been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Interest Rate Protection Agreement has been terminated or closed out, the then-current mark-to-market value for such Interest Rate Protection Agreement, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in derivatives contracts (which may include any Lender, or any Affiliate thereof).

“Designated Account” shall have the meaning given to such term in Section 8.5(a).

“Dollars” and “$” mean the lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall have the meaning given to such term in the preamble hereto.

“Effective Rate” shall have the meaning given to such term in Section 2.7(e).

“Eligibility Requirements” shall mean, with respect to any Person, that such Person (a) has total assets (in name or under management) in excess of Five Hundred Million and No/100 Dollars ($500,000,000.00) (or the equivalent thereof in another currency) and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of not less than Two Hundred Fifty Million and No/100 Dollars ($250,000,000.00) (or the equivalent thereof in another currency) and (b) is regularly engaged in the business of making or owning commercial real estate loans (or direct or indirect interests therein) or operating commercial mortgage properties.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or State chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or State chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a State chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R.§9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or State authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Assignee” means any Person other than a natural person that is any of the following, provided that any such person shall at all times satisfy the Eligibility Requirements: (i) a commercial bank organized under the laws of the United States or any state thereof which bank regularly invests in or makes commercial real estate loans; (ii) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development (the “OECD”) or a political subdivision of any such country which bank regularly invests in or makes commercial real estate loans (or direct or indirect interests therein) (provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD); (iii) a commercial bank organized under the laws of the People’s Republic of China or the Republic of China (Taiwan); (iv) a Person that is engaged in the business of commercial real estate banking and that is: (A) an Affiliate of a Lender, or (B) a Person of which a Lender is a subsidiary; (v) an insurance company or pension fund organized under the laws of the United States, any state thereof, or acting through an office organized in any other country which is a member of the OECD or acting through a political subdivision of any such country, which company or fund regularly invests in or makes commercial real estate loans (or direct or indirect interests therein); or (vi) an Affiliate of any one of the foregoing; provided, however, that an “Eligible Assignee” shall not include (A) any Lender that is a Defaulting Lender (so long as such Lender remains a Defaulting Lender) or (B) any direct competitor of Guarantor or any of its Affiliates in the business of owning or operating commercial real estate in the ordinary course; provided, further, that for so long as any Default exists, clause (B) shall not apply. Notwithstanding anything herein to the contrary, in no event shall Borrower or its Affiliates be deemed to be an Eligible Assignee.

“Eligible Institution” means (i) Capital One, (ii) Bank of the West or (iii) a depository institution or trust company, insured by the Federal Deposit Insurance Corporation, (a) the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s and F-1 by Fitch in the case of accounts in which funds are held for thirty (30) days or less, or (b) the long term unsecured debt obligations of which are rated at least “A+” by Fitch and S&P and “Aa3” by Moody’s in the case of accounts in which funds are held for more than thirty (30) days.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Environmental Reports” means the environmental reports described on Schedule IV.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time, any successor statute and any applicable regulations or guidelines promulgated thereunder.

“ERISA Group” means, at any time, the Borrower and each entity that is considered a single employer with Borrower or is required to be aggregated with Borrower, pursuant to Section 414 of the Internal Revenue Code or Section 4001(b) of ERISA.

“Escrow Fund” shall have the meaning given to such term in Section 9.15.

“Escrow Fund Account” shall have the meaning given to such term in Section 9.15.

“Escrow Fund Deficiency Amount” shall have the meaning given to such term in Section 9.15.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Excess Cash Flow” shall have the meaning given to such term in Section 8.5(b).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.12(g) and (d) any withholding Taxes imposed under FATCA.

“Executive Order” shall have the meaning given to such term in the definition of “Prohibited Person.”

“Existing Leases” means the Leases set forth on Schedule II.

“Existing Lease Loan Proceeds” means a portion of the Future Funding Facility of up to $9,294,347.00, as detailed on Schedule V attached hereto to be used for Leasing Costs in connection with the Existing Leases, which together with the Future Leasing Loan Proceeds can never exceed the Future Funding Facility.

“Existing Lease Advance” means any advance of Existing Lease Loan Proceeds in accordance with Section 3.1 hereof.

“Extension Conditions” has the meaning assigned in Section 2.6.

“Extension Date” has the meaning assigned in Section 2.6(c).

“Extension Fee” has the meaning assigned in Section 2.6(b).

“Extension Option” has the meaning assigned in Section 2.6.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“FBR” means the per annum rate of interest equal to the greatest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50%, and (c) the 90-Day LIBOR plus 1.00%. Any change in the FBR due to a change in the Prime Rate, the Federal Funds Rate or LIBOR shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or LIBOR, respectively. The FBR is a reference rate used by Administrative Agent in determining the interest rates on certain loans and is not intended to be the lowest rate of interest charged by Administrative Agent or any Lender on any extension of credit to any debtor. At no time shall the FBR be less than zero.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent; provided, however, that if the Federal Funds Rate determined as provided above with respect to any period of calculation would be less than zero percent (0.0%), then the Federal Funds Rate for such period shall be deemed to be zero percent (0.0%).

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as the same may be amended from time to time.

“First Extended Maturity Date” shall have the meaning given to such term in Section 2.6.

“Fitch” means Fitch, Inc.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Future Funding Facility” shall have the meaning given to such term in Section 2.1.

“Future Lease” means any Lease entered into after the date hereof and which is not an Existing Lease.

“Future Leasing Advance” means any advance of Future Leasing Loan Proceeds in accordance with Section 3.1 hereof, provided that each such advance shall be equal to the lesser of (i) actual Leasing Costs incurred that are due and payable as of the date of Borrower’s draw request therefor, and (ii) an amount which when added to the aggregate amount of Future Leasing Loan Proceeds previously advanced, does not exceed the product of (A) the aggregate rentable area of leases of Vacant Space executed after the date hereof and (B) $90.00 per square foot.

“Future Leasing Loan Proceeds” means a portion of the Future Funding Facility of up to $27,705,653.00. to be used for Leasing Costs in connection with any Future Leases.

“GAAP” means generally accepted accounting principles in the United States of America as of the date of the applicable financial report, consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator, in each case with authority and jurisdiction to bind (i) Borrower, its applicable Affiliate(s) and/or the Property or (ii) any other Person, but solely with respect to the express application of the term “Governmental Authority” to such Person under this Agreement, in each case at law or in equity.

“Gross Operating Income” shall mean the sum of any and all amounts, payments, fees, rentals, additional rentals, expense reimbursements (including, without limitation, all reimbursements by tenants, lessees, licensees and other users of the Property and Improvements) discounts or credits to the Borrower, income, proceeds of business interruption insurance, interest and other monies directly or indirectly received by or on behalf of or credited to Borrower from any Person with respect to Borrower’s ownership, use, development, operation, leasing, franchising, marketing or licensing of the Property and Improvements, including, without limitation, from parking operations. With respect to all financial reporting, Gross Operating Income shall be computed in accordance with GAAP or International Financial Reporting Standards but without taking into account straight-lining of rents.

“Guarantor” means Brookfield DTLA Holdings LLC, a Delaware limited liability company, and any other Person which, in any manner, is or becomes obligated to Lenders under any guaranty now or hereafter executed with respect to the Loan (collectively or severally as the context thereof may suggest or require) including, without limitation, any replacement guarantor pursuant to the terms of Section 9.17 of this Agreement.

“Guarantor Related Parties” shall have the meaning given to such term in Section 13.27.

“Guaranty” means, collectively, the Limited Guaranty referred to in the list of “Loan Documents” on Exhibit B, and, if required pursuant to the terms hereof, any Completion Guaranty and/or, if delivered in compliance with the terms hereof, any Optional Minimum Debt Yield Payment Guaranty.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances”, “related substances”, “industrial solid wastes” or “pollutants”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any radioactive materials; (d) asbestos in any form; (e) toxic mold and (f) oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Hazardous Materials Claims” shall have the meaning given to such term in Section 7.1(c).

“Hazardous Materials Laws” shall have the meaning given to such term in Section 7.1(b).

“Hazardous Materials Indemnity Agreement” means a Hazardous Materials Indemnity Agreement executed by the Borrower and Guarantor in favor of the Administrative Agent and the Lenders.

“Helaba” shall have the meaning given to such term in the preamble hereto.

“Improvements” shall have the meaning given to such term in the Security Instrument.

“Indemnifiable Amounts” shall have the meaning given to such term in Section 12.8.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Initial Advance” shall have the meaning given to such term in Section 2.1 hereof.

“Initial Maturity Date” means November 4, 2021, which is the day immediately preceding the third anniversary of the date hereof, provided, that if such day is not a Business Day, then the immediately preceding Business Day.

“Insurance Proceeds” shall have the meaning given to such term in Section 4.8(c)(ii).

“Interest Period” shall mean (a) for the initial interest period hereunder, the period commencing on the Effective Date and ending on December 1, 2018, and (b) for each interest period thereafter, the period commencing on the first (1st) day of a calendar month and continuing to, but not including, the first (1st) day of the next calendar month; provided, that (i) if any Interest Period would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day.

“Interest Rate Protection Agreement” means any rate cap entered into between Borrower and an Acceptable Counterparty.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“International Union Agreement” means that certain Agreement, by and between the INTERNATIONAL UNION OF OPERATING ENGINEERS, LOCAL NO. 501, including its subordinate branches, AFL-CIO, and BUILDING OWNERS AND MANAGERS ASSOCIATION OF GREATER LOS ANGELES, INCORPORATED, on behalf of the owners and operators of the buildings listed in Exhibit I thereto, dated November 1, 2016 – October 31, 2021.

“Investment Grade” means a rating of at least BBB- by S&P or its equivalent by Fitch and/or Moody’s.

“IRPA Termination Fees” shall have the meaning given such term in Section 2.8(c).

“IRS” means the Internal Revenue Service.

“ISDA” means the International Swaps and Derivatives Association.

“Joint Lead Arrangers” shall have the meaning given to such term in the preamble hereto.

“Lease” means any agreement for the leasing, subleasing, licensing or other occupancy of any portion of the Property.

“Lease Approval” means (A) if the Lease is a Major Lease, prior written approval of the Requisite Lenders, and (B) if the Lease is a Minor Lease, prior written approval of the Administrative Agent, in each case, such approval not to be unreasonably withheld, conditioned or delayed.

“Leasing Commissions” means the leasing commissions required to be paid by Borrower to Manager pursuant to the terms and provisions of the Management Agreement (or any leasing agent pursuant to a leasing agreement entered into in accordance with the terms and provisions hereof or reasonably approved by Administrative Agent) for procuring Leases with respect to the Property.

“Leasing Costs” means, in connection with the Property, costs and expenses associated with tenant improvements, tenant inducements (including cash inducements), Leasing Commissions, common area improvements, and other landlord costs and expenses related to leasing activities.

“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns. With respect to matters requiring the consent or approval of all Lenders at any given time, all then existing Defaulting Lenders (other than Defaulting Pfandbrief Lenders) will be disregarded and excluded, and, for voting purposes only, “all Lenders” shall be deemed to mean all Lenders other than Defaulting Lenders (other than Defaulting Pfandbrief Lenders).

“Lender Interest Rate Protection Agreement” means any Interest Rate Protection Agreement entered into with Administrative Agent, any Lender or an Affiliate of Administrative Agent or any Lender as counterparty, and only for so long as such counterparty remains Administrative Agent or a Lender (or an Affiliate of Administrative Agent or a Lender).

“Liberty” shall have the meaning given to such term in Section 5.1(h).

“LIBOR” means, for the Interest Period for any LIBOR Loan, the rate of interest, rounded to the nearest one-ten thousandth (1/10,000), obtained by dividing (i) the rate of interest determined by the Administrative Agent on the basis of the rate for United States dollar deposits for delivery on the first (1st) day of each Interest Period, for a period equal to such Interest Period, as published by the ICE Benchmark Administration Limited, a United Kingdom company, at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of the Interest Period (or if not so published, then as determined by Administrative Agent from another reputable recognized source or interbank quotation); provided, however, that if LIBOR determined as provided above with respect to any Interest Period would be less than zero percent (0.0%), then LIBOR for such Interest Period shall be deemed to be zero percent (0.0%) by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America). Any change in such maximum rate shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective.

“LIBOR Loan” means the Loan, to the extent then bearing interest at the Applicable LIBOR Rate.

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases or rents, pledge, lien, hypothecation, assignment, charge, lien (statutory or other, including a mechanic’s, materialmen’s, landlord’s or similar lien) or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment or performance of any indebtedness or other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

“Loan” means the loan that Lenders severally agree to make and Borrower agrees to borrow pursuant to the terms and conditions of this Agreement in the maximum aggregate principal amount of TWO HUNDRED NINETY MILLION AND NO/100 DOLLARS ($290,000,000).

“Loan Documents” means those documents, as hereafter amended, supplemented, replaced or modified, properly executed and in recordable form, if necessary, listed in Exhibit B as Loan Documents.

“Loan Party” means the Borrower, Guarantor, and any other person or entity that is an Affiliate of the Borrower that is obligated under the Loan Documents or Other Related Documents.

“Loan Register” shall have the meaning given to such term in Section 2.10.

“Major Lease” means any office Lease in excess of 70,000 net rentable square feet, or multiple Leases to the same tenant or an Affiliate thereof which are in excess of 70,000 net rentable square feet in the aggregate.

“Manager” means Brookfield Properties Management (CA) Inc., a Delaware corporation.

“Management Agreement” shall have the meaning given to such term in Section 6.13.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), results of operations or business prospects of the Borrower, (b) the ability of the Borrower or Guarantor to perform their respective obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders and the Administrative Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loan or other amounts payable in connection therewith.

“Material Contract” means any contract or other arrangement (other than the Loan Documents, whether written or oral, to which Borrower is a party or is bound (including recorded encumbrances upon Borrower’s Property), as to which (x) the counterparty is an Affiliate of Borrower (unless the same is not binding upon any successor owner of the Property and will not result in any Property-level liability for which any such successor owner could be liable), (y) the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect, or (z) (i) there is an obligation of Borrower to pay more than $3,000,000 per annum; and (ii) the term thereof extends beyond industry standard for contracts of similar type at properties reasonably comparable to the Property (unless cancelable on one hundred eighty (180) days or less notice without requiring the payment of termination fees or payments of any kind).

“Maturity Date” means the Initial Maturity Date, subject to extension to the First Extended Maturity Date or the Second Extended Maturity Date as provided in Section 2.6.

“Minimum Debt Yield” means a Debt Yield equal to at least 7.00%

“Minor Lease” means any (A) (i) office Lease in excess of 35,000 net rentable square feet, or (ii) or multiple Leases to the same tenant or an Affiliate thereof which are in excess of 35,000 net rentable square feet in the aggregate, or (B) Lease to an Affiliate of Borrower.

“Modification” shall have the meaning given to such term in Section 9.3(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five plan years, has made or had an obligation to make such contributions.

“Multiple Employer Plan” means any Plan which has two or more contributing sponsors (including the Borrower or any member of the ERISA Group) at least two of whom are not under common Control, as such a plan is described in Sections 4063 and 4064 of ERISA.

“Natixis” shall have the meaning given to such term in the preamble hereto.

“Net Proceeds” shall have the meaning set forth in Section 4.8(c)(ii).

“Net Proceeds Deficiency” shall have the meaning given to such term in Section 4.8(c)(viii).

“Net Worth” means, for any Person, on any date of determination, an amount equal to the excess of the aggregate total assets of such Person (including, if applicable, capital commitments made to such Person from investors not in default of their funding obligations) at such time less the total aggregate liabilities of such Person at such time, determined in accordance with GAAP, International Financial Reporting Standards or other accounting methods reasonably approved by Administrative Agent.

“NOI” means, as of any date of calculation, an amount obtained by subtracting (a) budgeted Operating Expenses for the then-current year, annualized, from (b) rental income from Leases in place, annualized, and budgeted recoveries for executed leases for the then-current year for which the rental income is not excluded pursuant to the terms of this definition, including any scheduled rent abatement for the applicable period, but excluding any payments received under any Interest Rate Protection Agreement and all other recurring sources of income payable to Borrower or otherwise derived from Borrower’s operation of the Property. Notwithstanding the foregoing, Administrative Agent shall, in Administrative Agent’s reasonable discretion, adjust Operating Expenses, to reflect any expenses, such as Taxes and insurance, which are paid unevenly throughout the year.

For purposes of calculating NOI, rental income from in-place Leases shall be adjusted (A) to exclude income from any Lease with a tenant (i) who is at least sixty (60) days delinquent in (a) its base rental obligations under its Lease or (b) except to the extent such obligations are subject to a bona fide, unresolved dispute by such tenant, its additional recurring rental obligations, (ii) whose Lease has expired on or prior to, or will expire within sixty (60) days after, the date of calculation, and has not been renewed or extended (provided, however, if a replacement Lease has been entered into by Borrower and a replacement tenant in accordance with this Agreement for all or any portion of the space covered by the expiring Lease, then the annualized rent for such replacement lease shall be included), (iii) who has filed a petition for relief under the Bankruptcy Code, or under any other present or future state or federal law regarding bankruptcy, reorganization or other debtor relief law which has not been dismissed or discharged unless such tenant has assumed its Lease in such proceeding; (iv) who has filed any pleading (or filed an answer in any involuntary proceeding under the Bankruptcy Code or other debtor relief law) which admitted the petition’s material allegations regarding its insolvency (unless the applicable proceeding has been dismissed or discharged); (v) who has delivered a general assignment for the benefit of its creditors (unless the applicable proceeding has been dismissed or discharged); or (vi) who has applied for (or an appointment occurred of), a receiver, trustee, custodian or liquidator of it or a substantial portion of its property (unless the applicable proceeding has been dismissed or discharged); or (vii) who has failed to effect a full dismissal of any involuntary petition under the Bankruptcy Code or under any other debtor relief law that was filed against it and 60 days have passed since such filing (and to the extent applicable in the case of each of (iii)-(vii) such tenant has not assumed its Lease in the applicable proceeding) and (B) subject to clause (A) of this paragraph and without duplication of anything already included in such calculation, to include the estimated rent income based on the full rental income under executed Leases with a tenant entered into in accordance with this Agreement which remain in full force and effect which have no default (beyond applicable notice, grace and cure periods) thereunder, whether or not any rent abatement or “free rent” abatement period is currently in effect or will be in effect during such period.

“Non-Pro Rata Advance” shall mean a Protective Advance with respect to which fewer than all Lenders have funded their respective Pro Rata Shares in breach of their obligations under this Agreement.

“Note” or “Notes” means each Promissory Note, collectively in the maximum principal amount of the Loan executed by Borrower and payable to each Lender in its Pro Rata Share of the applicable Advance, together with such other replacement notes as may be issued from time to time pursuant to Section 13.12, as hereafter amended, supplemented, replaced or modified.

“Notice Date” shall have the meaning given to such term in Section 2.6(a).

“Notice of Borrowing” means a form substantially in the form of Exhibit E to be delivered to the Administrative Agent pursuant to Section 3.3, as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, the Loan; (b) all other indebtedness, liabilities, obligations and covenants of Borrower owing to the Administrative Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note and (c) all sums which may become due and payable by Borrower to the counterparty pursuant to any Lender Interest Rate Protection Agreement, including, without limitation, any sums payable by Borrower to such counterparty in connection with the termination thereof.

“Operating Expenses” means the total of all expenditures, computed in accordance with GAAP or International Financial Reporting Standards, of whatever kind relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation or duplication, the following expenses: (i) Taxes and assessments imposed upon the Property and Improvements; (ii) bond assessments (if applicable); (iii) insurance premiums for casualty insurance (including, without limitation, earthquake, windstorm and terrorism coverage) and liability insurance carried in connection with the Property and Improvements, provided, however, if any, insurance is maintained as part of a blanket policy covering the Property and Improvements and other properties, the insurance premium included in this subparagraph shall be the premium fairly allocable to the Property and Improvements; and (iv) operating expenses incurred by Borrower for the management, operation, cleaning, leasing, maintenance and repair of the Property and Improvements (including, without limitation, management fees equal to the greater of (x) two and three-quarters of one percent (2.75%) of Gross Operating Income from operations of the Property and (y) actual management fees paid). Operating Expenses shall not include any interest payments on the Loan, other amounts payable to Administrative Agent or Lenders under the Loan Documents (other than repayments by Borrower to the Administrative Agent and Lenders of Protective Advances made by the Administrative Agent or the Lenders in respect of Operating Expenses), amounts paid or reserved for lease-up costs or capital expenditures, any allowance for depreciation, extraordinary non-recurring expenses, income and franchise Taxes of Borrower, amortization and other non-cash expenditures, bank charges, corporate overhead costs allocated or charged to the Property, or audit and other fees incurred in connection with the requirements set forth in the Loan Documents, or national or regional marketing expenses allocated to the Property (but not direct marketing expenses solely attributable to the Property) or bad debt expenses not incurred during the trailing six month period as of the applicable date of determination.

“Optional Minimum Debt Yield Payment Guaranty” shall have the meaning given to such term in Section 9.13(a).

“Optional Minimum Debt Yield Prepayment” shall have the meaning given to such term in Section 9.13(a).

“Organizational Documents” means (i) with respect to a corporation, such Person’s certificate of incorporation and bylaws, (ii) with respect to a partnership, such Person’s certificate of limited partnership and partnership agreement, and (iii) with respect to a limited liability company, such Person’s certificate of formation and limited liability company agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Related Documents” means those documents, as hereafter amended, supplemented, replaced or modified from time to time, properly executed and in recordable form, if necessary, listed in Exhibit B as Other Related Documents.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent REIT” shall have the meaning given to such term in Section 9.18.

“Participant” shall have the meaning given to such term in Section 13.12.

“Participant Register” shall have the meaning given to such term in Section 13.12(b).

“Patriot Act” shall have the meaning ascribed to such term in Section 6.26.

“Payment” shall have the meaning given to such term in Section 12.15.

“Payment Date” shall have the meaning ascribed to such term in Section 2.7(a)(i).

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under Applicable Law.

“Permitted Easements” means easements and other similar encumbrances (or amendments thereto) (i) approved by Administrative Agent, (ii) entered into by Borrower in the ordinary course of business for use, access, water and sewer lines, telephones and telegraph lines, electric lines or other utilities or for other similar purposes, provided that no such easement or other similar encumbrance shall materially impair the use, operation or value of the Property or otherwise have a Material Adverse Effect, (iii) disclosed on the Title Policy, (iv) contained in the REA, or (v) otherwise permitted pursuant to the terms of the Loan Documents; provided that in no event shall a Permitted Easement be deemed to include an “easement of light and air” or a transfer of any air or development rights or, unless otherwise approved by the Administrative Agent in its reasonable discretion, parking rights.

“Permitted Investments” means any one or more of the following “cash,” “cash items,” or “government securities” within the meaning of Section 856(c)(4)(A) of the Internal Revenue Code: (i) direct obligations of United States of America, or any agency thereof, or obligations fully guaranteed as to payment of principal and interest by the United States of America, or any agency thereof, provided such obligations are backed by the full faith and credit of the United States of America, and provided, however, that any such investment must have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change; (ii) deposit accounts or certificates of deposit which are (a) fully FDIC-insured issued by any bank or trust company organized under the laws of the United States of America or any state thereof and short term unsecured certificates of deposits and time deposits which are rated A 1 or better by Standard & Poor’s Corporation or P-1 or better by Moody’s Investors Service, Inc., in each case maturing not more than 90 days from the date of acquisition thereof, and (b) in the case of certificates of deposit, are negotiable and have a ready secondary market in which such investment can be disposed of; and (iii) money market funds that are subject to regulation under the Investment Company Act of 1940, 15 U.S.C. 80a-1 et seq., and comply with the requirements of Rule 2a-7 thereof.

“Permitted Liens” means:

(a)	Liens (other than environmental Liens and any Lien imposed under ERISA) for Taxes, assessments or charges of any Governmental Authority for claims not yet delinquent or which are contested in accordance with Section 4.4 of this Agreement;

(b)	All matters of record shown on the Title Policy as exceptions to Lenders’ coverage thereunder;

(c)	Customary equipment leases or financing with respect to equipment permitted pursuant to Section 9.10(e);

(d)	Liens in favor of Administrative Agent, for the benefit of Lenders, under the Security Instrument or any other Loan Document;

(e)	Leases of the Improvements existing as of the date hereof or entered into in accordance with the terms hereof;

(f)	Non-disturbance agreements with tenants or subtenants (i) entered into as of the date hereof, (ii) required to be entered into under a Lease in effect on the date hereof (or hereafter approved by Administrative Agent), and (iii) entered into by Borrower (A) where if the sublease being non-disturbed became a direct lease with Borrower, such lease would not be a lease requiring the consent of the Administrative Agent or the Lenders, (B) where Administrative Agent has consented in writing to Borrower entering into such non-disturbance or (C) where Administrative Agent has entered into a non-disturbance agreement with respect to the sublease in question;

(g)	Permitted Easements; and

(i)	Liens approved by the Requisite Lenders or otherwise permitted pursuant to the terms of the Loan Documents, including Liens being contested in accordance with the provisions hereof.

“Permitted Transfer” means:

(a)	transfers of direct or indirect equity interests in the Borrower provided that (a) Sponsor shall at all times control Borrower, (b) Sponsor shall at all times following such transfer own, directly or indirectly, at least twenty-five percent (25%) of the membership interests in Borrower, (c) Sponsor and/or one or more Qualified Institutional Investors (defined below) shall at all times following such transfer own, directly or indirectly, at least fifty-one percent (51%) of the membership interests in Borrower, (d) Guarantor shall at all times own, directly or indirectly, twenty-five percent (25%) of the membership interests of Borrower, and (e) for each proposed transferee under this clause (a) that, together with its Affiliates, will hold, directly or indirectly, ten percent (10%) or more of the direct or indirect equity interests in the Borrower, such transferee shall have satisfied each Lender’s “know your customer” requirements;

(b)	transfers of (A) direct or indirect ownership interests in Sponsor and (B) ownership interests held by (x) the Series A Preferred Shareholders in Brookfield DTLA Fund Office Trust, Inc. or (y) the accommodation shareholders of any real estate investment trust in Borrower’s organizational structure;

(c)	Transfers of worn out or obsolete Personal Property that is promptly replaced with property of equivalent value and functionality if reasonably necessary or which is no longer necessary in connection with the operation of the Property;

(f)	Permitted Liens;

(g)	Leases that have been approved by Administrative Agent or the Requisite Lenders (or that do not require any such approval) in accordance with this Agreement.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Pfandbrief Pledge” shall have the meaning given to such term in Section 13.12(g).

“Pfandbrief Transfer” shall have the meaning given to such term in Section 13.12(g).

“Pfandbrief Transferred Interest” shall have the meaning given to such term in Section 13.12(g).

“Pfandbrief Trustee” shall have the meaning given to such term in Section 13.12(g).

“Plan” shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

“Plan Assets” shall have the meaning given to such term in Section 6.24.

“Pledging Lender” shall have the meaning given to such term in Section 13.12(g).

“Post-Foreclosure Plan” shall have the meaning given to such term in Section 12.4.

“Potential Default” means an event, circumstance or condition which, with the giving of notice or the lapse of time, or both, would constitute a Default.

“Prepaid TI Rent” means any portion of gross rent under a Lease that is paid by the applicable Tenant as a result of a tenant improvement allowance made available to such Tenant or work performed for such Tenant, which such Tenant elects to prepay (as opposed to amortizing over the term of the Lease) pursuant to its rights under the terms of the applicable Lease.

“Prepayment Notice Cut Off Time” shall have the meaning given to such term in Section 2.8(c).

“Prime Rate” shall mean the U.S. Prime Rate from time to time as published in the “Money Rates” section of the Wall Street Journal (or if not so published, then the “Prime Rate” as reasonably determined by Administrative Agent by reference to an equivalent publication).

“Prohibited Person” shall mean any Person:

(a)	listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(b)	that is owned or Controlled by, or acting for or on behalf of, any Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(c)	with whom Administrative Agent or any Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(d)	who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(e)	that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list;

(f)	a Person named on the consolidated list of asset freeze targets by the United Nations, the European Union and the United Kingdom (maintained by the Asset Freezing Unit of the United Kingdom Treasury: http://www.hm-treasury.gov.uk/financialsanctions);

(g)	a Person named on the most current lists pertaining to EU-Regulations Nos. 2580/2001 and/or 881/2002; or

(h)	who is an Affiliate of or affiliated with a Person listed above.

“Property” shall have the meaning given to such term in Recital A.

“Property Account” shall have the meaning given to such term in Section 8.1(a).

“Property Account Bank” means Bank of the West or another Eligible Institution acceptable to Administrative Agent.

“Property Condition Report” means that certain Property Condition Report, dated September 20, 2018, prepared by EBI Consulting as Project No. 1118005130.

“Property Taxes” shall have the meaning given to such term in Section 9.12.

“Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder.

“Protective Advance” means all sums expended as reasonably determined by the Administrative Agent to be necessary: (a) to protect the validity, enforceability, perfection or priority of the liens in any of the Collateral and the instruments evidencing the Obligations; (b) during the continuance of a Default, to prevent the value of any Collateral from being materially diminished (assuming the lack of such a payment within the necessary time frame could potentially cause such Collateral to lose value); or (c) during the continuance of a Default, to protect any of the Collateral from being materially damaged, impaired, mismanaged or taken.

“Qualified Institutional Investor” means any one of the following Persons:

(i)          a pension fund, pension trust or pension account or sovereign wealth fund that (a) has total real estate assets of at least $1 billion and (b) is managed by a Person who controls at least $1 billion of real estate equity assets; or

(ii)         a pension fund advisor who (a) immediately prior to such transfer, controls at least $1 billion of real estate equity assets and (b) is acting on behalf of one or more pension funds that, in the aggregate, satisfy the requirements of clause (i) of this definition; or

(iii)        an insurance company which is subject to supervision by the insurance commissioner, or a similar official or agency, of a state or territory of the United States (including the District of Columbia) (a) with a net worth, as of a date no more than six (6) months prior to the date of the relevant transfer, of at least $500 million and (b) who, immediately prior to such transfer, controls real estate equity assets of at least $1 billion; or

(iv)         a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) (a) with a combined capital and surplus of at least $500 million and (b) who, immediately prior to such transfer, controls real estate equity assets of at least $1 billion; or

(v)          any Person (a) with a long-term unsecured debt rating from rating agencies of at least investment grade or (b) who (i) owns directly or indirectly or operates at least eight (8) Class A office properties, totaling in the aggregate no less than 2 million square feet of gross leasable space (exclusive of the Property), (ii) has a net worth, as of a date no more than six (6) months prior to the date of such transfer, of at least $500 million and (iii) immediately prior to such transfer, has real estate equity investments of at least $1 billion.

“Rating Agencies” shall mean each of S&P, Moody’s, and Fitch, and any other nationally recognized statistical rating agency which has been approved by Administrative Agent in writing.

“REA” means that certain Amended and Restated Reciprocal Easement and Operating Agreement, dated as of September 20, 2018, by and between North Tower, LLC and Borrower, as hereafter amended, supplemented, replaced or modified.

“Recipient” means (a) the Administrative Agent, or (b) any Lender, as applicable.

“Register” shall have the meaning given to such term in Section 13.12(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Effective Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder issued in connection therewith or in implementation thereof shall be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted, issued or implemented and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the US or foreign regulatory authorities shall, in each case, regardless of the date enacted, adopted, issued or implemented shall be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted, issued or implemented.

“Replacement Rate” shall mean an interest rate per annum equal to the sum of (a) the greater of (i) a reference index generally used by leading U.S. banks (as a replacement for LIBOR) for floating-rate commercial mortgage loans, as determined by Administrative Agent in good faith and quoted in the market for such Replacement Rate interest period, as of the date of determination, or (ii) twenty-five hundredths percent (0.25%), plus (b) one and eight-tenths percent (1.80%). To the extent a Replacement Rate is designated by Administrative Agent, the Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for Administrative Agent, such Replacement Rate shall be applied as otherwise reasonably determined by Administrative Agent (it being understood that any such modification by Administrative Agent shall not require the consent of, or consultation with, any of the Lenders); provided, further, that such administration by Administrative Agent shall in all events be consistent with Administrative Agent’s administration of the Replacement Rate for commercial mortgage loans for similarly situated borrowers.

“Replacement Rate Loan” means the Loan, to the extent then bearing interest at the Replacement Rate.

“Requisite Lenders” means, as of any date, Lenders having at least 66-2/3% of the aggregate amount of the Commitments, or, if the Commitments have been terminated or reduced to zero, Lenders holding at least 66-2/3% of the principal amount outstanding under the Loan, provided that (a) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Pro Rata Shares of the Lenders shall be redetermined, for voting purposes only, to exclude the Pro Rata Shares of such Defaulting Lenders, and (b) at all times when two or more Lenders are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders.

“Restoration” shall have the meaning given to such term in Section 4.8(a).

“Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or other Equity Interest of Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock or other Equity Interest of Borrower now or hereafter outstanding; (c) any payment or prepayment of principal of, premium, if any, or interest on, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any indebtedness (other than the Loan or with respect to trade payables to unaffiliated third parties incurred in the ordinary course of operating the Property); and (d) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Borrower or any of its Subsidiaries now or hereafter outstanding. For the avoidance of doubt, in no event shall the payment of an Operating Expense be deemed a Restricted Payment.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

“Sanction” or “Sanctions” means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. State Department, the U.S. Department of Commerce, or through any existing or future Executive Order, (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, or (e) any other governmental authorities with jurisdiction over any Person within the Borrowing Group.

“Sanctioned Person” means any Person that is a target of Sanctions, including without limitation, a Person that is: (a) listed on OFAC’s Specially Designated Nationals and Blocked Persons List; (b) listed on OFAC’s Consolidated Non-Specially Designated Nationals List; (c) a legal entity that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Peron(s); or (d) a Person that is a Sanctions target pursuant to any territorial or country-based Sanctions program.

“Second Extended Maturity Date” shall mean the first anniversary of the First Extended Maturity Date.

“Security Deposit Account” shall have the meaning given to such term in Section 8.1(a).

“Security Instrument” means that certain Deed of Trust, Security Agreement and Assignment of Leases and Rents, dated as of the date hereof, by Borrower to Administrative Agent, as beneficiary for the benefit of the lenders, as hereafter amended, supplemented, replaced or modified.

“Severed Loan Documents” shall have the meaning given to such term in Section 11.2(f)(i).

“SMBC” means SMBC Capital Markets, Inc.

“Sponsor” means any one or more of BPO, BAM and/or BPY.

“Sponsor Subsidiary” means a Subsidiary of Sponsor that owns a direct or indirect interest in Borrower.

“Spread Maintenance Premium” shall mean, with respect to any payment or prepayment of principal on or before November 5, 2019, an amount equal to the product of the following: (a) the amount of such prepayment, multiplied by (b) 1.80%, multiplied by (c) a fraction (expressed as a percentage) having a numerator equal to the number of days difference between November 5, 2019 and the date such prepayment occurs and a denominator equal to three hundred sixty (360).

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP or International Financial Reporting Standards.

“Super Majority Lenders” means as of any date, Lenders having at least seventy-five percent (75%) of the aggregate amount of the Commitments, or, if the Commitments have been terminated or reduced to zero, Lenders holding at least 75% of the principal amount outstanding under the Loan, provided that (a) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Pro Rata Shares of the Lenders shall be redetermined, for voting purposes only, to exclude the Pro Rata Shares of such Defaulting Lenders, and (b) at all times when two or more Lenders are party to this Agreement, the term “Super Majority Lenders” shall in no event mean less than two Lenders.

“Survey” means that certain ALTA/NSPS Land Title Survey, prepared by Diamond West Incorporated, and dated as of November 13, 2016.

“Sweep Account” means an account with Cash Management Bank and controlled by Administrative Agent for the benefit of the Lenders into which all Excess Cash Flow shall be transferred in accordance with Section 8.5(b), which Sweep Account shall be a subaccount of the Cash Management Account.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority in the nature of a tax, including any interest, additions to tax or penalties applicable thereto.

“Tenant Direction Letter” shall have the meaning given to such term in Section 8.2(b).

“Tenant Improvement Allowance” means the amount required to be paid by Borrower to a tenant under a Lease on account of or in lieu of work performed by such Tenant in the applicable space demised under such Lease.

“Tenant Improvements” means the improvements and/or other work affecting any space at the Property required to be constructed and/or paid for by Borrower pursuant to applicable Leases for such space (including, without limitation, raising ceilings for tenants).

“Tenant Letter of Credit” means any letter of credit provided to Borrower, as landlord, by a tenant under a Lease as security for, or payment of, any tenant obligations under such Lease.

“Termination Payment” shall have the meaning given to such term in Section 9.3(d).

“Termination Payment Account” shall have the meaning given to such term in Section 8.1(a).

“Titled Agent” shall have the meaning given to such term in Section 12.12.

“Title Policy” means ALTA Lender’s Policy of Title Insurance as issued by Chicago Title Insurance Company (and co-insured by certain title insurers who have issued endorsements thereto) to Administrative Agent for the benefit of the Lenders, in respect of Reference Number CA-FBSC-IMP-72307-1-18-00097091.

“Transfer” shall have the meaning given to such term in Section 9.7.

“Triggering Event” means (a) the occurrence of and continuance of a Default or (b) a Debt Yield Event and notice from the Administrative Agent to the Borrower, Cash Management Bank, and Property Account Bank that the same has occurred and is continuing; provided, that no such notice shall be required if Borrower shall have (i) notified Administrative Agent in writing of the existence of such Triggering Event or if (ii) otherwise delivered to Administrative Agent a Debt Yield Certificate indicating that a Debt Yield Event exists.

“Triggering Event Termination” shall mean (a) with respect to a Triggering Event caused by the occurrence and continuance of a Default, the cure of such Default (or waiver by Administrative Agent) as determined by Administrative Agent in its sole and absolute discretion and provided that no other Default shall then be then existing; or (b) with respect to a Trigger Event caused by the occurrence of a Debt Yield Event, provided that there shall be no Default then existing, restoration of the Debt Yield to a level above the Minimum Debt Yield for one calendar quarter following the occurrence of a Debt Yield Event; provided, that such requirement for maintaining the Debt Yield above the applicable Minimum Debt Yield shall not apply if a permitted partial prepayment of principal made by Borrower following the related Debt Yield Event (or the Borrower executes and delivers the Optional Minimum Debt Yield Payment Guaranty to Administrative Agent and such credit support effectively) increases the Debt Yield to above the applicable Minimum Debt Yield for the calendar quarter preceding the date of the delivery of such security or making of such prepayment (for such purposes determined as if the amount of the Loan had been reduced by the amount of such security or prepayment at the beginning of such quarter, in which event the Triggering Event Termination shall be deemed to have occurred immediately upon the delivery of such security or the making of such prepayment).

“TRIPRA” means the Terrorism Risk Insurance Program Reauthorization Act of 2015, as in effect on the date hereof.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” shall have the meaning given to such term in Section 2.12(g).

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State of New York or any other State as may be applicable.

“Vacant Space” means all or any portion of the Property not subject to Existing Leases, including without limitation, the portion of the Property described on Schedule VIII.

“Withholding Agent” means (a) the Borrower, (b) any other Loan Party and (c) the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2.          SCHEDULES AND EXHIBITS INCORPORATED. All schedules and exhibits attached hereto, are hereby incorporated into this Agreement.

Section 1.3.          PRINCIPLES OF CONSTRUCTION. Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP or International Financial Reporting Standards as in effect on the Effective Date; provided that, if at any time any change in GAAP or International Financial Reporting Standards would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Administrative Agent shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or International Financial Reporting Standards (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP or International Financial Reporting Standards prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or International Financial Reporting Standards. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means an Affiliate of Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Eastern time, adjusted for Daylight Savings Time. The use of the phrases “a Default exists”, “upon and during the continuance of a Default” or similar phrases in the Loan Documents shall mean that a Default shall continue to exist until Borrower has cured (or Administrative Agent has waived, in its sole and absolute discretion) all Defaults existing at such time, which Defaults shall include, without limitation, failure by Borrower to pay the entire unpaid principal amount of the Loan and all other amounts payable under the Loan Documents following an acceleration of the Loan as provided herein.

ARTICLE 2

LOAN

Section 2.1.          LOAN. By and subject to the terms of this Agreement, the Lenders agree severally and not jointly to lend to the Borrower, and the Borrower agrees to borrow from Lenders, the maximum aggregate principal sum of TWO HUNDRED NINETY MILLION AND NO/100 DOLLARS ($290,000,000.00), said sum to be evidenced by the Notes. The Notes shall be secured, in part, by the Security Instrument encumbering certain real property and improvements as described therein. Lenders have advanced, as of the Effective Date, to Borrower TWO HUNDRED FIFTY-THREE MILLION AND NO/100 DOLLARS ($253,000,000.00) of the principal amount of the Loan (the “Initial Advance”) and the balance of the proceeds of the Loan in an amount equal to THIRTY-SEVEN MILLION AND NO/100 DOLLARS ($37,000,000.00) (the “Future Funding Facility”) shall be disbursed in accordance with Section 3.1. No amounts repaid with respect to the Loan may be re-borrowed. Except as set forth in Section 3.1, Lenders shall not be obligated to make any additional Advances of the Loan after the Effective Date.

Section 2.2.          INTENTIONALLY DELETED.

Section 2.3.          LOAN DOCUMENTS. The Borrower shall execute and deliver to Administrative Agent (or cause to be executed and delivered) concurrently with this Agreement each of the documents, properly executed and in recordable form, as applicable, described in Exhibit B as Loan Documents, together with those documents described in Exhibit B as Other Related Documents.

Section 2.4.          INTENTIONALLY OMITTED.

Section 2.5.          MATURITY DATE. All sums due and owing under this Agreement and the other Loan Documents shall be repaid in full on or before the Maturity Date. All payments due to Administrative Agent and Lenders under this Agreement, whether at the Maturity Date or otherwise, shall be paid in Dollars in immediately available funds.

Section 2.6.          OPTION TO EXTEND TERM OF THE LOAN. Borrower may extend the term of the Loan for up to two (2) consecutive periods of one (1) year each (each, an “Extension Option”), in each instance subject to and in accordance with the following terms and conditions (the “Extension Conditions”):

(a)          Borrower shall give written notice to Administrative Agent of Borrower’s election to extend the term of the Loan not earlier than one hundred twenty (120) days and not later than thirty (30) days prior to the Initial Maturity Date and/or the first anniversary of the Initial Maturity Date (the “First Extended Maturity Date”), as applicable (each date of delivery of such a notice, a “Notice Date”);

(b)          in connection with the second Extension Option, Borrower shall pay to Administrative Agent on or before the second Extension Date a fully earned and non-refundable fee equal to 0.15% of the maximum Loan amount (the “Extension Fee”) on or before the Extension Date;

(c)          no Default shall exist on either the Notice Date or the commencement date of the applicable Extension Option (each, an “Extension Date”);

(d)          as of each of the Initial Maturity Date and the First Extended Maturity Date, no Potential Default shall exist with respect to the provisions of Section 4.8 hereof; and

(e)          as of each of the Initial Maturity Date and the First Extended Maturity Date, Borrower shall have entered into an Interest Rate Protection Agreement in accordance with Section 9.16, to the extent the then effective Initial Rate Cap or Replacement Rate Cap, as applicable, will expire prior to the end of the First Extended Maturity Date (with respect to the first Extension Option) or the Second Extended Maturity Date (with respect to the second Extension Option).

Provided that Borrower satisfies all of the foregoing conditions on or before the applicable dates stated above, the Maturity Date shall be extended for the relevant Extension Option upon all the terms and conditions set forth in the Loan Documents.

Section 2.7.          INTEREST ON THE LOAN; LOAN PAYMENT; LATE FEES.

(a)          Payments. Borrower shall make the following payments of interest and principal to Administrative Agent on behalf of the Lenders in the manner provided for in Section 2.8:

(i)          Interest accrued on the outstanding principal balance of the Loan shall be due and payable in arrears, in the manner provided in Section 2.8, on the first day of each month (each, a “Payment Date”) commencing with the first payment due on December 1, 2018.

(ii)         On the Maturity Date, the Borrower shall pay to the Administrative Agent on behalf of the Lenders the entire outstanding principal amount of the Loan, all accrued and unpaid interest thereon, and all other sums payable to the Administrative Agent and the Lenders hereunder and under the other Loan Documents.

(b)          Default Interest. Notwithstanding the rates of interest specified in Section 2.7(e) and the payment dates specified in Section 2.7(a), at Requisite Lenders’ discretion at any time following the occurrence and during the continuance of any Default, the principal balance of the Loan then outstanding and, to the extent permitted by applicable law, any interest payments on the Loan not paid when due, shall bear interest payable upon demand at the Alternate Rate. All other amounts due Administrative Agent or Lenders (whether directly or for reimbursement) under this Agreement or any of the other Loan Documents if not paid when due, or if no time period is expressed, if not paid within ten (10) days after demand, shall likewise, at the option of Requisite Lenders, bear interest from and after demand at the Alternate Rate.

(c)          Late Fee. Borrower acknowledges that late payment to Administrative Agent will cause Administrative Agent and Lenders to incur costs not contemplated by this Agreement. Such costs include, without limitation, processing and accounting charges. Therefore, if Borrower fails timely to pay any sum due and payable hereunder through the Maturity Date (other than payment of the entire outstanding balance of the Loan on the Maturity Date or on any accelerated date of payment thereof, including as a result of the exercise of any remedies by Administrative Agent or Lenders after a Default), unless waived by Administrative Agent, a late charge of three cents ($.03) for each dollar of any such principal payment, interest or other charge due hereunder and which is not paid within fifteen (15) days (i) after such payment is due in the case of regularly scheduled payments of interest or principal or (ii) after Borrower’s receipt of notice from Administrative Agent, shall be charged by Administrative Agent (for the benefit of Lenders) and paid by Borrower for the purpose of defraying the expense incident to handling such delinquent payment. Borrower, Lenders and Administrative Agent agree that this late charge represents a reasonable sum considering all of the circumstances existing on the date hereof and represents a fair and reasonable estimate of the costs that Administrative Agent and Lenders will incur by reason of late payment. Borrower, Lenders and Administrative Agent further agree that proof of actual damages would be costly and inconvenient. Acceptance of any late charge shall not constitute a waiver of the default with respect to the overdue installment, and shall not prevent Administrative Agent or any Lender from exercising any of the other rights available hereunder or any other Loan Document. Such late charge shall be paid without prejudice to any other rights of Administrative Agent or any other Lender.

(d)          Computation of Interest. Interest shall be computed on the basis of the actual number of days elapsed in the period during which interest or fees accrue and a year of three hundred sixty (360) days on the principal balance of the Loan outstanding from time to time. In computing interest on the Loan, the date of the making of a disbursement of the Loan shall be included and the date of payment shall be excluded. Notwithstanding any provision in this Section 2.7, interest in respect of the Loan shall not exceed the maximum rate permitted by applicable law.

(e)          Effective Rate. The “Effective Rate” upon which interest shall be calculated for the Loan shall, from and after the Effective Date, be one or more of the following:

(i)          Provided no Default exists:

(A)         For those portions of the principal balance of the Loan which are LIBOR Loans, which, for the avoidance of doubt, shall be one hundred percent (100%) of the outstanding principal balance of the Loan at all times, except to the extent the Loan is changed to a Base Rate Loan or a Replacement Rate Loan, in each case pursuant to the terms of this Agreement, the Effective Rate for the Interest Period thereof shall be the Applicable LIBOR Rate for the applicable Interest Period set in accordance with the provisions hereof.

(B)         Subject to Section 2.7(f), if any of the transactions necessary for the calculation of LIBOR should be or become prohibited or unavailable to Administrative Agent, or, if in Administrative Agent’s good faith judgment, it is not possible or practical for Administrative Agent to determine LIBOR for a LIBOR Loan and Interest Period, and provided that LIBOR has not been replaced by the Replacement Rate as reasonably determined by Administrative Agent, the Effective Rate for such LIBOR Loan shall revert to the Base Rate until such time as the circumstances set forth in this Section 2.7(e)(i)(B) are no longer in effect (if ever).

For those portions of the principal balance of the Loan that shall constitute a Base Rate Loan as provided in this Section 2.7(e)(i)(B), the Effective Rate shall be the Base Rate.

(ii)         During such time as a Default exists; or from and after the date on which all sums owing under the Notes become due and payable by acceleration or otherwise; or from and after the Maturity Date, then at the option of Requisite Lenders in each case, the interest rate applicable to the then outstanding principal balance of the Loan shall be the Alternate Rate.

(f)          Discontinuation of LIBOR. If at any time Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 2.7(e)(i)(B) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.7(e)(i)(B) have not arisen but the supervisor for the administrator of LIBOR or a Governmental Authority having jurisdiction over Administrative Agent has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans, then the Effective Rate for the Interest Period thereof shall be the Replacement Rate. For the avoidance of doubt, if the events in clause (i) or clause (ii) have occurred, until the Replacement Rate has been determined in accordance with the terms hereof, the Loan shall accrue interest at, and the Effective Rate shall be, the Base Rate. For the avoidance of doubt, if at any time the circumstances giving rise to conversion of the Loan to a Base Rate Loan or a Replacement Rate Loan pursuant to the terms hereof, as applicable, are no longer in effect as reasonably determined by Administrative Agent, then the Loan will be converted back to a LIBOR Loan pursuant to the terms hereof.

(g)          Purchase, Sale and Matching of Funds. Calculation of all amounts payable to a Lender under this Article with respect to a LIBOR Loan shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

(h)          Standing LIBOR Election. Borrower hereby requests (and Administrative Agent acknowledges and agrees) that the Applicable LIBOR Rate be the Effective Rate for calculating interest on all portions of the Loan. Accordingly, notwithstanding anything to the contrary in this Agreement or any other Loan Document, Borrower shall not be required to affirmatively request that the Applicable LIBOR Rate be the Effective Rate for calculating interest on any portion of the Loan. In addition, for the avoidance of doubt, Borrower shall not have the right to affirmatively elect that any portion of the Loan be treated as a Base Rate Loan.

Section 2.8.          PAYMENTS.

(a)          Manner and Time of Payment. All payments of principal, interest and fees hereunder payable to Administrative Agent or the Lenders shall be made without condition or reservation of right and free of set-off or counterclaim, in Dollars and by wire transfer (pursuant to Administrative Agent’s written wire transfer instructions) of immediately available funds, to Administrative Agent, for the account of each Lender as applicable, not later than 1:00 P.M. (Eastern time) on the date due; and funds received by Administrative Agent after that time and date shall be deemed to have been paid on the next succeeding Business Day.

(b)          Payments on Non-Business Days. Whenever any payment to be made by Borrower hereunder shall be stated to be due on a day which is not a Business Day, payments shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder and of any fees due under this Agreement, as the case may be.

(c)          Voluntary Prepayment. Borrower shall be entitled to repay the outstanding principal amount of the Loan in whole or in part at any time subject to satisfaction of the following conditions precedent: (a) Borrower shall provide Administrative Agent written notice of the date of the prepayment and such notice shall have been received by Administrative Agent not later than 4:00 p.m. (Eastern time) at least five (5) Business Days prior to the date of such prepayment, and Administrative Agent shall in turn notify each Lender not less than three (3) Business Days prior to the date of such prepayment (the date three (3) Business Days prior to the date of such prepayment being referred to as the “Prepayment Notice Cut Off Time”), provided, however, that such notice by Borrower may be revoked at any time prior to the date of, but not on the date of, prepayment specified in such notice; if such notice is revoked after the Prepayment Notice Cut Off Time, but prior to the specified prepayment date, or Borrower otherwise fails to make the prepayment in the amount and on the date specified in a notice that has not been revoked, then Borrower shall pay to Administrative Agent, for the account of the Lenders, promptly upon demand any amount due under Section 2.14 that would have been payable if the amount set forth in such notice had been prepaid on the date specified in such notice; (b) Borrower, at the time of such prepayment, shall have paid to Administrative Agent, for the account of the Lenders, any amount due under Section 2.14 incurred by the Lenders in connection with such prepayment; and (c) if an Interest Rate Protection Agreement is then in place, Borrower, at the time of such prepayment, shall have paid any and all early termination fees and other amounts due in connection with such prepayment to the applicable counterparty (collectively, “IRPA Termination Fees”). Any partial prepayment of the Loan pursuant to this Section 2.8(c) shall be in $1,000,000 increments and shall in no event be less than $10,000,000 (except to that extent that Borrower is prepaying the Loan in whole).

(d)          Mandatory Prepayments. If Administrative Agent has received any Net Proceeds and is not required to make such Net Proceeds available to Borrower pursuant to the terms of this Agreement or the other Loan Documents, Administrative Agent shall first either (i) apply such Net Proceeds as a prepayment of the outstanding principal balance of the Loan in an amount equal to the lesser of (X) one hundred percent (100%) of such Net Proceeds and (Y) the outstanding principal balance of the Loan, or (ii) upon receipt of written request of Borrower and in lieu of applying such Net Proceeds as a prepayment of the outstanding principal balance of the Loan, hold such Net Proceeds as additional collateral for the Loan without applying such Net Proceeds to the outstanding principal balance of the Loan in an amount equal to the lesser of (X) one hundred percent (100%) of such Net Proceeds, and (Y) the outstanding principal balance of the Loan; provided, that Administrative Agent shall not be required to hold any such Net Proceeds in accordance with this clause (ii) (A) during the continuance of a Default, in which event Administrative Agent shall be permitted to apply such Net Proceeds in accordance with the immediately preceding clause (i), (B) if at any time Administrative Agent does not believe that Borrower is using commercially reasonable efforts to diligently pursue a refinancing of the Loan or (C) in any event, for a period of more than 120 days after Administrative Agent’s receipt of such Net Proceeds, and second, to the extent any Net Proceeds remain after such application, pay such excess proceeds to Borrower. If any such Net Proceeds are applied as a prepayment of the outstanding principal balance of the Loan and an Interest Rate Protection Agreement is then in place, Borrower, at the time of such prepayment, shall have paid any and all IRPA Termination Fees.

(e)          Payments in Connection with a Prepayment.

(i)          On any date upon which any portion of the Loan is prepaid, regardless of whether the prepayment shall be voluntary or mandatory, Borrower shall pay to Administrative Agent (A) all unpaid and accrued interest on the Loan as of the date of such prepayment, (B) all other sums then due under the Note, this Agreement, the Security Instrument and the other Loan Documents, including, without limitation, any amounts due under Section 2.14 below, if any (provided, that, no Spread Maintenance Premium or any other penalty or premium shall be due and payable in connection with a mandatory prepayment in connection with a condemnation or casualty at the Property), (C) sums due under the Interest Rate Protection Agreement and (D) all reasonable out-of-pocket costs and expenses of Administrative Agent actually incurred in connection with the prepayment (including any costs and expenses associated with a release of the Lien of the Security Instrument, if applicable, and reasonable attorneys’ fees and expenses).

(ii)         In the event of a voluntary or mandatory prepayment (except in connection with a condemnation or casualty at the Property) of the Loan by Borrower during the period commencing on the Effective Date until, and including, November 5, 2019, Borrower shall pay to Administrative Agent, for the benefit of the Lenders, on the date of such prepayment an amount equal to the Spread Maintenance Premium.

(f)          Prepayments After Default. Other than with respect to any application of Net Proceeds, if, following a Default, Administrative Agent shall accelerate the Loan and Borrower thereafter tenders payment of all or any part of the Loan, or if all or any portion of the Loan is recovered by Administrative Agent after such Default, (a) payment shall be made on the next occurring Business Day of all other fees and sums payable hereunder or under the Loan Documents, including without limitation, interest that has accrued under Sections 2.7(b) and 2.7(c) of this Agreement (b) such payment shall be deemed a voluntary prepayment by Borrower, and (c) if such payment occurs prior to and including November 5, 2019, Borrower shall pay, in addition to the Obligations, an amount equal to the Spread Maintenance Premium with respect to the portion of the principal amount being prepaid.

Section 2.9.          FULL REPAYMENT AND RECONVEYANCE. Upon receipt of all sums owing and outstanding under the Loan Documents, Administrative Agent shall promptly issue a full satisfaction of the lien of the Security Instrument and all of the Loan Documents shall terminate and Borrower shall have no further obligations or liabilities thereunder, except any such obligations or liabilities which by their express terms survive repayment in full of the Loan and the termination of the Loan Documents. The Administrative Agent shall, at Borrower’s expense, execute all instruments of termination, notices and other documents reasonably requested by Borrower to evidence the same, to ensure that all Property encumbrances related to the Security Instrument and Loan are terminated and to put third parties on notice thereof. Any Collateral then held by Administrative Agent shall promptly be delivered to the Borrower. Upon the written request and at the sole cost and expense of Borrower, the Administrative Agent shall cooperate with Borrower to effect an assignment of the Notes and the Security Instrument in connection with the repayment in full of the Loan (in lieu of satisfaction) in the following manner: (i) the Lenders shall assign the Note (or an affidavit of lost Note, with respect to any Lender whose Note shall have been lost, stolen, misplaced or destroyed) and the Security Instrument, each without recourse, covenant or warranty of any nature, express or implied, to such new lender designated by Borrower (other than that the applicable Lender is the legal holder of its Note and that each Person signing such instruments is authorized to execute and deliver such instruments); (ii) any such assignment shall be conditioned on the following: (a) payment by Borrower of the reasonable third-party costs and expenses of the Administrative Agent and the Lenders incurred in connection therewith (including attorneys’ fees and expenses for the preparation, delivery and performance of such an assignment); (b) such an assignment is not then prohibited by any federal, state or local law, rule, regulation or order or by any Governmental Authority; and (c) Borrower shall provide such other documents and information which a prudent lender would require to effectuate such assignment; (iii) Borrower shall be responsible for all mortgage recording Taxes, recording fees and other similar charges payable in connection with any such assignment and (iv) each Lender shall use commercially reasonable efforts to cooperate with any reasonable requests from the new lender’s title insurance company in connection with such assignment of the Notes and the Security Instrument. The assignment of the Notes and the Security Instrument to the new lender shall be accomplished by an escrow closing conducted through an escrow agent satisfactory to Administrative Agent (it being understood that a nationally recognized title company is satisfactory to the Administrative Agent) and pursuant to an escrow agreement in form and substance reasonably satisfactory to Administrative Agent. Provided each Lender shall have been provided reasonable advance prior notice from Administrative Agent, each Lender shall provide its respective Note (or a lost Note affidavit, as provided above) to Administrative Agent, in escrow and with appropriate endorsements, for the purpose of effectuating the foregoing assignment. Administrative Agent shall have no liability to Borrower or any other Person for any Lender’s failure to deliver its Note (or lost Note affidavit), and the failure to deliver such Note or affidavit, or Assignment of the Note and Security Instrument as contemplated hereby, shall not affect or limit Borrower’s obligations under this Agreement or create any right, offset, defense or counterclaim for the benefit of Borrower or any Guarantor with respect to the payment or performance of such obligations.

Section 2.10.        LENDERS’ ACCOUNTING. In addition to its requirements under Section 13.12(c), Administrative Agent, on behalf of itself, the Lenders and the Borrower, shall maintain a loan register (the “Loan Register”) on its books in which shall be recorded (a) the names and addresses and the Pro Rata Shares of the commitment of each of the Lenders, and principal amount of the Loan owing to each Lender from time to time, and (b) all repayments of principal and payments of accrued interest, as well as payments of fees required to be paid pursuant to this Agreement. All entries in the Loan Register shall be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein (absent manifest error). All entries in the Loan Register shall be made in accordance with Administrative Agent’s customary accounting practices as in effect from time to time. Monthly or at such other interval as is customary with Administrative Agent’s practice, Administrative Agent will render a statement of the Loan Register to Borrower and will deliver a copy thereof to each Lender. Each such statement shall be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein (absent manifest error). Notwithstanding the foregoing, in the event of any conflict between the Loan Register and the Register (as defined in Section 13.12(c)), the Register shall prevail.

Section 2.11.        DEFAULTING LENDERS.

(a)          If for any reason any Lender (a “Defaulting Lender”) shall (x) become the subject of a Bail-in Action or a bankruptcy or similar insolvency proceeding or (y) fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party, including, without limitation, its obligation to fund its Pro Rata Share of any Advance, within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of five (5) Business Days after notice from the Administrative Agent, then, in addition to the rights and remedies that may be available to the Administrative Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loan, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Administrative Agent or to be taken into account in the calculation of Requisite Lenders, shall be suspended during the pendency of such failure or refusal; provided, however, with respect to any Defaulting Pfandbrief Lender (defined below), so long as such Defaulting Pfandbrief Lender is not otherwise a Defaulting Lender pursuant to the definition of “Defaulting Lender”, (i) such Defaulting Pfandbrief Lender shall retain its consent rights with respect to the actions set forth in Sections 11.2(b), 11.2(c), 11.2(d), 12.4 and 13.11(b) (collectively, the “Defaulting Pfandbrief Lender Consent Actions”) and (ii) the portion of the outstanding principal amount of the Loan allocated to such Defaulting Pfandbrief Lender shall be included for such determination solely with respect to such Defaulting Pfandbrief Lender Consent Actions. Notwithstanding the foregoing, a Defaulting Lender must consent to any increase to its Commitment, except in connection with any Protective Advance. If for any reason a Lender fails to make timely payment to the Administrative Agent of any amount required to be paid to the Administrative Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Administrative Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Administrative Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or set off and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Administrative Agent in respect of a Defaulting Lender’s (other than a Defaulting Pfandbrief Lender’s) interest in the Loan shall not be paid to such Defaulting Lender and shall be held uninvested by the Administrative Agent and either applied against the purchase price of such interest under the following subsection (b) or paid to such Defaulting Lender upon the Defaulting Lender’s curing of its default. Administrative Agent shall promptly notify the non-Defaulting Lenders upon any Lender becoming a Defaulting Lender hereunder in order to permit such non-Defaulting Lenders to purchase such Defaulting Lender’s Loans under Section 2.11(b) hereof. “Defaulting Pfandbrief Lender” shall mean a Lender that (i) is a Defaulting Lender solely due to clause (x) of the first sentence of this Section 2.11(a) and (ii) has added its interest in the Loan into the cover pool for a German Pfandbrief.

(b)          Purchase or Cancellation of Defaulting Lender’s Loans. Any Lender who is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire by assignment all of a Defaulting Lender’s interest in the Loan owing under this Agreement. Any Lender desiring to exercise such right shall give written notice thereof to the Administrative Agent and the Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender and notice thereof was provided to the non-Defaulting Lenders. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s interest in the Loan owing under this Agreement in proportion to the Commitments of the Lenders exercising such right. If after such fifth Business Day, the Lenders have not elected to acquire all of the Defaulting Lender’s interest in the Loan, then the Borrower may (provided no Default exists), by giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its interest in the Loan to an Eligible Assignee subject to and in accordance with the provisions of Section 13.12 for the purchase price provided for below. Upon any such assignment, the Defaulting Lender’s interest in the Loan and its rights hereunder (but not its liability in respect thereof or under the Loan Documents to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Assumption Agreement and, notwithstanding Section 13.12, shall pay to the Administrative Agent an assignment fee in the amount of $10,000. The purchase price for the interest of a Defaulting Lender in the Loan shall be equal to (i) the amount of the principal balance of such Defaulting Lender’s interest in the Loan outstanding and owed by the Borrower to such Defaulting Lender, plus (ii) accrued and unpaid interest (without giving effect to the Alternate Rate, if applicable at such time), less (iii) any amounts owing by such Defaulting Lender to the Administrative Agent or any other Lender. Prior to payment of such purchase price to a Defaulting Lender, the Administrative Agent shall apply against such purchase price, as a credit against amounts described in clause (iii) in the immediately preceding sentence, any amounts retained by the Administrative Agent pursuant to the second to last sentence of the immediately preceding subsection (a). The Defaulting Lender shall be entitled to receive any amount owed to it by the Borrower under the Loan Documents which accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by the Administrative Agent from or on behalf of the Borrower. There shall be no recourse against any Lender or the Administrative Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loan.

(c)          Notwithstanding any provision hereof to the contrary, until such time as a Defaulting Lender has funded its Pro Rata Share of a Protective Advance or prior Loan disbursements which was previously a Non-Pro Rata Advance, or all other Lenders have received payment in full (whether by repayment or prepayment) of the amounts due in respect of such Non-Pro Rata Advance, all of the indebtedness and obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal, interest and fees in respect of all Non-Pro Rata Advances in which the Defaulting Lender has not funded its Pro Rata Share (such principal, interest and fees being referred to as “Senior Loans”). All amounts paid by Borrower and otherwise due to be applied to the indebtedness and obligations owing to the Defaulting Lender pursuant to the terms hereof shall be distributed by Administrative Agent to the other Lenders in accordance with their respective Pro Rata Shares (recalculated for purposes hereof to exclude the Defaulting Lender’s Pro Rata Share), until all Senior Loans have been paid in full. This provision governs only the relationship among Administrative Agent, each Defaulting Lender, and the other Lenders; nothing hereunder shall limit the obligations of Borrower under this Agreement. The provisions of this Section shall apply and be effective regardless of whether a Default occurs and is then continuing, and notwithstanding (a) any other provision of this Agreement to the contrary, (b) any instruction of Borrower as to its desired application of payments or (c) the suspension of such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of Requisite Lenders or all Lenders. In addition, the Defaulting Lender shall indemnify, defend and hold harmless Administrative Agent and each of the other Lenders from and against any and all liabilities and costs, plus interest thereon at the Alternate Rate, which they may sustain or incur by reason of or as a direct consequence of the Defaulting Lender’s failure or refusal to perform its obligations under this Agreement.

Section 2.12.        TAXES; FOREIGN LENDERS.

(a)          FATCA. For purposes of this Section, the term “Applicable Law” includes FATCA.

(b)          Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)          Payment of Other Taxes by the Borrower. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)          Indemnification by the Borrower. The Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)          Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.12 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.

(f)          Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)          Status of Lenders.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing:

(A)         any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)        executed copies of IRS Form W-8ECI;

(III)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(IV)        to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.12 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)          Status of Administrative Agent. If Administrative Agent is a U.S. Person, it shall deliver to Borrower two executed originals of IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding tax. Otherwise, Administrative Agent (including any successor Administrative Agent that is not a U.S. Person) shall deliver to Borrower two duly completed copies of Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Loan Parties to be treated as a U.S. Person with respect to such payments (and the Loan Parties and Administrative Agent agree to so treat Administrative Agent as a U.S. Person with respect to such payments), with the effect that the Loan Parties can make payments to Administrative Agent without deduction or withholding of any Taxes imposed by the United States.

(j)          Survival. Each party’s obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.13.        ADDITIONAL COSTS; CAPITAL ADEQUACY.

(a)          Capital Adequacy. If any Lender or any Participant in the Loan determines that compliance with any law or regulation or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or such Participant, or any corporation Controlling such Lender or such Participant, as a consequence of, or with reference to, such Lender’s or such Participant’s or such corporation’s Commitment or its making or maintaining its respective portion of the Loan or participation (as applicable) below the rate which such Lender or such Participant or such corporation Controlling such Lender or such Participant could have achieved but for such compliance (taking into account the policies of such Lender or such Participant or such corporation with regard to capital), then the Borrower shall, from time to time, within thirty (30) calendar days after written demand by such Lender or such Participant, pay to such Lender or such Participant additional amounts sufficient to compensate such Lender or such Participant or such corporation Controlling such Lender or such Participant to the extent that such Lender or such Participant determines such increase in capital is allocable to such Lender’s or such Participant’s respective interest in the Loan. This Section 2.13(a) shall not apply to Taxes which shall be governed by Section 2.13(b).

(b)          Additional Costs. In addition to, and not in limitation of the immediately preceding clause (a), the Borrower shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may reasonably determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that: (i) subjects any Recipient to any Taxes under this Agreement or any of the other Loan Documents in respect of any of such portions of the Loan or its Commitments (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes), or (ii) imposes or modifies any reserve, special deposit or similar requirements (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on portions of the Loan is determined) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by, such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder) or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).

(c)          Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or continue, or to convert Base Rate Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 2.15 shall apply).

(d)          Notification and Determination of Additional Costs. Each of the Administrative Agent, each Lender, and each Participant, as the case may be, agrees to notify the Borrower of any event occurring after the Effective Date entitling the Administrative Agent, such Lender or such Participant to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent, any Lender or any Participant to give such notice shall not release the Borrower from any of its obligations hereunder; provided further, that Borrower shall not be responsible for any such compensation incurred more than 180 days prior to the date that such Lender, such Participant or Administrative Agent notifies the Borrower of the event giving rise to such increased costs. The Administrative Agent, each Lender and each Participant, as the case may be, agrees to furnish to the Borrower (and in the case of a Lender or a Participant to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Administrative Agent, such Lender, or such Participant, as the case may be, of the effect of any Regulatory Change and of the amount(s) payable pursuant to this Section 2.13 shall be conclusive and binding for all purposes, absent manifest error. Borrower’s obligations under Sections 2.13(a) and 2.13(b) shall survive repayment of the Loan and termination of the Loan Documents.

(e)          Suspension of LIBOR Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:

(i)          the Administrative Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein or is otherwise unable to determine LIBOR, or

(ii)         Administrative Agent reasonably determines or the Requisite Lenders reasonably determine (which determinations shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining LIBOR Loans for such Interest Period;

Then, subject to Section 2.7(f), the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, continue LIBOR Loans or convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such LIBOR Loan or convert such LIBOR Loan into a Base Rate Loan.

(f)          Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and, subject to Section 2.7(f) hereof, such Lender’s obligation to make or continue, or to convert any Base Rate Loans into, LIBOR Loans shall be suspended, until such time as such Lender may again make and maintain its LIBOR Loans (in which case the provisions of Section 2.15 shall be applicable).

(g)          Change in Branch Office. Each Lender will use reasonable efforts (consistent with legal and regulatory restrictions and internal policies of such Lender) to avoid or reduce any increased or additional costs payable by the Borrower under Sections 2.12 and 2.13, including, if requested by the Borrower, a transfer or assignment of such Lender’s interest in the Loan to a branch, office or Affiliate of such Lender in another jurisdiction, or a redesignation of its lending office with respect to such LIBOR Loans, provided that the transfer or assignment or redesignation (A) would not result in any additional costs, expenses or risk to such Lender that are not reimbursed by Borrower and (B) would not be disadvantageous in any respect to a Lender as determined by such Lender in its good faith discretion.

Section 2.14.        COMPENSATION. The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as Administrative Agent shall determine in its sole discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:

(a)          any payment or prepayment (whether mandatory or optional) of a LIBOR Loan or conversion of a LIBOR Loan made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such LIBOR Loan; or

(b)          Not in limitation of the foregoing, such compensation shall include, without limitation; in the case of a LIBOR Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (B) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or converted or the date on which the Borrower failed to borrow, convert into or continue such LIBOR Loan calculating present value by using as a discount rate LIBOR quoted on such date. Determinations by a Lender of the amount payable pursuant to this Section 2.14 shall be conclusive and binding for all purposes, absent manifest error. Borrower’s obligations under Sections 2.14(a) and 2.14(b) shall survive repayment of the Loan and termination of the Loan Documents.

Section 2.15.        TREATMENT OF AFFECTED LOANS.

(a)          Subject to Section 2.7(f) hereof, if the obligation of any Lender to make LIBOR Loans or to continue, or to convert Base Rate Loans into, LIBOR Loans shall be suspended then (i) such Lender’s LIBOR Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, such earlier date specified herein and, unless and until such Lender gives notice as provided below that the circumstances that gave rise to such conversion no longer exist); (ii) to the extent that such Lender’s LIBOR Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and (iii) all interest in the Loan that would otherwise be made or continued by such Lender as LIBOR Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into LIBOR Loans shall remain as Base Rate Loans.

(b)          If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances that gave rise to the conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all interests in the Loan held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts and Interest Periods) in accordance with their respective Commitments.

Section 2.16.        PRO RATA TREATMENT. Except to the extent otherwise provided herein: (a) each borrowing from Lenders under Section 2.1 shall be made from the Lenders according to their Pro Rata Shares; (b) each payment or prepayment of principal of the Loan by the Borrower shall be made for the account of the Lenders in accordance with their Pro Rata Shares; (c) each payment of interest on the Loan by the Borrower shall be made for the account of the Lenders in accordance with their Pro Rata Shares; and (d) the conversion and continuation of the Loan (other than conversions provided for by Section 2.15) shall be made among the Lenders according to their Pro Rata Shares. Any payment or prepayment of principal or interest made during the existence of a Default shall be made for the account of the Lenders in accordance with the order set forth in Section 11.2(g).

Section 2.17.        SHARING OF PAYMENTS. If a Lender shall obtain payment of any principal of, or interest on, the Loan under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by the Borrower or any other Loan Party to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 2.16 or Section 11.2, such Lender shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the LIBOR Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 2.16 or Section 11.2, as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loan or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with the respect to such participation as fully as if such Lender were a direct holder of an interest in the Loan in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

ARTICLE 3

DISBURSEMENT

Section 3.1.          FUTURE FUNDING FACILITY.

Section 3.1.1.   Existing Lease Advances. Provided no Default exists, Borrower shall have the right, after the date of this Agreement, at any time prior to the Maturity Date (as the same may be extended pursuant to Section 2.6 hereof), to request, and Administrative Agent and Lenders shall be required, severally and not jointly, to advance, no more frequently than one (1) time per calendar month, advances of proceeds of the Loan from the Future Funding Facility in order to fund Existing Lease Advances, subject to and in accordance with the following terms and conditions:

(a)          Each request for an Existing Lease Advance shall specify the amount requested, shall be on the form attached hereto as Exhibit D, and (i) with respect to any requests for Existing Lease Advances for any Existing Lease for which the total budgeted Leasing Costs equal or exceed $2,500,000, shall be accompanied by appropriate invoices, lien waivers (which may be conditional), title updates and endorsements to the title insurance policy, and other documents as may be reasonably required by Administrative Agent and (ii) with respect to any request for Existing Lease Advances for any Existing Lease for which the total budgeted Leasing Costs are less than $2,500,000, shall be accompanied by an officer’s certificate from a responsible officer of Borrower certifying that all invoices and expenses for the applicable Leasing Costs have been paid or will be paid with the proceeds of such Existing Lease Advance. Such Existing Lease Advance may be made, at Borrower’s election, either: (1) in reimbursement for expenses paid by Borrower, or (2) for payment of expenses incurred and invoiced but not yet paid by Borrower, or (3) by funding allowances for Leasing Costs undertaken by tenants and completed in accordance with Existing Leases. Administrative Agent, if requested by Borrower, shall advance any funds to the Person to whom payment is due.

(b)          The applicable portion of any tenant improvements to be funded by the requested Existing Lease Advance shall be substantially completed (or completed to the extent of the requested Existing Lease Advance) substantially in accordance with the plans therefor under the applicable Existing Lease or pursuant to applicable building requirements for the Property, as applicable;

(c)          The minimum amount of any individual Existing Lease Advance shall be at least $2,000,000, except for the final Existing Lease Advance;

(d)          In no event shall the aggregate amount of all Existing Lease Advances previously made by Lenders hereunder plus the proposed Existing Lease Advance exceed the aggregate amount of $9,294,347.00;

(e)          Within forty-five (45) days after the final funding of Leasing Costs for a specific Existing Lease:

(i)          the tenant under such Existing Lease shall have commenced paying rent pursuant to the Existing Lease of such tenant or shall be in a “free rent” period pursuant to the terms of the Existing Lease;

(ii)        Borrower shall have delivered to Administrative Agent an officer’s certificate from a responsible officer of Borrower certifying that there is no material dispute outstanding with the Tenant with respect to the landlord’s work related to the Leasing Costs;

(iii)       Borrower shall have delivered to the Administrative Agent evidence of payment to the brokers to whom commissions with respect to such Existing Lease are payable of all commissions due with respect to such Existing Lease, or, with respect to any brokers to whom commissions are to be paid in installments, shall have acknowledged payment of all installments of such commissions due and payable as of the date such Existing Lease Advance is funded; and

(iv)       with respect to any requests for Existing Lease Advances for any Existing Lease for which the total budgeted Leasing Costs equal or exceed $2,500,000, Borrower shall furnish Administrative Agent with (x) a true and correct copy of the final copy of the final approval of the applicable permit, or the final and unconditional certificate of occupancy to the extent the applicable Governmental Authority issues such certificates, for the space under said Existing Lease to the extent of the work related to the Leasing Costs, issued by the appropriate Governmental Authority having jurisdiction over the Property; and (y) copies of final lien waivers executed by each contractor, subcontractor and materialmen supplying labor or materials for the tenant improvements; provided, however, that (i) final lien waivers shall not be required from any contractors, subcontractors or materialmen who are not contractually obligated to provide a lien waiver or with respect to whom the delivery of lien waivers by the applicable Tenant to Borrower is not required under the terms of the applicable Existing Lease (provided that in each case Borrower shall still use commercially reasonable efforts to obtain the same), and (ii) only partial lien waivers shall be required from any contractor, subcontractor or materialman supplying labor or materials for which any portion of the amounts charged are in dispute and being contested by Borrower in accordance with the terms of this Agreement; provided, further, if the tenant under said Existing Lease is expending its own funds to perform its own work in the space under its Lease after the tenant improvement work constructed by Borrower is completed, then the foregoing requirement shall not apply and Borrower shall only be required to use commercially reasonable efforts to obtain the foregoing items under sub-clauses (x) and (y).

Section 3.1.2.   Future Leasing Advances. Provided no Default exists, Borrower shall have the right, after the date of this Agreement, at any time prior to the Maturity Date (as the same may be extended pursuant to Section 2.6 hereof), to request, and Administrative Agent and Lenders shall be required, severally and not jointly, to advance, no more frequently than one (1) time per calendar month, advances of proceeds of the Loan from the Future Funding Facility in order to fund Future Leasing Advances, subject to and in accordance with the following terms and conditions:

(a)          Each request for a Future Leasing Advance shall specify the amount requested, shall be on the form attached hereto as Exhibit D, and (i) with respect to any requests for Future Leasing Advances for any Future Lease for which the total budgeted Leasing Costs equal or exceed $2,500,000, shall be accompanied by appropriate invoices, lien waivers (which may be conditional), title updates and endorsements to the title insurance policy, and other documents as may be reasonably required by Administrative Agent and (ii) with respect to any request for Future Leasing Advances for any Future Lease for which the total budgeted Leasing Costs are less than $2,500,000, shall be accompanied by an officer’s certificate from a responsible officer of Borrower certifying that all invoices and expenses for the applicable Leasing Costs have been paid or will be paid with the proceeds of such Future Leasing Advance. Such Future Leasing Advance may be made, at Borrower’s election, either: (1) in reimbursement for expenses paid by Borrower, or (2) for payment of expenses incurred and invoiced but not yet paid by Borrower, or (3) by funding allowances for Leasing Costs undertaken by tenants and completed in accordance with Future Leases. Administrative Agent, if requested by Borrower, shall advance any funds to the Person to whom payment is due;

(b)          In connection with any Future Leasing Advance, the requested Future Leasing Loan Proceeds shall be used for Leasing Costs in connection with Approved Leases (including, without limitation, in connection with any renewals, or expansion of, such Approved Leases), and Borrower shall have submitted and Administrative Agent shall have confirmed that the subject Lease is an Approved Lease and shall have approved a schedule of the Leasing Costs setting forth (i) each item of Leasing Costs which Borrower or the applicable tenant intends to undertake, (ii) the estimated cost of each such item and (iii) the time schedule for completing the any tenant improvements associated with such Leasing Costs; provided, however, if the tenant under said Future Lease is expending its own funds to perform its own work in the space under its Lease after the tenant improvement work constructed by Borrower is completed, then Borrower shall only be required to use commercially reasonable efforts to obtain the foregoing schedule of Leasing Costs;

(c)          The applicable portion of any tenant improvements to be funded by the requested Future Leasing Advance shall be substantially completed (or completed to the extent of the requested Future Leasing Advance) substantially in accordance with the plans therefor under the applicable Future Lease or pursuant to applicable building requirements for the Property, as applicable;

(d)          The minimum amount of any individual Future Leasing Advance shall be at least $2,000,000, except for the final Future Leasing Advance;

(e)          In no event shall the aggregate amount of all Future Leasing Advances previously made by Lenders hereunder plus the proposed Future Leasing Advance exceed the aggregate amount of the $27,705,653.00; and

(f)          Within forty-five (45) days after the final funding of Leasing Costs for a specific Future Lease

(i)          the tenant under such Future Lease shall have commenced paying rent pursuant to the terms of the Future Lease of such tenant or shall be in a “free rent” period pursuant to the terms of the Future Lease;

(ii)       Borrower shall have delivered to Administrative Agent an officer’s certificate from a responsible officer of Borrower certifying that there is no material dispute outstanding with the Tenant with respect to the landlord’s work related to the Leasing Costs;

(iii)      Borrower shall have delivered to the Administrative Agent evidence of payment to the brokers to whom commissions with respect to such Future Lease are payable of all commissions due with respect to such Future Lease or, with respect to any brokers to whom commissions are to be paid in installments, shall have acknowledged payment of all installments of such commissions due and payable as of the date such Future Leasing Advance is funded; and

(iv)       with respect to any requests for Future Leasing Advances for any Future Lease for which the total budgeted Leasing Costs equal or exceed $2,500,000, Borrower shall furnish Administrative Agent with (x) a true and correct copy of the final copy of the final approval of the applicable permit, or the final and unconditional certificate of occupancy to the extent the applicable Governmental Authority issues such certificates, for the space under said Future Lease to the extent of the work related to the Leasing Costs, issued by the appropriate Governmental Authority having jurisdiction over the Property; and (y) copies of final lien waivers executed by each contractor, subcontractor and materialmen supplying labor or materials for the tenant improvements; provided, however, (i)          final lien waivers shall not be required from any contractors, subcontractors or materialmen who are not contractually obligated to provide a lien waiver or with respect to whom the delivery of lien waivers by the applicable Tenant to Borrower is not required under the terms of the applicable Future Lease (provided that in each case Borrower shall still use commercially reasonable efforts to obtain the same), and (ii) only partial lien waivers shall be required from any contractor, subcontractor or materialman supplying labor or materials for which any portion of the amounts charged are in dispute and being contested by Borrower in accordance with the terms of this Agreement; provided, further, if the tenant under said Future Lease is expending its own funds to perform its own work in the space under its Lease after the tenant improvement work constructed by Borrower is completed, then the foregoing requirement shall not apply and Borrower shall only be required to use commercially reasonable efforts to obtain the foregoing items under sub-clauses (x) and (y).

Section 3.1.3.   Prepaid TI Rent. In the event Borrower receives any Prepaid TI Rent (i) with respect to any Existing Lease for which a portion of the Existing Lease Loan proceeds was allocated on Schedule V for tenant improvements pursuant to such Existing Lease or (ii) with respect to any Approved Lease for which Borrower intends to request Future Leasing Advances and for which a schedule of Leasing Costs, including tenant improvements, has been approved by Administrative Agent pursuant to Section 3.1.2(b) hereof, in each case, Borrower shall have the right to reallocate (x) such portion of the Existing Lease Loan Proceeds to tenant improvements for any other Existing Lease and (y) such portion of the Future Leasing Loan Proceeds to tenant improvements for any other Approved Lease.

Section 3.2.          ACCOUNT, PLEDGE AND ASSIGNMENT. As additional security for Borrower’s performance under the Loan Documents, Borrower hereby irrevocably pledges and assigns to Administrative Agent for the benefit of the Lenders, the Escrow Fund Account, all monies at any time deposited in the Property Account, the Cash Management Account (and the subaccounts thereof, including, without limitation, the Sweep Account and the Escrow Fund Account), the Termination Payment Account, the Security Deposit Account or any other escrow or account that may, from time to time, be required to be maintained pursuant to this Agreement, and the including all interest earned, all certificates, instruments and securities, if any, from time to time. It is hereby acknowledged, that any monies invested, if applicable, shall be invested solely in Permitted Investments. All disbursements shall be held by the Borrower solely for the purpose for which the funds have been disbursed. The Lenders have no obligation to monitor or determine Borrower’s use or application of the disbursements. Any monies delivered to Borrower from such accounts may be retained, applied and distributed by Borrower free of the lien of the Loan Documents.

Section 3.3.          FUNDS TRANSFER DISBURSEMENTS. The Borrower hereby authorizes Administrative Agent to disburse the proceeds of the Loan made by Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of Borrower to the account designated in the Notice of Borrowing. Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by Borrower; or (ii) made in Borrower’s name and accepted by Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by Borrower. Borrower further agrees and acknowledges that Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by Borrower to effect a wire of funds transfer even if the information provided by Borrower identifies a different bank or account holder than named by Borrower. Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by Borrower. If Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer requests or takes any actions in an attempt to detect unauthorized funds transfer requests, Borrower agrees that no matter how many times Administrative Agent takes these actions Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between Administrative Agent and Borrower. Borrower agrees to notify Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after Administrative Agent’s confirmation to Borrower of such transfer. Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made. Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (a) violate the terms of this authorization, (b) require use of a bank unacceptable to Administrative Agent or any Lender or prohibited by government authority; (c) cause Administrative Agent or any Lender to violate any Federal Reserve or other regulatory risk control program or guideline; or (d) otherwise cause Administrative Agent or any Lender to violate any applicable law or regulation. Neither Administrative Agent nor any Lender shall be liable to Borrower or any other parties for: (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of Administrative Agent or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent or any Lender’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (a) any claim for these damages is based on tort or contract or (b) Administrative Agent or any Lender or Borrower knew or should have known the likelihood of these damages in any situation. Neither Administrative Agent nor any Lender makes any representations or warranties other than those expressly made in this Agreement.

ARTICLE 4

AFFIRMATIVE COVENANTS

From the date hereof and until payment and performance in full of all Obligations of Borrower under the Loan Documents, unless the Requisite Lenders shall otherwise consent, Borrower hereby covenants and agrees with the Lenders that:

Section 4.1.          PRESERVATION OF EXISTENCE AND SIMILAR MATTERS. Borrower shall, and shall cause Guarantor to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 4.2.          COMPLIANCE WITH APPLICABLE LAW. Borrower shall, and shall cause Guarantor to, comply in all material respects with Applicable Law, including the obtaining of, or causing to obtain, all material Governmental Approvals.

Section 4.3.          MAINTENANCE OF PROPERTY. In addition to the requirements of any of the other Loan Documents, Borrower shall (a) protect and preserve the Property and Collateral and maintain such Property and Collateral in good repair, working order and condition as a “Class A” property, ordinary wear and tear excepted, and (b) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to the Property, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 4.4.          PAYMENT OF TAXES AND CLAIMS. Borrower shall pay and discharge prior to delinquency (a) all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such Taxes, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP or International Financial Reporting Standards, provided, further, however, that, in the event of any Taxes or claims that become a Lien on the Property other than a Lien for Taxes not yet delinquent, Borrower shall only be permitted to not pay such Taxes or claim if, and so long as, (a) Borrower shall have notified Administrative Agent of same within ten (10) days of obtaining actual knowledge of such Lien; (b) Borrower shall diligently and in good faith contest the same by appropriate legal proceedings which shall operate to prevent the foreclosure or collection of the same and the sale of the Property or any party thereof, to satisfy the same; (c) upon request of Administrative Agent, Borrower shall have furnished to Administrative Agent a cash deposit in the amount of such Taxes or other claims, plus a reasonable additional sum to pay all costs, interest and penalties that may be imposed or incurred in connection therewith, to assure payment of the matters under contest and to prevent any sale or forfeiture of the Property or any part hereof; (d) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or other claims so determined, together with all costs, interest and penalties which may be payable in connection therewith; (e) the failure to pay the Taxes or other claims does not constitute a default under any other deed of trust, mortgage or security interest covering or affecting any part of the Property; and (f) notwithstanding the foregoing, Borrower shall immediately upon request of Administrative Agent pay (and if Borrower shall fail so to do, Administrative Agent may, but shall not be required to, pay or cause to be discharged or bonded against) any such Taxes or other claims notwithstanding such contest, if in the reasonable opinion of Administrative Agent, the Property or any part thereof or interest therein is in imminent danger of being sold, forfeited, foreclosed, terminated, canceled or lost. Administrative Agent may pay over any cash deposit to the claimant entitled thereto at any time when, in the judgment of Administrative Agent, the entitlement of such claimant is established.

Section 4.5.          INSPECTIONS. Borrower will, and will cause Guarantor to, keep proper books of record and account in which true and complete entries shall be made of all dealings and transactions in relation to its business and activities, including, with respect to the Borrower, the disbursement and use of proceeds of the Loan. Borrower will, and will cause Guarantor to, permit representatives of the Administrative Agent or any Lender to visit and inspect its respective Property, subject to the right of tenants, to examine and make copies of or abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in Borrower’s presence if a Default does not then exist), all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Default exists, with reasonable prior notice. Borrower shall be obligated to reimburse the Administrative Agent for its costs and expenses actually incurred in connection with the exercise of its rights under this Section only if such exercise occurs while a Default exists.

Section 4.6.          USE OF PROCEEDS. Borrower will use the proceeds of the Loan to pay off existing mortgage financing secured by the Property and as otherwise not prohibited by this Agreement. The Borrower shall not, and shall not permit Guarantor, to use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 4.7.          MATERIAL CONTRACTS. Borrower shall duly and punctually perform and comply with any and all material representations, warranties, covenants and agreements expressed as binding upon Borrower under any Material Contract in which Borrower is a party or is bound. Borrower shall not, without the prior written consent of Administrative Agent, not to be unreasonably withheld, conditioned or delayed, enter into any new Material Contract or execute material adverse modifications to any then existing Material Contracts.

Section 4.8.          DAMAGES; INSURANCE AND CONDEMNATION PROCEEDS.

(a)          If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Administrative Agent, where the cost to repair and restore is in excess of $10,000,000.00, and shall as soon as reasonably practicable commence and thereafter prosecute with reasonable diligence the completion of the restoration of the Property to equal or better condition than the Property was in immediately prior to such Casualty with such alterations thereto as may be required by law (the “Restoration”). Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance and shall use any such insurance proceeds for the Restoration. Administrative Agent may participate in any settlement discussions with any insurance companies (and shall approve the final settlement, which approval shall not be unreasonably withheld or delayed) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Casualty Threshold or any settlement which occurs during the continuance of a Default and Borrower shall deliver to Administrative Agent all instruments required by Administrative Agent to permit such participation.

(b)          Borrower shall promptly give Administrative Agent notice upon becoming aware of the same, of the actual or threatened commencement of any proceeding or action for the taking of the Property, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, condemnation (including inverse condemnation) or otherwise (a “Condemnation”) and shall deliver to Administrative Agent copies of any and all papers served in connection with such proceedings. Administrative Agent may participate in any such proceedings, and Borrower shall from time to time deliver to Administrative Agent all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute, as would then be customary and commercially reasonable, any such proceedings, and shall consult with Administrative Agent, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Loan at the time and in the manner provided for its payment hereunder and the Loan shall not be reduced until any award shall have been actually received and, to the extent permitted, applied by Administrative Agent, after the deduction of expenses of collection, to the reduction or discharge of the Loan. If any portion of the Property is taken by a condemning authority, Borrower shall as soon as reasonably practicable commence and thereafter prosecute with reasonable diligence the Restoration of the remaining portion of the Improvements (or cause the same to be done) to a complete, self-contained architectural unit in good condition and repair that is, to the extent possible with such exercise of reasonable diligence, as nearly as possible to the condition the Property was in immediately prior to such Casualty with such alterations thereto as may be required by law.

(c)          The following provisions shall apply in connection with the Restoration of the Property:

(i)          If the Net Proceeds shall be less than the Casualty Threshold, the Net Proceeds may be retained by Borrower and, if received by Administrative Agent and Administrative Agent is not prohibited from doing so under the terms of any Permitted Lien, will be disbursed by Administrative Agent to Borrower upon receipt, and Borrower shall first hold and apply such Net Proceeds (less any expenses of collection) to the Restoration in accordance with whichever of paragraph (a) or (b) above is applicable thereto.

(ii)         If the Net Proceeds are equal to or greater than the Casualty Threshold, provided no Default exists, the Administrative Agent shall, at its sole discretion (subject to the Borrower’s rights under 4.8(c)(iii)), make any Net Proceeds received by it available for the Restoration in accordance with the provisions of this Section 4.8. As used in this Agreement, the term “Net Proceeds” shall mean: (i) the net amount of all insurance proceeds received by Administrative Agent or any Loan Party as a result of any Casualty (excluding any proceeds of business or rental interruption insurance, which amounts shall be applied to the payment of interest under the Loan and Operating Expenses), after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the award as a result of any Condemnation, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(iii)        The Net Proceeds shall be made available to the Borrower for Restoration provided that each of the following conditions are met:

(A)         No Default shall have occurred and be continuing;

(B)         (1) in the event the Net Proceeds are Insurance Proceeds, less than forty percent (40%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;

(C)         The Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(D)         the Administrative Agent shall be satisfied that the Restoration will be completed on or before the earlier of (1) the Maturity Date, (2) such time as may be required under all Applicable Law in order to repair and restore the Property to equal or better condition than it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable, or (3) the expiration of any business interruption insurance coverage (unless, and solely in connection with this clause (3), (X) Borrower has deposited with the Administrative Agent sufficient funds (such amount to be determined by the Administrative Agent in its sole discretion) to hold and apply in the same manner as business interruption insurance until the Restoration is completed (any such cash deposit hereby pledged to Administrative Agent as additional collateral for the Obligations and may be applied to the payment thereof anytime during the continuance of a Default in such order of priority as the Administrative Agent may elect, which shall be the order set forth in Section 11.2(g) unless otherwise consented by the Requisite Lenders (or all of the Lenders, as applicable)) and/or (Y) Borrower delivers to Administrative Agent a Completion Guaranty, which guarantees completion of the Restoration (subject to the Borrower having the ability to utilize Net Proceeds and any other reserves held by the Lenders for such Restoration and any liability under such guaranty being reduced by such Net Proceeds and other reserves) and is otherwise in form and substance reasonably satisfactory to Administrative Agent, from a Borrower Affiliate reasonably acceptable to Administrative Agent and having a Net Worth (excluding such Affiliate’s interests in the Property) of no less than the greater of (a) $290,000,000 and (b) the amount required in order to complete the Restoration;

(E)         the Property and the use thereof after the Restoration will be in compliance in all material respects with and permitted under all applicable legal requirements;

(F)         the Restoration shall be done and completed by the Borrower in an expeditious and diligent fashion (subject to force majeure) and in compliance with all applicable legal requirements;

(G)         the Administrative Agent shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Loan, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 5.1(d), if applicable, or (3) other funds of Borrower;

(H)         such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property;

(I)          Borrower shall deliver, or cause to be delivered, to Administrative Agent a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Administrative Agent;

(J)          the Net Proceeds together with any cash or cash equivalents (or a Completion Guaranty, in form and substance reasonably acceptable to Administrative Agent and from a guarantor that is acceptable to Administrative Agent in its sole discretion) deposited by the Borrower with the Administrative Agent are sufficient in Administrative Agent’s discretion to cover the cost of the Restoration;

(K)         the Management Agreement with respect to the Property in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall (1) remain in full force and effect during the Restoration and shall not otherwise terminate as a result of the Casualty or Condemnation or the Restoration or (2) if terminated, shall have been replaced with a replacement Management Agreement with a Manager acceptable to the Administrative Agent, prior to the opening or reopening of the Property or any portion thereof for business with the public; and

(L)         the Administrative Agent shall be satisfied in its reasonable discretion that following the completion of the Restoration, the Debt Yield shall be equal to or greater than the Minimum Debt Yield upon completion or the Administrative Agent shall be satisfied in its reasonable discretion that following completion of the Restoration, the NOI shall be equal to, or greater than, the NOI immediately prior to the Casualty or Condemnation.

(iv)         The Net Proceeds shall be held by Administrative Agent in an interest-bearing account and invested solely in Permitted Investments and, until disbursed in accordance with the provisions of this Section 4.8, shall constitute additional security for the Loan. The Net Proceeds shall be disbursed by Administrative Agent to, or as directed by, the Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Administrative Agent that (A) all materials installed (or properly stored onsite or offsite pursuant to reasonable and customary construction practices) and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exists no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Administrative Agent and discharged of record or in the alternative fully insured to the satisfaction of Administrative Agent by the title company issuing the applicable Title Policy. When the cost to complete Restoration is less than the Casualty Threshold, all remaining Net Proceeds shall be disbursed to the Borrower.

(v)          In the event the total cost of Restoration is equal to or greater than the Casualty Threshold, all plans and specifications required in connection with the Restoration, shall be subject to prior review and acceptance in all respects by Administrative Agent and by an independent consulting engineer selected by Administrative Agent (the “Casualty Consultant”). Administrative Agent shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. In the event the total cost of the Restoration exceeds the Casualty Threshold, the identity of the contractors, material subcontractors and materialmen engaged in the Restoration as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Administrative Agent and the Casualty Consultant. Unless otherwise approved by Administrative Agent each such contract shall require retainage of not less than ten percent (10%) of the costs actually incurred until fifty percent (50%) of the related contractor’s work is completed and thereafter five percent (5%). All costs and expenses incurred by Administrative Agent in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(vi)         In no event shall Administrative Agent be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place or materials as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to the amount required to be held back by Borrower and/or its general contractor or construction manager, as applicable, from contractors, subcontractors and materialmen engaged in the Restoration pursuant to their respective contracts. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with the provisions of this Section 4.8(vi) and that all approvals necessary for the reoccupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Administrative Agent receives evidence satisfactory to Administrative Agent that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Administrative Agent will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Administrative Agent that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials (or is otherwise storing such materials onsite or offsite pursuant to reasonable and customary construction practices) in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Administrative Agent or by the title company issuing the Title Policy for the Property, and Administrative Agent receives an endorsement to such Title Policy insuring the continued priority of the Lien of the applicable Security Instrument and evidence of payment of any premium payable for such endorsement. If required by Administrative Agent, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(vii)        Administrative Agent shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(viii)      If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Administrative Agent in consultation with the Casualty Consultant, if any, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall either deposit the deficiency (the “Net Proceeds Deficiency”) with Administrative Agent, or provide a Completion Guaranty to Administrative Agent, in form and substance reasonably acceptable to Administrative Agent, from a guarantor that is acceptable to Administrative Agent in its sole discretion, before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Administrative Agent shall be held by Administrative Agent and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 4.8(c) shall constitute additional security for the Loan and other obligations under the Loan Documents.

(ix)      The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Administrative Agent after the Casualty Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with the provisions of this Section 4.8(c), and the receipt by Administrative Agent of evidence satisfactory to Administrative Agent that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Administrative Agent to Borrower subject to Section 4.8(d) and provided no Default shall have occurred and shall be continuing under the Loan, this Agreement or any of the other Loan Documents.

(d)          All Net Proceeds not required (i) to be made available for the Restoration in accordance with either Section 4.8 (a) or (b) (due to the fact that Borrower has not satisfied one or more of the provisions of such Sections) or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 4.8(c) may be retained and applied by Administrative Agent in accordance with the provisions of Section 2.8(d) hereof, or, at the discretion of Administrative Agent, the same may be paid, either in whole or in part, to Borrower for such purposes as Administrative Agent shall approve, in its discretion.

Section 4.9.          THE IMPROVEMENTS.

(a)          Borrower covenants: (1) not to remove or demolish the Property or any part thereof, not to alter, restore or add to the Property and not to initiate or acquiesce in any change in any zoning or other land classification which affects the Property without Administrative Agent’s prior written consent or as provided hereunder except for (i) Tenant Improvement work provided for in any Lease, (ii) the Upgrade Work, (iii) any alteration (other than the Upgrade Work) of the Property, the cost of which in the aggregate does not exceed the Alteration Threshold and is not reasonably expected to have a Material Adverse Effect, and (iv) Permitted Transfers, (2) except as contemplated in the definition of Permitted Transfers, to complete or restore promptly and in good and workmanlike manner the Property or any part thereof which may be damaged or destroyed, without regard to whether the Administrative Agent elects to require that insurance proceeds be used to reduce the Loan as provided in Section 4.8; (3) to comply with all covenants, conditions, restrictions and equitable servitudes, whether public or private, of every kind and character which affect the Property and pertain to acts committed or conditions existing thereon, including, without limitation, any work, alteration, improvement or demolition mandated by such laws, covenants or requirements unless such failure to comply is not reasonably expected to have a Material Adverse Effect; (4) not to commit or permit material waste of the Property; and (5) not to consent to or commence any alteration or other project that does not require alterations to the Property but for which Borrower will incur costs in an aggregate amount in excess of $10,000,000.00, without the consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)          Any failure of Administrative Agent to respond to Borrower’s written request for consent or approval made to Administrative Agent pursuant to this Section 4.9 within ten (10) Business Days of the date of any such request shall be deemed to constitute Administrative Agent’s consent or approval, as applicable, provided that Borrower’s request (i) is made in accordance with the notice provisions of this Agreement; (ii) is accompanied by a copy of the plans and specifications, document or instrument for which consent or approval is being requested and all other documents and information reasonably requested by, and reasonably necessary for, Administrative Agent to evaluate such decision and (iii) states prominently in bold capital letters that Administrative Agent’s failure to respond within such time period may result in deemed consent or approval.

Section 4.10.        UPGRADE WORK. Administrative Agent acknowledges that an Affiliate of Borrower is completing certain renovation and upgrade work on improvements and real property adjacent to the Property, which will include some upgrade work on the Property (the “Upgrade Work”). Borrower shall cause the Upgrade Work to be completed in accordance with the applicable sections of Schedule VI attached hereto. In no event shall Administrative Agent require any guaranty, reserve, impound or escrow in connection with the Upgrade Work.

Section 4.11.        RECIPROCAL EASEMENT AGREEMENT. Borrower shall (a) promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under the REA, and do all things necessary to preserve and to keep unimpaired its rights thereunder, (b) promptly notify Administrative Agent in writing of the giving of any notice of any event of default by any party under the REA of which it is aware, (c) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under the REA in a commercially reasonable manner, and (d) not materially amend, modify, renew, extend, or otherwise change the terms and provisions of the REA without the prior consent of Administrative Agent.

Section 4.12.        ESTOPPEL STATEMENT.

(a)          After request by Administrative Agent, but in no event more than two (2) times in any twelve (12) month period unless any Default is continuing (in which event such two (2) time limitation shall not apply), Borrower shall within ten (10) Business Days furnish Administrative Agent with a statement, duly acknowledged and certified, setting forth (i) the maximum principal amount of the Notes, (ii) the unpaid principal amount of the Notes, (iii) the interest rate of the Notes and any other amount payable to Administrative Agent or any Lender under the Loan Documents, (iv) the date interest and/or principal were last paid, and (v) any offsets or defenses to the payment of the Obligations.

(b)          After request by Borrower, but in no event more than two (2) times in any twelve (12) month period unless any Default is continuing (in which event Administrative Agent shall have no obligation under this Section 4.12(b)), Administrative Agent shall within ten (10) Business Days furnish Borrower with a statement setting forth (i) the maximum principal amount of the Notes, (ii) the unpaid principal amount of the Notes, (iii) the interest rate of the Notes, (iv) the date interest and/or principal were last received and (v) the extent to which any of the Loan Documents have been modified in writing.

ARTICLE 5

INSURANCE

Section 5.1.          REQUIRED INSURANCE. At all times during this Agreement except as expressly provided to the contrary, while any obligation of Borrower under any Loan Document remains outstanding:

(a)          All-Risk/Special Causes of Loss Insurance. Borrower shall maintain, or cause to be maintained, property insurance covering (i) 100% of the insurable replacement cost of the Improvements (excluding costs of footings, foundations, excavations and underground utilities) and (ii) (if applicable) 100% of the insurable replacement cost value of all Tenant Improvements and betterments that any agreement requires the Borrower to insure against all risks of loss customarily covered by so-called “All-Risk” or Causes of Loss – Special Form policies as generally available in the insurance market at the Effective Date. Any All-Risk or Causes of Loss – Special Form insurance policy shall contain an agreed amount endorsement or a coinsurance waiver endorsement and a replacement cost value endorsement. The policies shall cover at least the following perils: building collapse, fire, flood, tsunami, back-up of sewers and drains, water damage, windstorm, subject to Section 5.1(f), earthquake, earth movement, impact of vehicles and aircraft, lightning, malicious mischief, and vandalism (earthquake and earth movement, Weather Catastrophe (which includes named windstorm) and flood may have sub-limits and deductibles as are reasonable and commercially available (in each case, even if higher than the deductible set forth in the next sentence)). The property deductible shall not exceed $500,000 per claim or other such amount accepted and approved by the Administrative Agent. Such insurance policy shall name Borrower as an Insured or Additional Insured for its benefit and the benefit of the Lenders and shall also include Administrative Agent as mortgagee lender loss payee for its benefit and the benefit of the Lenders under a non-contributing California standard mortgagee clause or equivalent endorsement reasonably satisfactory to Administrative Agent for real property.

(b)          Flood Insurance. If any of the Improvements are located in an area designated as “flood prone” or a “special flood hazard area” under the regulations for the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, and if not otherwise insured under coverage required in Section 5.1(a) above, Borrower shall maintain at least the maximum coverage for the Property available under the federal flood insurance plan with a deductible not in excess of five percent (5%) of the total sum insured. Administrative Agent may require additional flood insurance coverage, including business income or rental income (if any).

(c)          Equipment Breakdown Insurance. Borrower shall maintain, or cause to be maintained, equipment breakdown insurance covering all mechanical and electrical equipment located within or used in connection with the operation of the Property against physical damage, business income and rental income (if applicable), extra expense, and expediting expense. Equipment Breakdown Insurance shall be provided on a replacement cost value basis, to a minimum limit of 100% of the replacement cost of the Improvements (excluding costs of footings, foundations, excavations and underground utilities).

(d)          Business Income and Rental Income Insurance. As an extension to its All-Risk Insurance, Earthquake Insurance, Flood Insurance and Boiler and Machinery Insurance, Borrower shall maintain, or cause to be maintained, business income and rental income insurance on an “actual loss sustained” basis. Borrower shall maintain Business Income and Rental income Insurance equal to at least twelve (12) months of Borrower’s actual or projected Gross Operating Income, including percentage rent, escalations, and all other recurring sums payable by tenants under leases or otherwise derived from Borrower’s operation of the Property and Improvements. In addition, Business Income and Rental income Insurance shall be endorsed to include an extended period of indemnity of three hundred sixty five (365) days commencing on the date that the Property is restored. Such insurance policy shall include Administrative Agent as Lender Loss Payee for its benefit and the benefit of the Lenders as respects business income/loss of rents (if any).

(e)          Building Law and Ordinance Coverage. Borrower shall maintain, or cause to be maintained, building law and ordinance coverage insurance covering the loss of the undamaged portion of the Improvements and additional expense of demolition and increased cost of construction, including, without limitation, increased costs that arise from any changes in laws, statutes, rules, regulations or codes that would be covered by a standard ISO Property Form with respect to such restoration, in an amount as is reasonably acceptable to the Administrative Agent.

(f)          Earthquake Insurance. Notwithstanding anything to the contrary in Section 5.1(a) hereof, if the Improvements are located in high-hazard earthquake zones 3 or 4 (or any successor as designated by U.S. Geological Survey (USGS)), or an equivalent high hazard area for earth movement, as is defined by USGS, Borrower shall maintain earthquake insurance on the Improvements, including loss of income or rents for a twenty-four (24) month period, with minimum coverage equivalent to 1.0x SEL (scenario expected loss) based on the results of the PML study for an event in a 475 or 500 year return period which shall be completed by a firm satisfactory to Administrative Agent, having a deductible reasonably approved by Administrative Agent, but not more than five percent (5%) of the location’s total insurable value, and if the Property is legally nonconforming under applicable zoning ordinances and codes, such coverage shall contain ordinance of law coverage in amounts as reasonably required by Administrative Agent.

(g)          Borrower’s Liability Insurance. Borrower shall maintain, or cause to be maintained, the following insurance for personal injury, bodily injury, death, accident and property damage: (i) commercial general liability insurance; (ii) if applicable, owned (if any), hired, and non-owned automobile liability insurance; (iii) if applicable, statutory workers’ compensation and employer’s liability insurance as required by law, and (iv) umbrella and/or excess liability insurance. Liability insurance shall be written on the so called “occurrence” form and shall provide coverage of at least $50,000,000 per occurrence and $50,000,000 in the annual aggregate, or, if any liability insurance also covers other locations with a shared aggregate limit, then the minimum Liability Insurance shall be increased to $100,000,000. Liability Insurance under clauses 5.1(g)(i) and (iv) above shall include coverage for liability arising from premises and operations, elevators, escalators, independent contractors, contractual liability in an insured contract (including, without limitation, any liability assumed under any leases (except for any exception thereto in the standard ISO Form)), and products and completed operations. All Liability Insurance, except workers’ compensation and employer’s liability, shall include Administrative Agent as an “Additional Insured” for its benefit and the benefit of the Lenders by an endorsement reasonably satisfactory to Administrative Agent. Administrative Agent acknowledges that the form of endorsement delivered by Borrower and agreed to by the Administrative Agent on or prior to the Effective Date is acceptable. Such insurance shall be primary and any other insurance maintained by the additional insured which Lender is not insured under shall be excess only and not contributing with this insurance.

(h)          Terrorism. Borrower shall maintain, or cause to be maintained, at all times, terrorism insurance for Certified Acts of Terrorism (as such terms are defined in TRIPRA for so long as TRIPRA remains in effect) in an amount equal to the full replacement cost of the respective Improvements (plus business interruption coverage in accordance with Section 5.1(d)). Borrower shall also maintain, or cause to be maintained, at all times, Certified Acts of Terrorism coverage on the general liability and umbrella liability policies for the full limits required for the Loan with no sub limits applying. Notwithstanding anything to the contrary contained herein and with respect to insurance required to be maintained by Borrower pursuant to this Section 5.1(h) hereof, Liberty IC Casualty LLC (“Liberty”) shall be an acceptable insurer of perils of terrorism and acts of terrorism so long as (i) the policy issued by Liberty has (a) no aggregate limit and (b) a deductible of no greater than $1,000,000 plus that as calculated pursuant to TRIPRA, (ii) other than the deductible, the portion of such insurance which is not reinsured by TRIPRA, is reinsured with a cut-through endorsement by an insurance carrier rated no less than “A: IX” by AM Best or “A” as by Standard and Poor’s, (iii) TRIPRA or a similar federal statute is in effect and provides that the federal government must reinsure that portion of any terrorism insurance claim above (a) the applicable deductible payable by Liberty and (b) as per the TRIPRA legislation, (iv) Liberty is not the subject of a bankruptcy or similar insolvency proceeding and (v) no Governmental Authority issues any statement, finding or decree that insurers of perils of terrorism similar to Liberty (i.e., captive insurers arranged similar to Liberty) do not qualify for the payment or benefits of TRIPRA. In the event that Liberty is providing insurance coverage (A) to other properties immediately adjacent to the Property, and/or (B) to other properties owned by a Person(s) who is not an Affiliate of Borrower, and such insurance is not subject to the same reinsurance and other requirements of this Section 5.1(h), then the Administrative Agent may reasonably re-evaluate the limits and deductibles of the insurance required to be provided by Liberty hereunder and Borrower shall provide insurance coverage consistent with such reasonably re-evaluated limits and deductibles promptly following Administrative Agent’s written request therefore. In the event any of the foregoing conditions are not satisfied, Liberty shall not be deemed an acceptable insurer of terrorism losses. In the event that TRIPRA should cease to be in effect at any time, and not be replaced by similar legislation, Borrower’s obligations under this Section 5.1(h) shall be limited to use commercially reasonable efforts to obtain the coverage described in this Section 5.1(h), and in such event (i) the amount of the terrorism insurance coverage to be obtained shall be the lesser of (A) the amount described in the first sentence of this Section 5.1(h) or (B) the principal balance of the Loan then outstanding, and (ii) Borrower shall not be required to spend on terrorism insurance coverage more than one and one-half times the allocated premium that is payable for the Property’s insurance coverage required pursuant to this Section 5.1(h) (without giving effect to the cost of terrorism and earthquake components of such property and business income policies) at the time that such terrorism coverage is excluded from the applicable Policy and if the cost of terrorism insurance exceeds such amount the Borrower shall purchase the maximum amount of the terrorism insurance available with funds equal to such amount. If at any time the Administrative Agent notifies the Borrower that it desires to purchase additional terrorism insurance for the improvements (at the sole cost and expense of the Administrative Agent and/or the Lenders), the Borrower shall cooperate with the Administrative Agent and use commercially reasonable efforts to assist Administrative Agent in obtaining such insurance policy (including, without limitation, being listed as the named insured under any such additional policy with Borrower named as an Additional Named Insured); provided, however, such additional terrorism insurance shall not affect the obligations of any underlying existing insurance policy.

(i)          Other Insurance. Borrower shall maintain such other types and amounts of insurance for the Improvements and its operations as Administrative Agent shall from time to time reasonably require, consistent with insurance commonly maintained for comparable properties.

Section 5.2.          GENERAL INSURANCE REQUIREMENTS.

(a)          Documentation. Borrower shall cause Administrative Agent to be included as “Lender Loss Payee” and “Mortgagee” for its benefit and the benefit of the Lenders on a standard noncontributory mortgagee endorsement or its equivalent, in either case reasonably satisfactory to Administrative Agent, for all property damage insurance. Borrower shall cause Administrative Agent to be included as “Additional Insured” for its benefit and the benefit of the Lenders, or as otherwise required, on all liability insurance policies provided by Borrower and Borrower’s contractors (except with respect to workers’ compensation and employer’s liability). Borrower shall provide such additional evidence of Administrative Agent’s interest under any required insurance as Administrative Agent or Lender shall reasonably require from time to time.

(b)          Policy Requirements. Borrower shall obtain all required insurance, or cause all required insurance to be obtained, from insurers authorized to do business in the state where the Property and Improvements are located with an “A:IX” or such lower financial strength rating by AM Best as acceptable to Administrative Agent, “A2” or better by Moody’s, or “A” or better with S&P (except as provided otherwise with respect to Liberty in Section 5.1(h) above, Administrative Agent may in its discretion permit Borrower to maintain required insurance policies with insurance companies which do not meet the foregoing requirements (an “otherwise rated insurer”), provided Borrower obtains a so-called “cut-through” endorsement (that is, an endorsement which permits recovery against the provider of such endorsement) with respect to any otherwise rated insurer from an insurance company which meets the claims paying ability ratings required above. Notwithstanding the foregoing, Administrative Agent shall accept Hamilton Re Insurance Company, rated “A- XIV” with AM Best as an insurer in its current position and participation amount within the property syndicate, for so long as the rating of such insurer is not withdrawn or downgraded below the date hereof. In the event such insurer’s rating is withdrawn or downgraded below this rating, Borrower shall promptly notify Administrative Agent and replace such insurer with an insurer meeting the rating requirements set forth herein. Administrative Agent may (but have no obligation to), at its sole discretion, accept insurers that do not meet the minimum requirements stated herein. Required insurance shall contain such provisions as Administrative Agent reasonably deems necessary or desirable to protect its interest, including endorsements stating that none of Borrower, Administrative Agent or any other party shall be deemed a coinsurer. Borrower shall pay the insurance premiums, or cause all insurance premiums to be paid, for all required insurance when due and payable and shall provide Administrative Agent with proof of payment reasonably acceptable to Administrative Agent, which proof shall be forwarded by Administrative Agent to the Lenders. Borrower shall not finance or permit the refinancing of insurance premiums under any arrangement that could (if any premium loan payment is not made) result in the premature cancellation of any required insurance. Borrower shall deliver to Administrative Agent, promptly after request therefor, certificates of insurance and relevant endorsements including those providing the required Lender protections evidencing all required insurance. Before any policy expires (time being of the essence), the Borrower shall deliver evidence of renewal in compliance with the Loan Documents. If at any time Administrative Agent has not timely received satisfactory written evidence that Borrower maintains or has caused to be maintained all required insurance, then without limiting Administrative Agent’s rights or remedies hereunder or under any of the other Loan Documents, if such evidence is not delivered to Administrative Agent within five (5) Business Days after written notice of such failure to timely deliver such required evidence of insurance (or at any time Administrative Agent deems necessary to avoid the lapse of any insurance coverage, regardless of prior notice), Administrative Agent may (but shall have absolutely no obligation to) obtain such insurance and pay the premium therefor, and the Borrower shall, on demand, reimburse Administrative Agent, for all expenses incurred in connection therewith. Such amounts shall bear interest at the Alternate Rate from the date such cost or expense was incurred through the date of payment to Administrative Agent; any such amounts together with interest thereon calculated at the Alternate Rate shall be deemed to constitute a portion of the indebtedness owing to Lenders hereunder and be secured by the liens, claims and security interests provided to Administrative Agent under the Loan Documents and shall be immediately due and payable upon demand by Administrative Agent.

(c)          Blanket Coverage. Any required insurance may be provided under a blanket policy or policies covering the Property and Improvements and other property and assets not part of the Property, provided that any such blanket policy otherwise complies with the requirements hereunder. Borrower shall, upon request, provide to the Administrative Agent and the Lenders such additional information as may reasonably be required in order to review the basis on which limits and sublimits under the policy were determined and any risk analysis to assess the adequacy of the limits provided with respect to the occurrence of hazards that may impact one or more properties.

(d)          Protection of Lenders’ Interest. To the extent commercially obtainable, in each insurance policy (or an endorsement thereto), the carrier shall: (a) agree not to cancel or terminate such policy without giving Administrative Agent thirty (30) days’ prior written notice (ten (10) days’ notice for nonpayment of premium), or if such notice is not granted by the carrier, Borrower shall provide such notice upon receipt of the same; (b) waive any right to claim any premiums and commissions against Administrative Agent or any Lender, provided that the policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured; and (c) allow Administrative Agent or any Lender to pay premiums to continue such policy upon notice of cancellation for nonpayment. Every property insurance policy shall provide that as to Administrative Agent’s interest, such policy shall remain valid and shall insure Administrative Agent regardless of any: (1) named insured’s act, failure to act, negligence, or violation of warranties, declarations, or conditions; (2) occupancy or use of the Improvements for purposes more hazardous than those permitted; or (3) Administrative Agent’s or any Lender’s exercise of any of their respective rights or remedies hereunder or under any of the Loan Documents.

(e)          No Separate Insurance. Borrower may not carry separate insurance on this Property, concurrent in kind or form or contributing in the event of loss, with any required insurance. The Borrower may, however, carry insurance for the Improvements, in addition to required insurance, but only if such additional insurance: (a) does not violate or entitle the carrier to assert any defense or disclaim any primary coverage under any required insurance; (b) mutually benefits Borrower and Administrative Agent, as their interests may appear; and (c) otherwise complies with this agreement.

(f)          Transfers. In the event of foreclosure of the Security Instrument or other transfer of title to any Collateral in extinguishment in whole or in part of the indebtedness owing to Lenders, and regardless of whether Administrative Agent shall have sought a deficiency judgment with respect thereto, all right, title and interest of Borrower in and to the policies of required insurance that are not blanket policies then in force concerning the Collateral, the Property or the Improvements and all proceeds payable thereunder with respect to the Collateral, the Property or the Improvements (whether or not such policies are blanket policies) shall thereupon vest in the purchaser at such foreclosure or Administrative Agent or other transferee in the event of such other transfer of title.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

As a material inducement to Lenders’ entry into this Agreement, Borrower represents and warrants to Administrative Agent and each Lender as of the Effective Date and continuing thereafter that (provided that the representations and warranties set forth in Section 6.6, 6.7, 6.8, 6.16 and 6.18 shall be effective only as of the Effective Date and the representations and warranties in Sections 6.3, 6.9, 6.12, 6.13, 6.16, 6.20 and 6.32 may change as a result of actions not prohibited by this Agreement or the other Loan Documents):

Section 6.1.          AUTHORITY/ENFORCEABILITY. Borrower is a limited liability company duly organized, validly existing and in good standing in the jurisdiction in which it is organized. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its Property, its businesses and operations. Borrower has the limited liability company power and authority to enter into each of the Loan Documents being entered into on the date hereof to which it is a party and to perform its obligations thereunder. Borrower is in compliance with all Applicable Law applicable to its organization, existence and transaction of business, other than Applicable Law, the noncompliance with which, would not reasonably be expected to have a Material Adverse Effect and has all necessary rights and powers to own and operate the Property and Improvements as contemplated by the Loan Documents.

Section 6.2.          BINDING OBLIGATIONS. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitutes the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 6.3.          FORMATION AND ORGANIZATIONAL DOCUMENTS. Borrower has delivered to Administrative Agent all formation documents and any by-laws, operating agreements or partnership agreements (collectively, the “Governing Documents”) of Borrower and of Guarantor, and all such Governing Documents remain in full force and effect and have not been amended or modified since they were delivered to Administrative Agent. The Borrower shall promptly provide Administrative Agent with copies of (i) any amendments or modifications of the Borrower’s Governing Documents and (ii) any amendments or modifications of the Guarantor’s Governing Documents; provided, that, in no event shall Guarantor be required to deliver any amendments or modifications to the Guarantor’s Governing Documents completed in connection with a Permitted Transfer hereunder, except as shall be requested by the Administrative Agent or the Lenders to the extent necessary for the Administrative Agent and Lenders to comply with federal law in connection with their ongoing “know your customer” diligence. Attached hereto as Exhibit G is a true and correct organizational chart of Borrower.

Section 6.4.          NO VIOLATION. The execution, delivery, and performance under the Loan Documents by Borrower does not: (a) require any consent or approval not heretofore obtained under any partnership agreement, operating agreement, articles of incorporation, bylaws or other document; (b) violate any Applicable Law applicable to the Borrower, the Property and Improvements, or order or ruling of any court or Governmental Authority; or (c) conflict with, or constitute a breach or default or permit the acceleration of obligations under any agreement, contract, lease, or other document by which the Borrower is or the Property and Improvements are bound or regulated.

Section 6.5.          COMPLIANCE WITH LAWS. Except as disclosed on Schedule VII and with respect to permits currently pending in connection with ongoing Tenant Improvements at the Property, Borrower has obtained all material permits, licenses, exemptions, and approvals necessary to occupy and operate the Property and Improvements, and shall maintain compliance in all material respects with all Applicable Law applicable to the Property and Improvements and all other applicable statutes, laws, regulations and ordinances necessary for the transaction of its business. The Property is a legal parcel lawfully created in full compliance with all subdivision laws and ordinances or is exempt therefrom.

Section 6.6.          LITIGATION. Except as disclosed on Schedule III, there are no uninsured claims, actions, suits, or proceedings pending, or to Borrower’s knowledge threatened, against Borrower or Guarantor or affecting the Collateral, the Property or Improvements that is reasonably likely to have a Material Adverse Effect.

Section 6.7.          FINANCIAL CONDITION. All financial statements and information heretofore delivered to Administrative Agent by the Borrower, including, without limitation, information relating to the financial condition of the Borrower, the Property, the Improvements, the partners, joint venturers or members of Borrower, and/or Guarantor, fairly and accurately represent the financial condition of the subject thereof as of the date thereof and have been prepared (except as noted therein) in accordance with GAAP or International Financial Reporting Standards consistently applied. Borrower acknowledges and agrees that Administrative Agent and Lenders may request and obtain additional information from third parties regarding any of the above, including, without limitation, credit reports. Notwithstanding the use of generally accepted accounting principles, the calculation of liabilities shall NOT include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Therefore, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount.

Section 6.8.          NO MATERIAL ADVERSE CHANGE. To the best of Borrower’s knowledge, there has been no material adverse change in the financial condition of Borrower and/or Guarantor since the dates of the latest financial statements furnished to Administrative Agent and, except as otherwise disclosed to Administrative Agent in writing, Borrower has not entered into any material transaction which is not disclosed in such financial statements. Borrower is not party to any agreement or instrument or subject to any restriction affecting Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise, that is reasonably likely to have a Material Adverse Effect. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any Material Contract.

Section 6.9.          SURVEY. To the knowledge of Borrower, there are no encroachments of the Property onto any other property, except as revealed in the Survey.

Section 6.10.        ACCURACY. All reports, documents, instruments, information and forms of evidence in each case prepared by or at the direction of Borrower and delivered to Administrative Agent concerning the Loan or the Property are in all material respects accurate, correct and sufficiently complete to give Administrative Agent and Lenders true and accurate knowledge of their subject matter as of the date provided to Administrative Agent.

Section 6.11.        TAX LIABILITY. Except for Taxes which are contested in accordance with Section 4.4 of this Agreement, Borrower has filed all required federal, state, county and municipal tax returns and, to Borrower’s best knowledge, has paid all Taxes and assessments owed and payable, and Borrower has no knowledge of any basis for any additional payment with respect to any such Taxes and assessments. Without limitation to the foregoing, all transfer Taxes, deed stamps, intangible Taxes or other amounts in the nature of transfer Taxes required to be paid by any Person under Applicable Law currently in effect in connection with the transfer of the Property to the Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar Taxes required to be paid by any Person under Applicable Law currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid.

Section 6.12.         TITLE TO ASSETS; NO LIENS. Borrower has good and indefeasible title to its respective Property, free and clear of all liens and encumbrances except (i) Permitted Liens. and (ii) with respect to worn out or obsolete Personal Property that is being replaced with property of equivalent value and functionality if reasonably necessary or that is no longer necessary in connection with the operation of any Property and is being Transferred.

Section 6.13.         MANAGEMENT AGREEMENT. Borrower is not a party or subject to any management agreement with respect to the Property, except for the Management and Leasing Agreement, dated as of November 8, 2013 between Manager and Borrower (as the same may be amended, modified or replaced from time to time in accordance with the terms hereof, the “Management Agreement”).

Section 6.14.         UTILITIES. All utility services, including, without limitation, gas, water, sewage, electrical and telephone, necessary for the use and operation of the Property and Improvements are available at or within the boundaries of the Property.

Section 6.15.         FEDERAL RESERVE REGULATIONS. No part of the proceeds of the Loan shall be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Applicable Law or by the terms and conditions of this Agreement or the other Loan Documents.

Section 6.16.         LEASES. (a) The rent roll attached hereto as Schedule II is true and complete in all material respects; (b) Borrower has delivered to Administrative Agent true and correct copies of all of its Existing Leases; (c) all Existing Leases are in full force and effect, unmodified except as disclosed to Administrative Agent, and are, in all material respects, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, and to Borrower’s knowledge, except as may be set forth in the rent roll or tenant estoppel certificates, no material breach or default, or event which would constitute a material breach or default after notice or the passage of time, or both, exists under any Existing Leases on the part of any party; (d) to Borrower’s knowledge, except as may be set forth in the rent roll, the tenant estoppel certificates or the Leases, no rent or other payment under any Existing Lease has been paid by any tenant for more than one (1) month in advance of the due date thereof; (e) except as may be set forth in the rent roll or tenant estoppel certificates, none of the landlord’s, nor to Borrower’s knowledge, tenant’s, interests under any of the Existing Leases has been transferred or assigned, and (f) no Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the Improvements of which the leased premises are a part.

Section 6.17.         BUSINESS LOAN. The Loan is a business loan transaction in the stated amount solely for the purpose of carrying on the business of Borrower and none of the proceeds of the Loan will be used for the personal, family or agricultural purposes of the Borrower.

Section 6.18.         PHYSICAL CONDITION. Except as disclosed in the Property Condition Report, to Borrower’s best knowledge, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components thereon or used in connection therewith, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond. The Property is free from material damage caused by fire or other casualty. Except as disclosed in the Property Condition Report or the Environmental Reports, all liquid and solid waste disposal, septic and sewer systems located on the Property are in a good and safe condition and repair and in material compliance with Applicable Law.

Section 6.19.         FLOOD ZONE. The Improvements on the Property are not located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards.

Section 6.20.         CONDEMNATION. No condemnation or other similar proceeding has been commenced or, to the best of Borrower’s knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

Section 6.21.         NOT A FOREIGN PERSON. The Borrower (or, for so long as the Borrower remains a “disregarded entity” for U.S. federal income tax purposes, the entity treated as the regarded owner for such purposes) is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code.

Section 6.22.         SEPARATE LOTS. The Property, other than any easement areas benefitting the Property, is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

Section 6.23.         AMERICANS WITH DISABILITIES ACT COMPLIANCE. The Improvements are maintained in compliance in all material respects with all of the requirements of the Americans with Disabilities Act, of July 26, 1990, Pub. L. No. 101-336, 104 Stat. 327, 42 U.S.C. § 12101, et. seq., as may be amended from time to time (the “ADA”).

Section 6.24.         ERISA. No Loan Party (nor any member of the ERISA Group to the extent it could reasonably be expected to result in liability to a Loan Party) has maintained or contributed to (or had any obligation or liability, contingent or otherwise, with respect to) any Plan or Multiemployer Plan. No Loan Party is an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA or a plan subject to Section 4975 of the Code, and none of the assets of any Loan Party constitutes or will constitute “plan assets” of one or more such employee benefit plans or plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA (“Plan Assets”). Assuming that no part of the Loan funds are Plan Assets prior to the disbursement of such funds to the Borrower, and assuming that Lender’s interest in the Loan is not a Plan Asset, neither the execution or delivery of this Agreement or of any of the other Loan Documents by the Borrower or Guarantor, nor the performance by Borrower or Guarantor of their obligations under this Agreement or under any of the other Loan Documents, nor any transaction contemplated under this Agreement or under any of the other Loan Documents, nor the exercise by Lenders of any of their rights or remedies under this Agreement or under any of the other Loan Documents is or will be a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

Section 6.25.         INVESTMENT COMPANY ACT. The Borrower is not: (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 6.26.         NO PROHIBITED PERSON, OFAC. The Borrower represents and warrants that none of the Borrowing Group or any of their respective Affiliates is a Prohibited Person. The Borrowing Group and their respective Affiliates are in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury. Each member of the Borrowing Group is in compliance, in all material respects, with The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”). Borrower acknowledges and agrees that this Section 6.26 shall serve as notice that Administrative Agent and/or any Lender may reasonably request names, addresses, date of birth, tax identification numbers, documentation of the beneficial ownership interests in Borrower, and/or such other identification information as shall be necessary for the Administrative Agent and Lenders to comply with federal law in connection with its ongoing “know your customer” diligence; provided, however, that if such request is the result of a request from any governmental agency, such reasonableness standard shall not apply.

Section 6.27.         SOLVENCY. The Borrower: (a) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor; and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such indebtedness and liabilities as they mature.

Section 6.28.         ASSESSMENTS. To Borrower’s knowledge, except as set forth in the Title Policy, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

Section 6.29.         USE OF PROPERTY. The Property is used exclusively for office purposes and other appurtenant and related uses, including parking and retail.

Section 6.30.         NO OTHER OBLIGATIONS. Borrower has no contingent or actual obligations not related to the Property.

Section 6.31.         SANCTIONS, ANTI-CORRUPTION AND ANTI-MONEY LAUNDERING LAWS. Neither (i) Borrower nor any Sponsor nor any Sponsor Subsidiary nor (ii) to Borrower’s knowledge, any Person within the Borrowing Group not listed in (i) above is: (a) a Sanctioned Person; (b) Controlled by or acting on behalf of a Sanctioned Person; (c) under investigation for an alleged breach of Sanction(s) by a governmental authority that enforces Sanctions. Borrower, Sponsor and each Sponsor Subsidiary and, to Borrower’s knowledge, any other Person within the Borrowing Group: (x) is in compliance with all Anti-Corruption Laws and Anti-Money Laundering Laws; (y) is not, and has not been, under administrative, civil or criminal investigation with respect to Anti-Corruption Laws or Anti-Money Laundering Laws; and (z) has not received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of any Anti-Corruption Laws or Anti-Money Laundering Laws. The provisions in this Section shall prevail and Control over any contrary provisions in this Agreement or in any related documents. In entering into the Loan Documents to which it is a party, each Loan Party is acting solely for its own account and no natural person owns, directly or indirectly, more than ten percent (10%) of a beneficial interest or voting interest in Borrower.

Section 6.32.         LABOR. To the best of Borrower’s knowledge, no organized work stoppage or labor strike is pending or threatened by employees or other laborers at the Property. Borrower (i) is not involved in or threatened with any labor dispute, grievance or litigation relating to labor matters involving any employees and other laborers at the Property, which could reasonably be expected to have a Material Adverse Effect, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints, (ii) has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act, or (iii) except for the International Union Agreement, is not a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and other laborers at the Property and no such agreement or contract is currently being negotiated by Borrower or any of its Affiliates.

Section 6.33.         INTENTIONALLY DELETED.

Section 6.34.         INSURANCE CERTIFICATES. All insurance certificates provided by the Borrower and delivered to Administrative Agent concerning the Loan or the Property correctly reflect the coverages of the referenced insurance policies in all material respects so that Administrative Agent and Lenders, in Borrower’s opinion, have true and accurate knowledge of the subject matter of such insurance policies as of the date referenced in the applicable certificate(s).

ARTICLE 7

HAZARDOUS MATERIALS

Section 7.1.          SPECIAL REPRESENTATIONS AND WARRANTIES. Without in any way limiting the other representations and warranties set forth in this Agreement, and after reasonable investigation and inquiry, Borrower hereby specially represents and warrants to the best of its knowledge as of the date of this Agreement as follows:

(a)          Hazardous Materials. Except as set forth in those certain reports listed on Schedule IV, the Property and Improvements are not and have not been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any Hazardous Materials under the Hazardous Materials Laws, as described below, and/or other applicable environmental laws, ordinances and regulations. “Hazardous Materials” shall not include commercially reasonable amounts of such materials used or stored in the ordinary course of ownership, operation, maintenance and use of the Property which are used and stored in accordance with all applicable environmental laws, ordinances and regulations.

(b)          Hazardous Materials Laws. Except as set forth in those certain reports listed on Schedule IV, the Property and Improvements are in compliance in all material respects with all laws, ordinances and regulations relating to Hazardous Materials (“Hazardous Materials Laws”), including, without limitation: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.

(c)          Hazardous Materials Claims. There are no written claims or actions (“Hazardous Materials Claims”) pending or, to Borrower’s knowledge threatened against Borrower, the Property or Improvements by any Governmental Authority, governmental agency or by any other person or entity relating to Hazardous Materials or pursuant to the Hazardous Materials Laws.

Section 7.2.          HAZARDOUS MATERIALS COVENANTS. The Borrower agrees as follows:

(a)          No Hazardous Activities. Except as disclosed in the Environmental Reports, Borrower shall not cause or permit the Property or Improvements to be used as a site for the use, generation, manufacture, storage, treatment, release, discharge, disposal, transportation or presence of any Hazardous Materials.

(b)          Compliance. Borrower shall comply, and shall use commercially reasonable efforts to cause all other Persons with respect to the Property to comply, in all material respects with all Hazardous Materials Laws relating to the Property and Improvements.

(c)          Notices. Borrower shall promptly notify Administrative Agent in writing of: (1) any actual knowledge by Borrower (x) of Hazardous Materials on or under the Property in violation of Hazardous Materials Laws or (y) that the Property and Improvements do not comply, in any material respect, with Hazardous Materials Laws; and (2) any Hazardous Materials Claims for which written notice has been delivered to or served upon Borrower. Borrower hereby agrees not to enter into any confidentiality agreement from and after the date hereof that would prohibit disclosure of any information required to be disclosed to Administrative Agent under clause (1) or (2) above.

(d)          Remedial Action. In response to the presence of any Hazardous Materials on or under the Property or Improvements in violation of Hazardous Materials Laws, Borrower shall promptly take, at Borrower’s sole expense, all remedial action when and as required by any Hazardous Materials Laws (or the applicable Governmental Authority exercising jurisdiction thereover) or any judgment, consent decree, settlement or compromise in respect to any Hazardous Materials Claims; provided, that with respect to any release of Hazardous Materials that Borrower is now or may after the date of this Agreement be required to remediate by a Governmental Authority, Borrower shall, within ninety (90) days of the date on which Borrower is directed to remediate by a Governmental Authority in the case of a release of Hazardous Materials that Borrower is after the date of this Agreement required to remediate by a Governmental Authority either (I) commence the remediation of such Hazardous Materials, (II) Pursue Negotiations (as defined in the Hazardous Materials Indemnity Agreement) or (III) commence and thereafter prosecute a Good Faith Contest (as defined in the Hazardous Materials Indemnity Agreement) in accordance with the requirements set forth in the definition of Good Faith Contest (as defined in the Hazardous Materials Indemnity Agreement).

Section 7.3.          INSPECTION BY ADMINISTRATIVE AGENT. Upon reasonable prior notice to Borrower and subject to the rights of Tenants under Leases, during the continuance of a Default or at any time that Administrative Agent has a good faith reasonable belief that serious bodily injury or material property damage is likely to occur at the Property as a result of Hazardous Materials, Administrative Agent, its employees and agents, may from time to time (whether before or after the commencement of a nonjudicial or judicial foreclosure proceeding) enter and inspect the Property and Improvements for the purpose of determining the existence, location, nature and magnitude of any past or present release or threatened release of any Hazardous Materials into, onto, beneath or from the Property and Improvements.

Section 7.4.         HAZARDOUS MATERIALS INDEMNITY. BORROWER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT AND EACH LENDER, AND THEIR RESPECTIVE AFFILIATES DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS IN EACH SUCH PARTY’S CAPACITY AS SUCH FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, LIABILITIES, CLAIMS, ACTIONS, JUDGMENTS, COURT COSTS AND LEGAL OR OTHER EXPENSES INCURRED IN ENFORCING THEIR RIGHTS PURSUANT TO THIS ARTICLE 7 (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES) (INCLUDING IN EACH CASE LOSSES FOR DIMINUTION IN VALUE, BUT NOT OTHER CONSEQUENTIAL DAMAGES AND EXCLUDING LOSSES INCURRED AS A RESULT OF LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR ANY HAZARDOUS MATERIALS FIRST INTRODUCED TO THE PROPERTY AFTER THE DATE LENDER, ITS DESIGNEE OR AGENT ACQUIRES POSSESSION OF THE PROPERTY AND ARE NOT DUE TO THE ACTS OF BORROWER, GUARANTOR OR THEIR RESPECTIVE AFFILIATES, IT BEING ACKNOWLEDGED AND AGREED BY BORROWER THAT A RECEIVER OR CUSTODIAN APPOINTED BY A COURT SHALL UNDER NO CIRCUMSTANCES BE CONSIDERED TO BE AN AGENT OF LENDER) WHICH ADMINISTRATIVE AGENT AND/OR ANY LENDER ACTUALLY INCURS AS A DIRECT CONSEQUENCE OF THE USE, GENERATION, MANUFACTURE, STORAGE, DISPOSAL, THREATENED DISPOSAL, TRANSPORTATION OR PRESENCE OF HAZARDOUS MATERIALS IN, ON, UNDER OR ABOUT THE PROPERTY OR IMPROVEMENTS. BORROWER SHALL IMMEDIATELY PAY TO ADMINISTRATIVE AGENT AND/OR ANY LENDER, UPON DEMAND, ANY AMOUNTS OWING UNDER THIS INDEMNITY, TOGETHER WITH INTEREST FROM THE DATE THE INDEBTEDNESS ARISES UNTIL PAID AT THE RATE OF INTEREST APPLICABLE TO THE PRINCIPAL BALANCE OF THE LOAN. BORROWER’S DUTY AND OBLIGATIONS TO DEFEND, INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT AND EACH LENDER SHALL SURVIVE THE CANCELLATION OF THE NOTES AND THE RELEASE, RECONVEYANCE OR PARTIAL RECONVEYANCE OF THE SECURITY INSTRUMENT.

ARTICLE 8

CASH MANAGEMENT

Section 8.1.          ESTABLISHMENT OF ACCOUNTS.

(a)          Borrower has established, and hereby covenants to maintain, (i) an account (the “Property Account”) with Property Account Bank into which Borrower shall deposit, or cause to be deposited, all its Gross Operating Income and forfeited security deposits, (ii) an account (the “Cash Management Account”) with Cash Management Bank, (iii) an account (the “Termination Payment Account”) with Cash Management Bank, (iv) an account (the “Security Deposit Account”) with Cash Management Bank.

(b)          Borrower has executed (i) an agreement with Administrative Agent and Property Account Bank providing for the control of the Property Account and (ii) an agreement with Administrative Agent and Cash Management Bank providing control of the Cash Management Account, the Termination Payment Account, and the Security Deposit Account, in each case, by Administrative Agent for the benefit of the Lenders in form and substance reasonably acceptable to Administrative Agent (individually and collectively, the “Account Agreement”).

Section 8.2.          DEPOSITS INTO PROPERTY ACCOUNT.

(a)          Borrower represents, warrants and covenants that (i) Borrower shall, or shall cause Manager to, immediately deposit all its respective cash constituting Gross Operating Income and all other moneys paid to or received by Borrower (including, without limitation, all amounts received by Borrower as agent for, or at the direction of, any Borrower Affiliate, which amounts Borrower hereby expressly agrees shall be collateral for the Loan), but for the avoidance of doubt, excluding any fees paid to Manager pursuant to the terms of the Management Agreement but subject to the terms and conditions of the Assignment of Agreements with Manager’s Consent dated of even date herewith executed by Borrower and Manager and Section 8.5 hereof, with respect to the use, ownership or operation of the Property into the Property Account, (ii) other than the Property Account, there shall be no other accounts maintained by Borrower or any other Person into which revenues from the use, ownership and operation of the Property is deposited, and (iii) neither the Borrower nor any other Person shall open any other such account with respect to the deposit of such revenue. Until deposited into the Property Account, any Gross Operating Income and all other moneys paid to or received by Borrower with respect to the use, ownership or operation of the Property shall be deemed to be Collateral and shall be held in trust by it for the benefit, and as the property, of the Lenders and shall not be commingled with any other funds or property of Borrower.

(b)          Borrower shall, no later than five (5) Business Days following the Effective Date, execute and deliver to each of its respective tenants a notice in the form of Exhibit F attached hereto (the “Tenant Direction Letter”) addressed to each tenant at the Property as of the Effective Date, directing each such tenant to deliver all payments due under its lease to the Property Account, as more particularly directed in the Tenant Direction Letter. Borrower shall also deliver a Tenant Direction Letter directly to each new tenant at the Property simultaneously with the execution of each such new tenant’s Lease. Borrower’s instruction to deliver all payments due under each tenant’s Lease as directed in the Tenant Direction Letters shall be irrevocable (until the Loan and all other amounts owed to Lenders and Administrative Agent under the Loan Documents are paid in full), except by written direction of Administrative Agent.

Section 8.3.          ACCOUNT NAME. The Property Account, the Cash Management Account, the Termination Payment Account, and the Security Deposit Account each shall be in the name of Maguire Properties-355 S. GRAND, LLC for the benefit of Landesbank Hessen-Thüringen Girozentrale, New York Branch, as Administrative Agent, or, with respect to the Property Account, such other name as Administrative Agent shall approve in its reasonable discretion.

Section 8.4.          ELIGIBLE ACCOUNTS. Unless otherwise approved by Administrative Agent, each of the Property Account, the Cash Management Account, the Termination Payment Account, and the Security Deposit Account shall at all times be maintained as an Eligible Account.

Section 8.5.          DISBURSEMENTS FROM THE PROPERTY ACCOUNT.

(a)          Prior to the occurrence of a Triggering Event (or after the receipt of notice from Administrative Agent that a Triggering Event Termination has occurred), all funds in the Property Account shall be disbursed by Property Account Bank on each Business Day to an account to be designated in writing by Borrower to the Property Account Bank or as otherwise designated by Borrower to the Property Account Bank from time to time (the “Designated Account”). At the Borrower’s request, Administrative Agent agrees to promptly deliver notice to the Property Account Bank, Cash Management Bank, and Borrower that a Triggering Event Termination has occurred, upon Administrative Agent having received such information as would allow it to determine the same.

(b)          Following the occurrence of a Triggering Event, (i) Borrower shall not be entitled to withdraw or receive a transfer of funds in the Property Account, (ii) Administrative Agent or any servicer appointed by Administrative Agent shall be the sole Person authorized to withdraw or transfer funds in the Property Account, (iii) [intentionally omitted] and (iv) Administrative Agent or any servicer appointed by Administrative Agent shall cause the funds on deposit in the Property Account to be transferred to the Cash Management Account, and cause all funds on deposit in the Cash Management Account to be applied on each Payment Date in the following order of priority: (A) to pay monthly Operating Expenses and capital expenditure costs of the Property pursuant to the applicable Approved Annual Budget (unless funded or reimbursed from proceeds of the Future Funding Facility); (B) sums due pursuant to Section 9.15; (C) fees and expenses due to the Administrative Agent; (D) amounts due to the Administrative Agent and the Lenders in respect of Protective Advances; (E) to pay on a pari passu basis (a) any regularly scheduled payments of interest in respect of the Loan and (b) any regularly scheduled payments (but not any Derivatives Termination Value or IRPA Termination Fees) due to a counterparty under any Interest Rate Protection Agreement which is with Administrative Agent, a Lender or any of their respective Affiliates; (F) to pay other sums (not otherwise covered above) due to Administrative Agent or the Lenders on such date with respect to the Loan; (G) Leasing Costs for Approved Leases (unless such costs are funded from Loan proceeds); (H) to pay extraordinary Operating Expenses of the Property not included in the applicable Approved Annual Budget, provided the same are reasonably approved by Administrative Agent or are attributable to emergencies at the Property; (I) to pay Cash Management Bank for fees and expenses incurred in connection with this Agreement and the Cash Management Account, the Termination Payment Account, and the Security Deposit Account; (J) any regularly scheduled payments (but not any Derivatives Termination Value or IRPA Termination Fees) due to a counterparty under any Interest Rate Protection Agreement which is not Administrative Agent, a Lender or any of their respective Affiliates; and (K) the balance (“Excess Cash Flow”), if any, shall be deposited into the Sweep Account. Notwithstanding the foregoing, to the extent funds on account in the Cash Management Account are not sufficient to make the payments described in (A) through (J) above, Administrative Agent shall transfer funds in the Sweep Account sufficient to make such payments so long as no Default is then continuing.

Notwithstanding anything contained herein, for purposes of this Section 8.5, Operating Expenses paid pursuant to Section 8.5(b)(iv)(A) shall not include any payments to Borrower Affiliates, other than (x) all management fees payable to Manager under the Management Agreement (which amount shall not exceed two and three-quarters of one percent (2.75%) of Gross Operating Income of the Property), construction management fees payable to Manager under the Management Agreement, leasing commissions payable to Manager under the Management Agreement and (y) payments set forth in an Approved Annual Budget.

Section 8.6.          SWEEP ACCOUNT. Prior to a Cash Release Event, all sums deposited in the Sweep Account shall remain on deposit therein as additional security for the payment of the Loan and payment and performance of all of Borrower’s obligations under the Loan Documents. Notwithstanding the foregoing and without limiting the generality of the last sentence of the first paragraph of Section 8.5(b) above, (i) so long as no Default shall exist, (a) Administrative Agent shall not unreasonably withhold its consent to Borrower’s written request for a disbursement of funds from the Sweep Account to (x) fund any Escrow Fund Deficiency Amount, (y) pay expenses that exceed the amount budgeted therefor in the Approved Annual Budget, and (z) pay unanticipated expenditures necessary to preserve or protect the Property and (b) within five (5) Business Days’ of Borrower’s written request, Administrative Agent shall disburse funds, to the extent sufficient, to pay all or any portion of any Optional Minimum Debt Yield Prepayment and (ii) upon the occurrence of a Cash Release Event, Administrative Agent shall (or shall instruct Property Account Bank to) disburse all sums accumulated in the Sweep Account, and in any other reserves established under Sections 8.5 and 9.15 hereof, to the Designated Account.

Section 8.7.          SOLE DOMINION AND CONTROL. Borrower acknowledges and agrees that each of the Property Account, the Cash Management Account (and the subaccounts thereof, including, without limitation, the Sweep Account and the Escrow Fund Account), the Termination Payment Account, and the Security Deposit Account are subject to the sole dominion, control and discretion of Administrative Agent for the benefit of Lenders, its authorized agents or designees, including Property Account Bank and Cash Management Bank, as applicable, subject to the terms hereof; and Borrower shall have no right of withdrawal with respect to the Property Account, the Cash Management Account (and the subaccounts thereof, including, without limitation, the Sweep Account and the Escrow Fund Account), the Termination Payment Account, and the Security Deposit Account except with the prior written consent of Administrative Agent or as otherwise provided herein.

Section 8.8.          SECURITY INTEREST. Borrower hereby grants to Administrative Agent for the benefit of the Lenders a first priority security interest in the Property Account, the Cash Management Account (and the subaccounts thereof, including, without limitation, the Sweep Account and the Escrow Fund Account), the Termination Payment Account, the Security Deposit Account, and the other Account Collateral as additional security for the Loan. Borrower shall not change its name, identity or jurisdiction of organization without, in each case, giving Administrative Agent thirty (30) days prior written notice.

Section 8.9.          RIGHTS ON DEFAULT. Notwithstanding anything to the contrary in this Article 8, but subject to Section 8.13(b), upon the occurrence of a Default, Administrative Agent shall promptly notify Property Account Bank and Cash Management Bank in writing of such Default and, without notice from Property Account Bank or Administrative Agent, while such Default shall continue (a) the Borrower shall have no further right in respect of (including, without limitation, the right to receive a transfer from) the Property Account, the Cash Management Account (or the subaccounts thereof, including, without limitation, the Sweep Account and the Escrow Fund Account), the Termination Payment Account, or the Security Deposit Account and (b) Administrative Agent shall have all rights and remedies with respect to the Property Account, the Cash Management Account (and the subaccounts thereof, including, without limitation, the Sweep Account and the Escrow Fund Account), the Termination Payment Account, the Security Deposit Account, and the amounts on deposit therein and the Account Collateral as described in this Agreement and in the Security Instrument, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Security Instrument, Administrative Agent may apply the amounts of such Property Account, the Cash Management Account (and/or the subaccounts thereof, including, without limitation, the Sweep Account and the Escrow Fund Account), the Termination Payment Account, and/or the Security Deposit Account as Administrative Agent determines in its sole discretion, which application shall be made in the order set forth in Section 11.2(g) except as otherwise agreed by the Requisite Lenders (or all of the Lenders, as applicable). If a Default is no longer continuing, Administrative Agent shall rescind such notice provided above under this Section 8.9 and the Borrower shall not be subject to the obligations set forth in this Section 8.9.

Section 8.10.       FINANCING STATEMENT; FURTHER ASSURANCES. Borrower hereby authorizes Administrative Agent to file, and upon Administrative Agent’s request, shall deliver to Administrative Agent for filing, a financing statement or statements under the UCC in connection with the Property Account, the Cash Management Account (and the subaccounts thereof, including, without limitation, the Sweep Account and the Escrow Fund Account), the Termination Payment Account, the Security Deposit Account, and the Account Collateral with respect thereto in the form required to properly perfect Lenders’ security interest therein. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Administrative Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Property Account Bank or Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any of the Property Account, the Cash Management Account (or the subaccounts thereof, including, without limitation, the Sweep Account and the Escrow Fund Account), the Termination Payment Account, the Security Deposit Account, or Account Collateral.

Section 8.11.        BORROWER’S OBLIGATION NOT AFFECTED. The insufficiency of funds on deposit in the Property Account or the Cash Management Account shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

Section 8.12.        DEPOSIT ACCOUNTS. Borrower represents and warrants to Administrative Agent and each Lender as of the Effective Date and continuing thereafter that:

(a)          This Agreement creates a valid and continuing security interest (as defined in the UCC) in the Property Account, the Cash Management Account (and the subaccounts thereof, including, without limitation, the Sweep Account and the Escrow Fund Account), the Security Deposit Account and the Termination Payment Account in favor of Administrative Agent for the benefit of the Lenders, which security interests are prior to all other Liens and are enforceable as such against creditors of and purchasers from Borrower;

(b)          Borrower and Administrative Agent agree that each of the Property Account, the Cash Management Account (and the subaccounts thereof, including, without limitation, the Sweep Account and the Escrow Fund Account), the Security Deposit Account and the Termination Payment Account are and shall be maintained (i) as a “deposit account” (as such term is defined in Section 9 102(a)(29) of the UCC), (ii) in such a manner that Administrative Agent for the benefit of the Lenders shall have control (within the meaning of Section 9-104(a)(2) of the UCC) over the Property Account, the Cash Management Account (and the subaccounts thereof, including, without limitation, the Sweep Account and the Escrow Fund Account), the Security Deposit Account and the Termination Payment Account, and (iii) such that neither Borrower nor Manager shall have any right of withdrawal from the Property Account, the Cash Management Account (and the subaccounts thereof, including, without limitation, the Sweep Account and the Escrow Fund Account), Security Deposit Account and the Termination Payment Account, and no Account Collateral shall be released to Borrower or Manager from the Property Account, the Cash Management Account (and the subaccounts thereof, including, without limitation, the Sweep Account and the Escrow Fund Account), the Security Deposit Account and the Termination Payment Account. Unless otherwise approved by the Administrative Agent in its sole discretion, the Designated Account, the Property Account, the Cash Management Account (and the subaccounts thereof, including, without limitation, the Sweep Account and the Escrow Fund Account), the Security Deposit Account and the Termination Payment Account shall be maintained with Property Account Bank. Without limitation of the foregoing, Borrower shall only establish and maintain the Property Account, the Cash Management Account (and the subaccounts thereof, including, without limitation, the Sweep Account and the Escrow Fund Account), the Security Deposit Account and the Termination Payment Account with a financial institution that has executed an agreement substantially in the form of the applicable Account Agreement or in such other form reasonably acceptable to Administrative Agent.

(c)          The Borrower owns and has good and marketable title to the Property Account, the Cash Management Account (and the subaccounts thereof, including, without limitation, the Sweep Account and the Escrow Fund Account), the Security Deposit Account and the Termination Payment Account free and clear of any Lien or claim of any Person;

(d)          Other than the security interest granted to Administrative Agent for the benefit of the Lenders pursuant to this Agreement, the Borrower has not pledged, assigned, or sold, granted a security interest in, or otherwise conveyed the Property Account, the Cash Management Account (or the subaccounts thereof, including, without limitation, the Sweep Account and the Escrow Fund Account), the Security Deposit Account or the Termination Payment Account; and

(e)          None of the Property Account, the Cash Management Account (or the subaccounts thereof, including, without limitation, the Sweep Account and the Escrow Fund Account), the Security Deposit Account or the Termination Payment Account is in the name of any Person other than the Borrower or Administrative Agent for the benefit of Lenders.

Section 8.13.        ADDITIONAL PROVISIONS RELATING TO ACCOUNTS.

(a)          Upon the occurrence of a Triggering Event or a Default, Borrower shall immediately transfer any funds on deposit in the Designated Account to the Property Account and shall promptly provide a Debt Yield Certificate.

(b)          It is acknowledged by the Parties that notwithstanding anything to the contrary herein, any amounts invested pursuant to this Article 8 at all times shall be invested solely in Permitted Investments.

ARTICLE 9

ADDITIONAL COVENANTS OF BORROWER

Section 9.1.          EXPENSES. The Borrower shall immediately pay Administrative Agent upon demand all actual out-of-pocket costs and expenses incurred by Administrative Agent (including reasonable attorneys’ fees and expenses) in connection with: (a) the preparation of this Agreement, all other Loan Documents and Other Related Documents contemplated hereby; (b) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement, the other Loan Documents, Other Related Documents and any other documents or matters, (c) securing the Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (d) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Administrative Agent pursuant to this Agreement, the other Loan Documents and Other Related Documents; (e) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting the Borrower, this Agreement, the other Loan Documents, Other Related Documents, the Property or any other security given for the Loan; and (f) the enforcement or satisfaction by Administrative Agent or Lenders of any of Borrower’s obligations under this Agreement, the other Loan Documents or the Other Related Documents or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings. For all purposes of this Agreement, Administrative Agent’s and Lenders’ costs and expenses shall include, without limitation, all appraisal fees incurred for (x) provided that no Default exists, no more than two appraisals obtained during the term of the Loan (in addition to any appraisal delivered in connection with the closing of the Loan) and (y) all appraisals obtained after and during the continuation of a Default, cost engineering and inspection fees, reasonable legal fees and expenses, accounting fees, environmental consultant fees, auditor fees, UCC filing fees, UCC vendor fees and the cost to Lenders of any title insurance premiums, title surveys, reconveyance and notary fees (to the extent Administrative Agent is permitted to procure such items hereunder) and/or (following the occurrence and during the continuance of Default) all costs incurred by Administrative Agent in connection with Section 11.2 hereof. Notwithstanding anything to the contrary herein, in no event shall Borrower be required to pay any underwriting fees or other similar fees to Administrative Agent or any Lender. Borrower recognizes and agrees that formal written Appraisals of the Property and Improvements by a licensed independent appraiser may be required by Administrative Agent’s or any Lender’s internal procedures and/or federal regulatory reporting requirements on an annual and/or specialized basis and Borrower hereby agrees that, subject to the cost allocations set forth in the immediately preceding sentence, Administrative Agent shall have the right to obtain any such appraisal. Additionally, and notwithstanding anything contained herein to the contrary, any Lender may require Administrative Agent to obtain an Appraisal at any time at such Lender’s expense if the expense of such Appraisal would not otherwise be the responsibility of Borrower. If any of the services described above are provided by an employee of Administrative Agent if Helaba is acting as Administrative Agent, Administrative Agent’s costs and expenses for such services shall be calculated in accordance with Administrative Agent’s standard charge for such services, which charges shall be commercially reasonable and without duplication to any third-party costs in connection with the same service.

Section 9.2.          ERISA COMPLIANCE. No Loan Party (nor any member of the ERISA Group to the extent it could reasonably be expected to result in liability to a Loan Party) will establish any Plan or contribute to (or have an obligation to contribute to) any Multiemployer Plan. The Borrower shall at all times comply in all material respects with the provisions of ERISA with respect to any retirement or other employee benefit plan to which it is a party as employer except as would not reasonably be expected to have a Material Adverse Effect, and as soon as possible after Borrower knows, or has reason to know, that any Reportable Event (as defined in ERISA and to the extent the notice period is not waived) with respect to any such plan of the Borrower has occurred, it shall furnish to Administrative Agent a written statement setting forth details as to such Reportable Event and the action, if any, which Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event furnished to the Pension Benefit Guaranty Corporation.

Section 9.3.          LEASING.

(a)          Borrower covenants and agrees at Borrower’s sole cost and expense to: (w) perform the material obligations of lessor contained in the Leases and use commercially reasonable efforts to enforce by all available remedies, at the discretion of Borrower, performance by the lessees of the material obligations of the lessees contained in the Leases; (x) promptly deliver to Administrative Agent copies of all notices of material defaults delivered and/or received by Borrower or Manager to any tenants under any Minor Lease or Major Lease; (y) exercise Borrower’s diligent efforts to keep all portions of the Property that are capable of being leased, leased at all times at rentals commensurate with current market rates for similarly situated property; and (z) to the extent required pursuant to Section 9.3(d) below, upon the exercise of any termination or contraction right by tenant under a Lease, deposit with Administrative Agent the portion of any fees associated with such termination or contraction right that, so long as no Triggering Event has occurred and is continuing, exceeds $500,000 to be disbursed by Agent to pay Leasing Costs pursuant to Section 9.3(d) below. Notwithstanding the foregoing, (x) while any Triggering Event exists, or (y) if the exercise of any termination or contraction right by tenant under a Minor Lease would result in the occurrence of a Triggering Event, then upon the exercise of any termination or contraction right by tenant under a Minor Lease, Borrower shall deposit with Administrative Agent all fees associated with such termination or contraction right, to be disbursed by Agent to pay Leasing Costs pursuant to Section 9.3(d) below. Except for Permitted Liens, Borrower shall not, without the Administrative Agent’s prior written consent or as otherwise permitted by any provision of the Loan Documents: (i) execute any other assignment relating to any of the Leases; (ii) except with respect to any Prepaid TI Rent paid by a tenant pursuant to the terms of the applicable Lease, collect rentals (other than security deposits) more than one (1) month in advance of the time when it becomes due; (iii) consent to any assignment (and for the avoidance of doubt the term assignment shall not include subleases) by any lessee under any office lease requiring Lease Approval other than in accordance with the provisions of the Lease in question; or (iv) subordinate or agree to subordinate any of the Leases to any other mortgage or lien other than Permitted Liens. Any action or attempted action in violation of this Section 9.3(a), Section 9.3(b), Section 9.3(c) or Section 9.4 of this Agreement shall be null and void. In no event shall Borrower enter into any Modification that results in a Lease being on terms that are less favorable to Borrower than commercially reasonable market terms without the prior written reasonable approval of Administrative Agent.

(b)          Borrower shall not, without the requisite Lease Approval for any Major Lease or any Minor Lease, as applicable: (i) permit or allow any material change, amendment, modification, renewal or extension (each a “Modification” and for the avoidance of doubt, the term “Modification” shall not include any complete or partial surrender of termination (which are discussed in (c) below)) of any Lease; (ii) waive any of Borrower’s rights or remedies under any Lease, other than such rights which are de minimis in nature; or (iii) otherwise consent to any material change in the obligations, duties or liabilities of a tenant under a Lease.

(c)          For the avoidance of doubt, no Lease Approval shall be required with respect to Modifications of, or waivers of rights or remedies or consents to material changes for any Lease that is neither a Major Lease nor a Minor Lease.

(d)          Borrower shall be permitted to retain any sums received in consideration of any termination, in full or in part, or any reduction in term, or the release or discharge of any lessee of any Lease, from any such termination (hereafter, a “Termination Payment”), up to a maximum amount equal to $500,000, and any portion of such Termination Payment that exceeds $500,000 shall be deposited by Borrower into the Termination Payment Account. Funds in the Termination Payment Account shall be disbursed in accordance with this Section 9.3(d); provided, however, Borrower shall be permitted to retain, and shall not be required to deposit in the Termination Payment Account or Borrower’s Designated Account, the termination fee paid to Borrower by Latham & Watkins LLP in connection with its termination effective as of December 31, 2018. Any funds not required to be deposited into the Termination Payment Account pursuant to the preceding sentence shall, except during the existence of a Triggering Event or a Default, be deposited in the Borrower’s Designated Account. Borrower hereby grants to Administrative Agent as agent for the Lenders a first perfected security interest in the Termination Payment Account. All interest on the Termination Payment Account shall be for the benefit of Borrower and shall be added to and remain in the Termination Payment Account; provided, however, that nothing herein shall require that interest be earned at the highest prevailing rates. Provided no Default exists and is continuing, Administrative Agent shall cause to be made, disbursements from the Termination Payment Account to Borrower for payment of Leasing Costs associated with any Leases that do not require any approval or that have been approved in accordance with Section 9.4 of this Agreement. Notwithstanding the foregoing, provided no Triggering Event or Default exists and is continuing, any Termination Payment that is not applied in accordance with the preceding sentence shall be returned to the Borrower once all of the space with respect to which the Termination Payment was paid has been re-leased pursuant to Lease(s) entered into in accordance with the terms of this Agreement, the tenant thereunder has taken possession of substantially all of its space and commenced payment of its full base minimum rent, the Administrative Agent has received an estoppel letter with respect to each new Lease in form reasonably acceptable to Administrative Agent and all obligations of Borrower with respect to the construction of Tenant Improvements, and the payment of Tenant Improvement Allowances and Leasing Commissions have been fully performed; provided, however, if at such time a Default shall have occurred and be continuing, such amount shall not be returned to Borrower and shall instead be applied or used by Administrative Agent pursuant to the immediately succeeding sentence. Upon the occurrence and during the continuance of a Default, Administrative Agent may, in addition to all other remedies permitted under this Agreement and the other Loan Documents, at law or in equity, charge, set-off and otherwise apply against the obligations and liabilities of Borrower under the Loan Documents or any part thereof, all or any part of the funds on deposit in the Termination Payment Account. For the avoidance of doubt, this Section 9.3(d) is subject to Section 8.13(b). Borrower shall not have any right to make withdrawals from the Termination Payment Account.

Section 9.4.          APPROVAL OF LEASES.

(a)          Borrower may enter into any Lease (including any Modification thereof), without consent from Administrative Agent or the Requisite Lenders, provided such Lease is not a Major Lease or a Minor Lease, so long as the following requirements are satisfied:

(i)          The Lease shall be prepared on the Borrower’s standard form of lease agreement, which has been approved by Administrative Agent (with changes as are commercially reasonable taking into consideration the size, credit and bargaining power of the related tenant) or other form required by the tenant (which, as modified in negotiations with the tenant, is commercially reasonable taking into consideration the size, credit and bargaining power of the tenant);

(ii)         The Lease shall be to a tenant who is not an Affiliate of Borrower or Guarantor;

(iii)        The Lease shall be subordinate to the Loan and the Security Instrument (which subordination may be subject to the delivery by Administrative Agent of a subordination, non-disturbance and attornment agreement in accordance with the provisions of 9.4(d) below);

(iv)         No purchase option, master lease options, or rights of first refusal for the sale of the Property shall be permitted without Administrative Agent’s prior written approval, which may be withheld in its sole and absolute discretion;

(v)          The Lease shall provide for rental rates and other material economic terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant) as of the date such Lease is executed by Borrower, shall be an arms-length transaction with a bona fide, independent third party tenant (other than leases to the Manager on comparable terms and covering comparable space with those in place on the date hereof), and shall not have a Material Adverse Effect on the value or quality of the Property.

For the avoidance of doubt, for any new Lease (A) that is a Major Lease, Requisite Lenders’ prior written approval and (B) that is a Minor Lease, Administrative Agent’s prior written approval (in each case, which shall not be unreasonably withheld) shall be required to be obtained, at Borrower’s sole cost and expense.

(b)          For the avoidance of doubt, each Existing Lease is hereby approved by Administrative Agent and the Lenders.

(c)          Borrower must also obtain Requisite Lenders’ prior written consent to any assignment of Leases or subletting of leased space containing 70,000 square feet or more, and provided further that any consent of Requisite Lenders must be granted or withheld in Requisite Lenders’ reasonable discretion to the extent the terms of the applicable Lease require Borrower to be reasonable in granting or withholding its consent to any assignment or sublease by the applicable tenant; provided, however, that indirect assignments of Leases or subletting of leased space containing 70,000 square feet or more, or other tenant transfers permitted pursuant to the terms of a Lease 70,000 square feet or more which does not require Borrower’s consent as landlord to such transfer, shall only be subject to Requisite Lenders’ consent to the extent that Borrower is entitled to consent to the same pursuant to the terms of the applicable Lease.

(d)          At Borrower’s request and at Borrower’s sole cost and expense, Administrative Agent shall promptly (and in no event later than ten (10) Business Days upon receipt of request from Borrower) without any right of Administrative Agent to consent to such lease or impose additional burdens or requirements on the Borrower (except as may be expressly required hereunder) execute a subordination, non-disturbance and attornment agreement substantially in the form attached hereto as Exhibit H with such changes as may be requested by tenants and are reasonably acceptable to Administrative Agent for each Lease for 5,000 square feet or greater, provided that the terms and conditions of such Lease have been approved by Administrative Agent to the extent approval of such Lease is required pursuant to Section 9.4(a) hereof.

(e)          Borrower shall promptly reimburse Administrative Agent for all reasonable costs and expenses incurred by Administrative Agent (including, without limitation, reasonable out-of-pocket attorney’s fees and costs) in connection with Administrative Agent’s review and approval of any new Lease or any Modification of an existing Lease or any other related Lease documentation required to be reviewed and/or approved by Administrative Agent or Requisite Lenders under this Section 9.4 (including, without limitation, any reasonable out-of-pocket costs and expenses of Administrative Agent and its counsel (but not any other Lender’s counsel)) incurred in connection with the preparation and negotiation of any subordination, non-disturbance and attornment agreement).

(f)          Borrower shall have the right to request approval to the material economic and material non-economic terms of a proposed Lease or Modification which would be subject to Administrative Agent’s or Requisite Lenders’ approval hereunder, and upon approval of such terms, Administrative Agent or Requisite Lenders, as applicable, shall not unreasonably withhold consent to the final Lease documentation provided such Lease or Modification is consistent with such agreed upon terms and in any event Administrative Agent or Requisite Lenders, as applicable, shall not have the right to withhold consent to such Lease or Modification based upon objection to any of the previously approved terms.

(g)          Any failure of Administrative Agent or any Lender, as applicable, to respond to Borrower’s written request for consent or approval made to Administrative Agent pursuant to Section 9.3 or this Section 9.4 within ten (10) Business Days (or fifteen (15) Business Days if Requisite Lenders’ consent is required) of the date of any such request shall be deemed to constitute Administrative Agent’s or such Lender’s consent or approval, as applicable, provided that Borrower’s request (i) is made in accordance with the notice provisions of this Agreement; (ii) is accompanied by a copy of the Lease, memorandum, modification, amendment or other document or instrument for which consent or approval is being requested and all other documents and information reasonably requested by, and reasonably necessary for, Administrative Agent and/or Lenders to evaluate such decision and (iii) states prominently in bold capital letters that Administrative Agent’s or Lender’s failure to respond within such time period may result in deemed consent or approval.

Section 9.5.          OFAC. At all times throughout the term of the Loan, the Borrowing Group and their respective Affiliates shall be in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury.

Section 9.6.          FURTHER ASSURANCES. Upon Administrative Agent’s request and at Borrower’s sole cost and expense, the Borrower shall execute, acknowledge and deliver any other instruments and perform any other acts necessary, desirable or proper, as reasonably determined by Administrative Agent, to carry out the purposes of this Agreement and the other Loan Documents or to perfect and preserve any Liens created by the Loan Documents. The Borrower shall cooperate with the Administrative Agent and any Lender with respect to any proceedings arising out of or relating to the Property, Borrower, Guarantor, the Loan or the Loan Documents before any court, board or other Governmental Authority which may in any way adversely affect the rights of the Administrative Agent or any Lender hereunder or any rights obtained by Administrative Agent or such Lender under any of the Loan Documents and, in connection therewith, permit the Administrative Agent and any Lender, at its election, to participate in any such proceedings. The Borrower shall cooperate with the Administrative Agent and any Lender in obtaining for the Administrative Agent or any Lender the benefits of any insurance proceeds lawfully or equitably payable to the Administrative Agent or any Lender in connection with the Property.

Section 9.7.          ASSIGNMENT. Without the prior written unanimous consent of each Lender (which consent may be withheld in their sole and absolute discretion), and except for Permitted Transfers or Permitted Liens, the Borrower shall not, whether the same occurs directly, indirectly, by operation of Law (other than as a result of a condemnation) or otherwise (any of the following being a “Transfer”): (a) sell, assign, convey, transfer, pledge, mortgage or hypothecate (or permit or suffer the occurrence of any sale, assignment, conveyance, transfer, pledge, mortgaging or hypothecation of): (i) all or any portion of the Property or the Borrower’s interest in all or any portion of the Collateral (including, without limitation, the Transfer or lease of any zoning, development or air rights with respect to the Property); (ii) any direct or indirect interest in Borrower or (iii) Borrower’s interest under any of the Loan Documents; or (b) cause, or permit to occur, a Change of Control. Any Transfer not otherwise permitted by this Section 9.7 shall be void. In this regard, the Borrower acknowledges that Lenders would not make this Loan except in reliance on Borrower’s and Guarantor’s expertise, reputation, prior experience in developing, operating and constructing commercial real property and Lenders’ knowledge of Borrower and Guarantor. Borrower shall pay any and all out-of-pocket costs incurred by Administrative Agent in connection with any Permitted Transfer (including, without limitation, reasonable attorneys’ fees and expenses). The parties acknowledge that entering into Leases in accordance with Section 9.4 shall not constitute a Transfer. Notwithstanding anything in this Agreement to the contrary, a lease of all or substantially all of Borrower’s property to a tenant who will not occupy the leased premises for the conduct of its and its affiliates’ business shall constitute a Transfer requiring the prior written consent of each Lender.

Section 9.8.          MANAGEMENT AGREEMENT. At all times hereunder, Borrower shall require the Manager of the Property to perform in all material respects in accordance with the terms of the Management Agreement and shall not materially amend, modify or alter the Management Agreement or the responsibilities of such Manager or the liabilities of the Borrower under the Management Agreement without Administrative Agent’s (and, solely with respect to material increases in fees payable under the Management Agreement, Requisite Lenders’) prior written consent, not to be unreasonably withheld, conditioned or delayed, provided, however, Manager shall be entitled to assign its rights and obligations under the Management Agreement to an Affiliate of Borrower at any time and from time to time. The Borrower shall execute, upon Administrative Agent’s request, an assignment of Borrower’s rights under the Management Agreement to Administrative Agent as additional security for Borrower’s obligations under this Agreement and the other Loan Documents and shall cause the Manager to consent to any such assignment (which consent shall include, among other things, a subordination of any of its fees or compensation provided in the Management Agreement as set forth in the Assignment of Agreements). In no event shall Manager be entitled to receive a management fee in excess of 3% of Revenues (as currently defined in the Management Agreement) of the Property (including the proceeds of any business interruption insurance).

Section 9.9.          COMPLIANCE WITH APPLICABLE LAW. Borrower shall comply in all material respects with Applicable Law applicable to it or its properties, including without limitation, the ADA.

Section 9.10.         SPECIAL COVENANTS; SINGLE PURPOSE ENTITY. Borrower represents and warrants that it at all times since its formation has been, and covenants and agrees that until the Loan has been paid in full it shall, and its Organizational Documents shall provide that it shall, continue to be, a Special Purpose Entity. A Special Purpose Entity means a corporation, limited liability company or a limited partnership, which at all times since its formation has and, on and after the date hereof, shall:

(a)          not own (and has not owned) any asset or property other than (i) the Property, and (ii) such property as may be necessary for or incidental to its business purposes set forth in Section 9.10(b) below and (iii) cash, accounts receivable associated with its business purposes set forth in Section 9.10(b) below and other ordinary course investments of funds;

(b)          not engage (and has not engaged) in any business, directly or indirectly, other than the ownership, development, operation, leasing, financing and management of the Property and conduct and operate its business as presently conducted and operated;

(c)          not amend, alter, change or repeal the “Special Purpose Provisions” as set forth in, and as defined in, Borrower’s limited liability company agreement without the consent of Administrative Agent, nor amend, modify or otherwise change the Organizational Documents of Borrower without the prior consent of Administrative Agent in any manner that (i) violates the single purpose covenants set forth in this Section 9.10, or (ii) amends, modifies or otherwise changes any provision thereof that by its terms cannot be modified at any time when the Loan is outstanding or by its terms cannot be modified without Requisite Lenders’ consent;

(d)          maintain relationships comparable to an arm’s-length transaction with its Affiliates and enter into transactions with its Affiliates only on a commercially reasonable basis and on terms similar to those of an arm’s-length transaction (acknowledging that the Borrower may enter into agreements with Affiliates relating to Sponsor maintaining Control of the Borrower, so long as such agreements are not binding upon any successor owner of the Property and will not result in any Property-level liability for which any such successor owner could be liable);

(e)          except with respect to any previous financing of the Property which is no longer outstanding, not incur, create or assume any indebtedness (including, for the avoidance of doubt, any affiliate indebtedness), secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (i) the indebtedness created by the Loan Documents or any Interest Rate Protection Agreement, (ii) unsecured trade payables and operational debt not evidenced by a note; (iii) Borrower’s obligations under any permitted Leases, (iv) Borrower’s obligations with respect to Tenant Improvements, Tenant Improvement Allowances or Leasing Commissions with respect to permitted Leases and (v) customary equipment leases and financing; provided that any indebtedness incurred pursuant to subclauses (ii) and (v) shall (1) be incurred in the ordinary course of the business of operating the Property, and (2) (x) except in connection with the alterations and projects permitted under Section 4.9(a)(1)(ii) and Section 4.9(a)(5) without Administrative Agent’s prior consent or as set forth in subclause (y) below, not exceed, in the aggregate, three percent (3%) of the outstanding principal balance of the Loan;

(f)           not make any loans or advances to any Person (other than advances to any tenant for purposes relating to its Lease or any contractors or subcontractors) nor acquire debt obligations or securities of any Person;

(g)          remain solvent and, except with respect to any reimbursement or cost sharing agreements between Borrower and North Tower, LLC, including, without limitation, the REA, pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets (to the extent of available cash flow);

(h)          except with respect to any reimbursement or cost sharing agreements between Borrower and North Tower, LLC, including, without limitation, the REA, pay its own liabilities and expenses only out of its own funds and not the funds of any other Person (to the extent of available cash flow), provided that this subsection (h) shall not be deemed to require any Person to make additional capital contributions to Borrower;

(i)          comply with and observe in all material respects the laws of the state of its formation as they relate to its organizational functions and responsibilities and other organizational formalities in order to maintain its separate existence;

(j)           maintain all of its books, records and bank accounts separate from those of any other Person;

(k)          prepare separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, and not have its assets listed on the financial statement of any other Person; provided, however, Borrower’s assets may be included in a consolidated financial statement with its Affiliates provided that appropriate notations shall be made on such consolidated financial statement to indicate the separateness of Borrower and its Affiliates and to indicate that none of any such Affiliate’s assets and credit are available to satisfy the debts and other obligations of Borrower;

(l)           file its own tax returns, if any, as may be required under Applicable Law, to the extent not treated as a “disregarded entity”, and pay any Taxes so required to be paid under Applicable Law unless such Taxes are contested in accordance with Section 4.4 of this Agreement;

(m)         maintain its books, records, resolutions and agreements as official records;

(n)          be, and at all times hold itself out to the public and all other Persons as a legal entity separate and distinct from any other entity (including any Affiliate or any constituent party of Borrower);

(o)          conduct its business in its own name and correct any known misunderstanding regarding its separate identity;

(p)          not identify itself or any of its Affiliates as a division or part of the other;

(q)          intentionally deleted;

(r)          maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, provided that this subsection (r) shall not be deemed to require any Person to make additional capital contributions to Borrower;

(s)          not commingle its funds and other assets with assets of any Affiliate or constituent party or any other Person and hold all of its assets in its own name;

(t)           maintain its assets in such a manner that it will not be materially costly or difficult to segregate, ascertain or identify its individual asset or assets, as the case may be, from those of any other Person;

(u)          except in connection with any previous financing of the Property which is no longer outstanding or the pledge of assets to Administrative Agent for the benefit of Lenders in connection with the Loan, (i) not pledge its assets for the benefit of any other Person, (ii) not guarantee or become obligated for the debts of any other Person, and (iii) not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person;

(v)          not permit any constituent party independent access to its bank accounts (except to the extent any constituent party previously had such access in connection with previous financing of the Property which is no longer outstanding, and such access has been terminated as of the date hereof);

(w)          maintain a sufficient number of employees, if any, in light of its contemplated business operations;

(x)          not form, acquire or hold an interest in any subsidiary;

(y)          allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including paying for office space and services that are performed by any employee of any Affiliate on behalf of Borrower;

(z)          to the fullest extent permitted by law, not seek or effect or cause any constituent party to seek or effect the liquidation, dissolution, winding up, consolidation or merger, in whole or in part, or the sale of substantially all of the assets of Borrower;

(aa)       not fund the operations of any of its Affiliates or pay their expenses, except for (i) expenses incurred by the Manager under the Management Agreement and (ii) any reimbursement or cost sharing agreements between Borrower and North Tower, LLC, including, without limitation, the REA;

(bb)      keep careful records of all transactions by and between Borrower and its Affiliates and all such transactions shall be completely and accurately documented and payables shall be accurately and timely recorded; and

(cc)      obtain, from and after the Effective Date, the prior unanimous written consent of all other managing members/directors to (i) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding involving Borrower; institute any proceedings under any applicable insolvency law or otherwise seek any relief for Borrower under any laws relating to the relief from debts or protection of debtors generally; (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for Borrower or a substantial portion of its properties; (iii) make any assignment for the benefit of Borrower’s creditors, as the case may be; or (iv) take any action in furtherance of the foregoing.

Section 9.11.        SECURITY DEPOSITS AND DRAWS UNDER TENANT LETTER OF CREDIT.

(a)          Borrower shall deposit (x) into the Security Deposit Account all cash security deposits under all Leases, provided that, unless a Default is then existing, Borrower shall only be obligated to deliver security deposits with respect to any Lease that, in the aggregate, are equal to or greater than $1,000,000, and (y) with Administrative Agent, upon request, in the event a Default is then existing, all Tenant Letters of Credit under all Leases promptly upon receipt of written request from Administrative Agent. As additional security for Borrower’s performance under the Loan Documents, the Borrower hereby irrevocably pledges and assigns to Administrative Agent, for the benefit of Lenders, the Security Deposit Account and all monies at any time deposited therein. Borrower’s assignment of leases and rents pursuant to the Security Instrument shall expressly be understood to include, as additional security for the Loan, any lease guaranty which Borrower receives in conjunction with a Lease. To the extent Borrower possesses or receives Tenant Letters of Credit, Borrower shall (i) deliver to Administrative Agent, for the benefit of Lenders, an assignment of proceeds of letter of credit executed by Borrower assigning to Administrative Agent Borrower’s rights to proceeds from draws under such Tenant Letter of Credit as additional security for the Loan and (ii) during the continuance of a Default, provide to Administrative Agent each original Tenant Letter of Credit in connection with such Lease along with an executed transfer of beneficiary document (provided, however, that such transfer document shall not be presented to the issuer thereof except following a foreclosure or deed-in-lieu of foreclosure under the Security Instrument or a failure by Borrower to comply with the requirements of subsection (c) or (d) below), provided that unless a Default is then existing, Borrower shall only be obligated to comply with the provision of this sentence with respect to any Tenant Letter of Credit which, together with any cash security deposit delivered by the related tenant is equal to or greater than $1,000,000. Pursuant to such assignment of proceeds, all draws under applicable Tenant Letters of Credit shall be deposited (upon payment by the applicable issuing bank with respect to such Tenant Letter of Credit) by Administrative Agent into the Security Deposit Account. Any draws under Tenant Letters of Credit and the tenant security deposits referenced above shall remain in the Security Deposit Account pending disposition of such draws and/or security deposits in a manner consistent with this Agreement. Borrower hereby grants to Administrative Agent, for the benefit of Lenders, a security interest in Tenant Letters of Credit in connection with Leases and all proceeds thereof. Borrower’s obligation to deposit and hold with Administrative Agent any security deposit (including the proceeds of any draw on a Tenant Letter of Credit), and any interest thereof, shall be subject to Applicable Law with respect to Tenant security deposits. For avoidance of doubt and notwithstanding the foregoing, Borrower shall (x) deposit into the Security Deposit Account all security deposits and (y) upon request by Administrative Agent, deposit all proceeds of all Tenant Letters of Credit under all Leases while any Default exists.

(b)          Provided there is no Default or Triggering Event then existing by Borrower under this Agreement, Borrower may request a withdrawal of funds from the Security Deposit Account for application in respect of tenant defaults under the applicable Lease and to cover any losses, costs or other claims which Borrower certifies in writing to Administrative Agent are recoverable from the applicable tenant’s Tenant Letter of Credit or security deposit, and Administrative Agent shall disburse to Borrower from the Security Deposit Account such requested amount. Notwithstanding the foregoing, from time to time Administrative Agent may require an accounting from the Borrower of funds in the Security Deposit Account, and in the event that Borrower’s accounting discloses a balance in the Security Deposit Account less than the aggregate amount of security deposits collected and draws under Tenant Letters of Credit to be held in the Security Deposit Account in accordance with paragraph (a) above (less any amounts legitimately applied in accordance with this Section 9.11), the Borrower shall promptly, but in any event within five (5) days and prior to any further disbursements from the Security Deposit Account by Administrative Agent, fund additional monies into the Security Deposit Account such that no discrepancy remains.

(c)          The Borrower shall (i) promptly notify Administrative Agent of any event or condition which permits a draw under a Tenant Letter of Credit held by Administrative Agent hereunder, (ii) provide to Administrative Agent a copy of the notice of lease default, as applicable, and (iii) in a timely manner request a draw from the applicable issuing bank of such Tenant Letter of Credit. Additionally, if an issuing bank of a Tenant Letter of Credit held by Administrative Agent hereunder notifies Borrower that such issuing bank will not renew a Tenant Letter of Credit (or if the applicable tenant has failed to provide a replacement letter of credit not later than sixty (60) days prior to the expiration thereof or such lesser period of time as may be provided in the Lease), then Borrower shall (x) provide Administrative Agent prompt written notice of such nonrenewal or failure, and (y) timely draw the full amount under such Tenant Letter of Credit (with the proceeds thereof to be deposited directly into the Security Deposit Account). The Borrower shall not amend or terminate any Tenant Letter of Credit held by Administrative Agent hereunder without Administrative Agent’s prior approval, except such amendments or terminations as are expressly required under the terms of the Lease (or other agreement entered into with tenant regarding the Tenant Letter of Credit), and, if pursuant to the terms of the Lease (or other agreement entered into with tenant regarding the Tenant Letter of Credit) the amount or other terms thereof are to change, Administrative Agent will, upon Borrower’s request, promptly deliver the Tenant Letter of Credit to Borrower to allow Borrower to timely effectuate such change in the Tenant Letter of Credit and Borrower shall deliver the amended or replacement Tenant Letter of Credit to Administrative Agent within two (2) Business Days of Administrative Agent’s delivery of the original Tenant Letter of Credit (as such time period may be extended by the period the issuer bank holds the same to effectuate such change).

(d)          The procedures for a draw under a Tenant Letter of Credit held by Administrative Agent hereunder shall be as follows: No later than four (4) Business Days following written notice of an event or condition which permits a draw under a Tenant Letter of Credit held by Administrative Agent hereunder (with all documentation and certifications as required by this Section 9.11 from the Borrower pursuant to subsection (c) above), Administrative Agent shall either (i) return the relevant Tenant Letter of Credit to the Borrower so that the Borrower can draw the full amount which may be drawn thereunder when such credit may be drawn (and, in any event not later than twenty (20) days prior to the expiration thereof), or (ii) present such Tenant Letter of Credit to the issuing bank directly, in which case the Borrower shall concurrently provide to such issuing bank any required draw request or other documentation so that the full amount which may be drawn thereunder is drawn, in either such case with the proceeds of such draw to be deposited (upon payment by the applicable issuing bank with respect to such Tenant Letter of Credit) by Administrative Agent into the Security Deposit Account. Immediately following any partial draw by Borrower under a Tenant Letter of Credit held by Administrative Agent hereunder, the Borrower shall return (or cause to be returned) the original Tenant Letter of Credit to Lender to be held by Administrative Agent in accordance with this Section 9.11. The Borrower also shall take such other actions consistent with the foregoing as may reasonably be requested by Administrative Agent with respect to such Tenant Letters of Credit held by Administrative Agent hereunder.

(e)          Upon satisfaction of the Loan in full, any Tenant Letters of Credit or tenant security deposits held by Administrative Agent shall be returned to Borrower. In addition, following expiration or termination of any Lease, any Tenant Letters of Credit or tenant security deposits (and any interest thereon) held by Administrative Agent with respect to such terminated Lease shall be returned to Borrower to the extent that Borrower is obligated to return same to tenant. Additionally, if any other event has occurred pursuant to which a tenant’s security deposit (including any interest thereon) or Tenant Letter of Credit (or any portion thereof) is required to be returned to a tenant, whether pursuant to its Lease (or other agreement with such tenant covering the same) or by operation of law, Administrative Agent agrees to timely do so whether or not a Default then exists.

(f)          Administrative Agent agrees that it will return to Borrower any cash security deposit (including any interest thereon) and/or Tenant Letter of Credit that was originally delivered to Administrative Agent by reason of the occurrence of a Default, if such Default is no longer existing and Administrative Agent would not otherwise be entitled to hold such security deposit or Tenant Letter of Credit if such Default had not occurred.

(g)          Borrower hereby represents to and for the benefit of Administrative Agent and Lenders that nothing contained in this Section 9.11 conflicts with the terms of any Lease, and Borrower shall not enter into any new Lease that conflicts with the terms of this Section 9.11. In addition, the indemnity provisions contained in Section 13.1 of this Agreement shall apply to and include any claims against Administrative Agent or Lenders by tenants or issuers of Tenant Letters of Credit held by Administrative Agent hereunder, or by any person or entity on their behalf.

Section 9.12.        PAYMENT OF PROPERTY TAXES, ETC. The Borrower shall pay all Taxes, assessments, water rates, sewer rents and other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed against the Property (“Property Taxes”) prior to the date upon which any fine, penalty, interest or cost may be added thereto or imposed by Applicable Law for the nonpayment thereof, except as contested in accordance with Section 4.4 of this Agreement. The Borrower shall deliver to Administrative Agent, upon request, and Administrative Agent shall in turn deliver to each Lender, receipted bills, cancelled checks and other evidence reasonably satisfactory to Administrative Agent evidencing the payment of the Property Taxes prior to the date upon which any fine, penalty, interest or cost may be added thereto or imposed by Applicable Law for the nonpayment thereof.

Section 9.13.        DEBT YIELD.

(a)          The Debt Yield shall be calculated by the Administrative Agent on the basis of the Debt Yield Certificate delivered in accordance with Section 10.1(a) hereof provided that any computation of the Debt Yield and the individual components of the Debt Yield set forth in the Debt Yield Certificate shall be subject to Administrative Agent’s review and approval. If Administrative Agent shall disagree with any such Debt Yield computation or any component thereof set forth in the applicable Debt Yield Certificate, the Administrative Agent shall make such adjustments to such calculation and the individual components thereof to ensure compliance with the terms of this Agreement, and any such adjustments and recalculation shall be binding on the Borrower absent manifest error. Notwithstanding anything contained herein to the contrary, Borrower shall have the option to avoid a Triggering Event caused by a Debt Yield Event, or if such Triggering Event has occurred, Borrower at any time thereafter shall have the option to satisfy the definition of Triggering Event Termination, in either case, by (i) prepaying a portion of the Loan equal to an amount which, had the Loan been prepaid by such amount on the date of the Debt Yield Event, would result in the Debt Yield being equal to or greater than the applicable Minimum Debt Yield for the immediately preceding two calendar quarters (the “Optional Minimum Debt Yield Prepayment”) together with any applicable Spread Maintenance Premium, (ii) depositing with Administrative Agent cash in an amount equal to the Optional Minimum Debt Yield Prepayment which shall be held by Administrative Agent on behalf of the Lenders as additional security for the Loan and/or (iii) delivering to Administrative Agent a payment guaranty, which guarantees payment of the Optional Minimum Debt Yield Prepayment, provided, however, the maximum principal amount which may be guaranteed thereunder shall not exceed $25,000,000 and is otherwise in form and substance reasonably satisfactory to Administrative Agent, from a Borrower Affiliate reasonably acceptable to Administrative Agent and having a Net Worth (excluding such Affiliate’s interests in the Property) of no less than $290,000,000) (such guaranty, the “Optional Minimum Debt Yield Payment Guaranty”).

(b)          In connection with any prepayment made pursuant to Section 9.13(a) above, Borrower shall (i) pay to Administrative Agent any amount owing under Section 2.14 hereof incurred by the Lenders in connection with such prepayment, provided that Administrative Agent shall use reasonable efforts to apply such prepayment in a manner that minimizes any amounts owing under Section 2.14 hereof and (ii) pay any IRPA Termination Fees.

(c)          If, as of any date that the Debt Yield is calculated under Section 9.13(a), the Debt Yield Collateral Amount then held by Administrative Agent shall exceed the Debt Yield Collateral Amount that Administrative Agent needs to ensure continued compliance by Borrower with Section 9.13(a) (such excess, “Debt Yield Collateral Excess”), then, provided no Default shall have occurred and be continuing, Administrative Agent shall return an amount equal to all Debt Yield Collateral Excess (or if guaranteed, the guaranteed amount under an Optional Minimum Debt Yield Payment Guaranty shall automatically be reduced by a corresponding amount) that has existed for two consecutive quarters to Borrower within five (5) Business Days of Borrower’s request therefor.

Section 9.14.        INTENTIONALLY DELETED.

Section 9.15.        ESCROW FUND. If a Triggering Event shall have occurred and be continuing, Borrower shall, on each Payment Date, deposit into an Eligible Account, which account will be a subaccount of the Cash Management Account (the “Escrow Fund Account”) (a) one-twelfth of an amount which would be sufficient to pay the Property Taxes payable, or reasonably estimated by Administrative Agent to be payable, during the next ensuing twelve (12) months and (b) if the liability or casualty policies of insurance maintained by Borrower covering the Property shall not constitute an approved blanket or umbrella Policy pursuant to Section 5.1 hereof, one-twelfth of an amount which would be sufficient to pay the insurance premiums due for the renewal of the coverage afforded by the policies of the insurance required pursuant to Section 5.1 hereof upon the expiration thereof (the amounts in (a) and (b) above shall be called the “Escrow Fund”). During any time the foregoing sentence shall be in effect, Borrower agrees to notify Administrative Agent promptly of any changes to the amounts, schedules and instructions for payment of any Property Taxes and insurance premiums of which it has obtained knowledge (to the extent such premiums are required to be escrowed hereunder) and authorizes Administrative Agent or its agent to obtain the bills for Property Taxes directly from the appropriate taxing authority. The Escrow Fund and the payments of interest or principal or both, payable pursuant to Section 2.7(a) shall be added together and shall be paid as an aggregate sum by Borrower to Administrative Agent. Administrative Agent shall instruct Cash Management Bank to disburse the Escrow Funds to the Designated Account for the payment of Property Taxes and insurance premiums (to the extent such premiums are required to be escrowed hereunder) required to be made by Borrower pursuant to Sections 5.1 hereof as the same are due and payable. If the amount of the Escrow Fund shall exceed the amounts due for Property Taxes and insurance premiums pursuant to Sections 9.15 and 5.1 hereof, Administrative Agent shall, at Borrower’s election, credit such excess against future payments to be made to the Escrow Fund or deposit such excess funds into the Sweep Account. In allocating such excess, Administrative Agent may deal with the person shown on the records of Administrative Agent to be the owner of the Property. If at any time prior to a Cash Release Event Administrative Agent reasonably determines that the Escrow Fund together with the amounts required to be paid by Borrower pursuant to the first sentence of this Section 9.15 is not sufficient to pay the items set forth in (a) and (b) above, to the extent funds in the Sweep Account are insufficient Borrower shall promptly deposit into the Escrow Fund Account, upon demand, an amount which Administrative Agent shall estimate as sufficient to make up the deficiency (such amount, an “Escrow Fund Deficiency Amount”). The Escrow Fund shall not constitute a trust fund. Upon a Cash Release Event, Administrative Agent shall disburse (or cause to be disbursed) all sums in the Escrow Fund Account to an account designated by Borrower in writing and any obligation to make any payment under this Section 9.15 shall terminate, subject to such obligations again arising if a subsequent Triggering Event shall have occurred and be continuing. Borrower shall not have any right to make withdrawals from the Escrow Fund Account. All interest on the Escrow Fund shall be for the benefit of Borrower and shall be added to and remain in the Escrow Fund; provided, however, that nothing herein shall require that interest be earned at the highest prevailing rates.

Section 9.16.        INTEREST RATE PROTECTION AGREEMENTS.

(a)          On or before the Effective Date of this Agreement, Borrower shall obtain, and maintain in effect, with (i) Administrative Agent or an Affiliate thereof, (ii) SMBC, provided that SMBC delivers to Administrative Agent an Acceptable Counterparty Guaranty, or (iii) an Acceptable Counterparty, an Interest Rate Protection Agreement which (A) has a term that expires no earlier than the date that is one (1) year prior to the Initial Maturity Date, (B) has a notional amount at all times equal to 100% of the Initial Advance, (C) is on terms reasonably acceptable to the Administrative Agent and (D) fixes (by the Borrower paying to the counterparty a fixed rate payment) one month LIBOR (without taking into account any reserve percentage for Eurocurrency Liabilities) at four and one-half of one percent (4.50%) (the “Initial Rate Cap”). Prior to expiration of the Initial Rate Cap or any Replacement Rate Cap, Borrower shall obtain, and maintain in effect, with (i) Administrative Agent or an Affiliate thereof, (ii) SMBC, provided that SMBC delivers to Administrative Agent an Acceptable Counterparty Guaranty, or (iii) an Acceptable Counterparty, an Interest Rate Protection Agreement which (A) has a term that commences immediately following expiration of the Initial Rate Cap (or Replacement Rate Cap, if applicable) and expires no earlier than the then applicable Maturity Date, (B) has a notional amount at all times equal to 100% of the then-outstanding principal balance of the Loan, (C) is on terms reasonably acceptable to the Administrative Agent and (D) fixes (by the Borrower paying to the counterparty a fixed rate payment) one month LIBOR (without taking into account any reserve percentage for Eurocurrency Liabilities) at a rate that, when added to the Spread, is equal to the Debt Yield at such time, divided by 105% (a “Replacement Rate Cap”). For purposes of determining the strike rate for a Replacement Rate Cap, rent that is scheduled to be abated during the succeeding twelve (12) months shall not be included as revenues for determination of Debt Yield as used in the prior sentence.

(b)          Upon execution, Borrower hereby agrees to automatically collaterally assign to Administrative Agent, for the benefit of Lenders, all of their right, title and interest in any and all payments under each Interest Rate Protection Agreement, and shall (i) deliver to Administrative Agent an executed counterpart of each such Interest Rate Protection Agreement, (ii) obtain the consent of the counterparty to such collateral assignment (as evidenced by the counterparty’s execution of such collateral assignment of interest rate protection agreement) and (iii) provide to Administrative Agent and the Lenders any additional documentation reasonably requested by Administrative Agent to confirm or perfect such security instrument.

(c)          If, at any time during the term of the Loan, (i) the Interest Rate Protection Agreement is terminated for any reason other than its scheduled expiration, then, within ten (10) Business Days after notice from the Administrative Agent, Borrower shall (x) obtain a replacement Interest Rate Protection Agreement satisfying the requirements of Section 9.16(a) above, with a counterparty that is an Acceptable Counterparty and (y) satisfy the requirements of Section 9.16(b) above with regard to such replacement Interest Rate Protection Agreement, or (ii) the counterparty to the Interest Rate Protection Agreement then in effect ceases to be an Acceptable Counterparty, then Borrower shall either satisfy the requirements of the foregoing clause 9.16(c)(i) or the downgraded counterparty shall provide an Acceptable Counterparty Guaranty.

(d)          At any time that Borrower obtains a replacement Interest Rate Protection Agreement as set forth in clause (c) above, Borrower shall deliver to Administrative Agent a legal opinion or opinions from counsel to the applicable Acceptable Counterparty (which counsel may be internal counsel) in form and substance reasonably acceptable to Administrative Agent; provided, however, that a legal opinion shall not be required if Administrative Agent or any Lender (or any Affiliate thereof) is the Acceptable Counterparty.

(e)          Borrower hereby represents that it is an “Eligible Contract Participant”, as such term is defined under the Commodity Exchange Act, and that it has otherwise satisfied all requirements under the Dodd Frank Wall Street Reform and Consumer Protection Act in connection with entering into the Interest Rate Protection Agreement. At the time Borrower enters into any Interest Rate Protection Agreement, the counterparty thereto and Borrower shall each be an “Eligible Contract Participant”, as such term is defined under the Commodity Exchange Act, and shall otherwise satisfy all requirements under the Dodd Frank Wall Street Reform and Consumer Protection Act in connection with entering into the Interest Rate Protection Agreement.

(f)          Any Interest Rate Protection Agreement provided by an Acceptable Counterparty (other than Administrative Agent or its Affiliates or any other Lender or its Affiliates) shall in no event be secured by the Collateral or any interest therein. Any Lender Interest Rate Protection Agreement shall be secured by the Collateral and the obligations thereunder shall be pari passu with the Notes, subject to the terms and provisions of Sections 8.5(b) and 11.2(g).

(g)          If Borrower purchases from Administrative Agent or its Affiliates or any other Lender or its Affiliates any swap in connection with the Loan, Borrower shall, upon receipt from Administrative Agent or its Affiliates, or from such Lender or its Affiliates, execute promptly all documents evidencing such transaction, including without limitation, the ISDA Master Agreement, the Schedule to the ISDA Master Agreement and the ISDA Confirmation.

Section 9.17.        GUARANTOR COVENANTS. Guarantor shall maintain, as of the last day of each fiscal quarter of Guarantor, a Net Worth (excluding Guarantor’s interests in the Property, but including the value of any uncalled capital commitments available to repay debt) of at least $290,000,000, with the value of Guarantor’s real estate assets in connection with the foregoing Net Worth calculation being adjusted to reflect fair values consistent with International Financial Reporting Standards. The calculation of liabilities in connection with the foregoing Net Worth calculation shall NOT include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Therefore, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount. Notwithstanding anything herein to the contrary, at any time, Borrower shall have the right to replace the initial Guarantor (or any such guarantor that has replaced the initial Guarantor in accordance with the terms of this Section 9.17) with another guarantor, provided that (i) such replacement guarantor satisfies all representations and covenants applicable to Guarantor set forth in the Loan Documents (including, without limitation, the covenants set forth in this Section 9.17), (ii) prior written consent of all Lenders is obtained, (iii) such replacement guarantor executes and delivers to Administrative Agent replacement guaranties and indemnities in the same form as each of those delivered to Administrative Agent by the previous Guarantor(s), and (iv) such replacement guarantor delivers to Administrative Agent (a) reasonably acceptable evidence of its authority to deliver such replacement guaranties and indemnities and (b) an opinion of counsel regarding each such replacement guaranty and indemnity, in form and substance reasonably acceptable to Administrative Agent.

Section 9.18.       RESTRICTED PAYMENTS. Subject to the following sentence, Borrower shall not make a Restricted Payment at any time a Triggering Event, Potential Default (but only if Borrower shall have received written notice of such Potential Default) or Default has occurred and is continuing. Notwithstanding the foregoing, for each taxable year in which Borrower’s parent, Brookfield DTLA 355 South Grand REIT LLC (the “Parent REIT”), is treated as a “real estate investment trust” for U.S. federal income tax purposes, Borrower may make cash distributions in the minimum amount necessary for the Parent REIT to make cash distributions to (i) maintain its status as a “real estate investment trust” for U.S. federal income tax purposes and (ii) avoid imposition of income and excise taxes under the Internal Revenue Code.

Section 9.19.        SANCTIONS. Neither (i) any Person within the Borrowing Group nor (ii) any Person acting at the specific direction of Borrower or its Affiliates with respect to the matters prohibited by this Section 9.19 shall: (a) use any of the Loan proceeds for the purpose of: (i) providing financing to or otherwise making funds directly or indirectly available to any Sanctioned Person; or (ii) providing financing to or otherwise funding any transaction which would be prohibited by Sanctions or would otherwise cause Administrative Agent, any Lender or Borrower, or any entity affiliated with Administrative Agent, any Lender or Borrower, to be in breach of any Sanction; or (b) fund any repayment of the Loan with proceeds derived from any transaction that would be prohibited by Sanctions or would otherwise cause Lender or Borrower, or any entity affiliated with Administrative Agent, any Lender or Borrower, to be in breach of any Sanction. Borrower shall notify Administrative Agent in writing not more than one (1) Business Day after becoming aware of any breach of this Section.

Section 9.20.        INTENTIONALLY DELETED.

Section 9.21.        TCO. Borrower shall (a) maintain and keep in full force and effect (i) the permanent certificate of occupancy for the Improvements, or (ii) the temporary certificate of occupancy for the Improvements until receipt of the permanent certificate of occupancy, and (b) replace or renew any temporary certificate of occupancy for the Improvements that expires or otherwise terminates.

ARTICLE 10

REPORTING COVENANTS

Section 10.1.        FINANCIAL INFORMATION.

(a)          Borrower Reporting. Until such time as the Loan shall have been paid in full, the Borrower shall deliver to Administrative Agent, as soon as available, but in no event later than one hundred twenty (120) days after each fiscal year end which shall at all times be a calendar year, a current unaudited annual financial statement (including, without limitation, an income and expense statement, a cash flow statement and a balance sheet, together with supporting property schedules) of the Borrower, in form, content, substance and reasonable detail acceptable to Administrative Agent. Each such annual financial statement shall be accompanied by a certificate of Borrower stating that each such annual financial statement is true, correct, accurate, and complete and presents fairly the financial condition and results of the operations of Borrower and the Property being reported upon and has been prepared in accordance with GAAP or International Financial Reporting Standards. In addition to the foregoing, Borrower shall deliver to Administrative Agent as soon as available but no later than sixty (60) days after the closing date of each fiscal quarter, a quarterly unaudited financial statement (including, without limitation, an income and expense statement, a cash flow statement and a balance sheet), accompanied by a certificate of Borrower stating that each such quarterly financial statement is true, correct, accurate, and complete and presents fairly the financial condition and results of the operations of Borrower and the Property being reported upon and has been prepared in accordance with GAAP or International Financial Reporting Standards. Within sixty (60) days after the closing date of each fiscal quarter, the Borrower shall deliver an operating statement for the Property, a rent roll for the previous fiscal quarter, copies of Leases executed during the previous fiscal quarter, a billed and unpaid receivables report for Borrower, a Debt Yield Certificate for the purposes of determining whether any prepayment, delivery of collateral or other action may be required pursuant to Sections 9.13(a) – (c) hereof. Except as otherwise agreed to by Administrative Agent, all such financial information shall be prepared in accordance with GAAP or International Financial Reporting Standards consistently applied. In addition, the Borrower shall provide to Administrative Agent, not later than thirty (30) days after the fiscal year end, and for informational purposes only, operating and capital budgets for the Property and Improvements for the next calendar year, which budgets shall show projected Gross Operating Income, Operating Expenses and capital expenditures, each on a monthly basis.

(b)          Guarantor Reporting. Until such time as the Loan shall have been paid in full, Guarantor shall deliver to Administrative Agent, as soon as available, but in no event later than one-hundred eighty (180) days after each fiscal year end, which shall end as of the last day of a calendar quarter, a current annual financial statement (including, without limitation, an income and expense statement, a cash flow statement and a balance sheet, together with supporting property schedules) of Guarantor audited by a Big Four accounting firm (or such other firm as may be reasonably acceptable to Administrative Agent), in form, substance and detail as is reasonably acceptable to Administrative Agent; provided, however, if such audited financial statements are not available at such time, Guarantor shall be afforded additional time to deliver such financial statement to Administrative Agent (not to exceed two hundred seventy (270) days) so long as Guarantor delivers an unaudited draft of such financial statement to Administrative Agent prior to the expiration of such one hundred eighty (180) day period. Each annual financial statement shall be accompanied by a certificate of Guarantor stating that each such annual financial statement is true, correct, accurate, and complete and presents fairly the financial condition and results of the operations of Guarantor and has been prepared in accordance with either GAAP or International Financial Reporting Standards as of the date of the applicable financial report. In addition to the foregoing, Guarantor shall deliver to Administrative Agent as soon as available but no later than ninety (90) days after the closing date of each fiscal quarter (excluding the fourth quarter), an unaudited quarterly financial statement (including, without limitation, an income and expense statement, a cash flow statement and a balance sheet), in form, substance and detail reasonably acceptable to Administrative Agent, accompanied by a certificate of Guarantor stating that each such quarterly financial statement is true, correct, accurate, and complete and presents fairly the financial condition and results of the operations of Guarantor and has been prepared in accordance with either GAAP or International Financial Reporting Standards as of the date of the applicable financial report. Except as otherwise agreed to by Administrative Agent or as set forth in the Loan Documents, all such financial information shall be prepared in accordance with either GAAP or International Financial Reporting Standard as of the date of the applicable financial report, consistently applied.

(c)          Certificate of Borrower and Guarantor. Together with each delivery of any financial statement pursuant to Section 10.1(a) or Section 10.1(b), Borrower or Guarantor, as applicable, shall provide the certificate of a financial officer or other authorized signatory that such person has reviewed the terms of this Agreement and the other Loan Documents, and has made a review in reasonable detail of the transactions and condition of Borrower or Guarantor, as applicable, during the accounting period covered by financial statements as he or she deems appropriate with respect to the giving of such certificate, and that such review has not disclosed the existence during or at the end of such accounting period, and that such person does not have knowledge of the existence of any condition or event which constitutes a Default or a material Potential Default as of the date of such certificate, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action has been taken, is being taken and is proposed to be taken with respect thereto. Additionally, in the case of Guarantor’s certificate, the certificate shall certify that Guarantor is in compliance with the financial covenants in Section 9.17 (including back up calculations).

(d)          Other Information. Promptly upon Administrative Agent’s request from time to time, Borrower shall provide such other information (including but not limited to leasing status reports) as Administrative Agent or Lenders may reasonably require.

(e)          Budget. For the partial year period commencing on the Effective Date, and for each fiscal year thereafter, the Borrower shall submit to the Administrative Agent, for informational purposes only, an Annual Budget for the Property not later than thirty (30) days after the commencement of such fiscal year. From and after the occurrence of a Triggering Event and until a Triggering Event Termination, such Annual Budget shall be subject to Administrative Agent’s written approval (each such Annual Budget, after it has been approved in writing by the Administrative Agent shall be hereinafter referred to as an “Approved Annual Budget”). So long as no Triggering Event has occurred and is continuing, such Annual Budget shall not be subject to Administrative Agent’s approval, and shall be deemed to be an Approved Annual Budget for the purposes of this Agreement until the occurrence of a Triggering Event. Upon the occurrence of a Triggering Event, Borrower shall provide to Administrative Agent (within five (5) Business Days after the occurrence of such Triggering Event) an Annual Budget for the remainder of the then-current fiscal year, and such Annual Budget shall not be deemed to be an Approved Budget until approved by Administrative Agent in its reasonable discretion provided, however, that solely with respect to non-discretionary expenses, including, without limitation, amounts due under the Loan, Taxes, insurance premiums, utilities expenses, general and administrative costs and fees, amounts due under the Management Agreement, emergency expenses and amounts payable pursuant to contracts entered into with third parties in accordance with the terms of this Agreement, the Annual Budget previously provided to Administrative Agent for informational purposes shall apply to the then current calendar year. These approval provisions will then apply until a Triggering Event Termination. In the event that the Administrative Agent objects to a proposed Annual Budget (or a modification to an Approved Annual Budget) submitted by the Borrower for approval, the Administrative Agent shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and the Borrower shall promptly revise such Annual Budget and resubmit the same to the Administrative Agent. The Administrative Agent shall advise the Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until the Administrative Agent approves the Annual Budget. Failure of Administrative Agent to object to an Annual Budget within the time frames described above shall be deemed to be approval of such Annual Budget as an Approved Annual Budget; provided the Borrower’s request states prominently in bold capital letters that Administrative Agent’s failure to respond with such time period may result in deemed consent or approval. Until such time that the Administrative Agent approves a proposed Annual Budget, the Administrative Agent will disburse funds from the Property Account that are available to pay Operating Expenses and leasing and capital expenditure costs in accordance with Sections 8.5(b)(iv) and 8.6 to the extent Administrative Agent has approved such expenditures, which approval shall not be unreasonably withheld; provided that amounts necessary to pay Property Taxes, insurance premiums, utilities expenses and other non-discretionary expenses shall be deemed to have been approved by the Administrative Agent.

(f)           Notice of Debt Yield Event; Failure to Comply with Financial Covenants. Borrower shall provide Administrative Agent with prompt notice upon becoming aware of any Debt Yield Event or any failure of Guarantor to be in compliance with the financial covenants set forth in Section 9.17.

Section 10.2.        BOOKS AND RECORDS. The Borrower shall maintain complete books of account and other records for the Property and Improvements and for disbursement and use of the proceeds of the Loan, and the same shall be available for inspection and copying by Administrative Agent or any Lender upon reasonable prior notice. Borrower shall be obligated to reimburse the Administrative Agent for its costs and expenses incurred in connection with the exercise of their rights under this Section while a Default exists.

Section 10.3.        KNOWLEDGE OF DEFAULT; ETC. The Borrower shall promptly, upon obtaining knowledge thereof, report in writing to Administrative Agent the occurrence of any Default, and Administrative Agent shall promptly provide to Lenders copies of any such notice or report.

Section 10.4.      LITIGATION, ARBITRATION OR GOVERNMENT INVESTIGATION. The Borrower shall promptly, upon obtaining knowledge thereof, report in writing to Administrative Agent, (i) the institution of, or threat in writing of, any material proceeding against or affecting Borrower or the Property, including any eminent domain or other condemnation proceedings affecting the Property, or (ii) any material development in any proceeding already disclosed, which, in either case, has a Material Adverse Effect, which notice shall contain such information as may be reasonably available to Borrower to enable Administrative Agent and its counsel to evaluate such matters.

Section 10.5.        ENVIRONMENTAL NOTICES. Borrower shall notify Administrative Agent, in writing, as soon as practicable, and in any event within ten (10) days after Borrower’s learning thereof, of any notice required pursuant to Section 7.2(c).

ARTICLE 11

DEFAULTS AND REMEDIES

Section 11.1.        DEFAULT. The occurrence of any one or more of the following shall constitute an event of default (“Default”) under this Agreement, the other Loan Documents, the Guaranty and the Hazardous Materials Indemnity Agreement:

(a)          Monetary. Borrower’s failure to pay when due any sums payable under Section 2.7(a); or

(b)          Other Monetary. Borrower’s failure to pay when due any sums payable under this Agreement, the Notes, the Hazardous Materials Indemnity Agreement and any of the other Loan Documents other than those set forth in Section 11.1(a) and such failure continues for five (5) Business Days after written notice by Administrative Agent; or

(c)          Performance of Obligations. Any Borrower’s or Guarantor’s failure to perform in any material respect any obligation (other than those specified in clauses (a) and (b), and clauses (d) through (q) of this Section 11.1) that it is required to perform under any of the Loan Documents or the Guaranty or the Hazardous Materials Indemnity Agreement and the continuance of such failure for thirty (30) days (ten (10) Business Days with respect to a failure to provide a Debt Yield Certificate within the time period set forth in Section 10.1 hereof) after written notice thereof from Administrative Agent; provided, however, other than with respect to a failure to deliver any documents or information to the Administrative Agent which Borrower or Guarantor is required to under the Loan Documents or the Guaranty or the Hazardous Materials Indemnity Agreement (including, but not limited to, pursuant to Section 10.1 of this Agreement), if such failure cannot be cured by Borrower or Guarantor, as the case may be, within such thirty (30) day period with reasonable diligence, then said thirty (30) day period shall be extended for such additional time period as Borrower or Guarantor shall require to cure the same, provided that such party commences to cure within such thirty (30) day period and thereafter continues with reasonable diligence to cure the same, but in no event shall such additional period exceed ninety (90) days; or

(d)          Liens, Material Damage. (i) Subject to Borrower’s right to contest as provided in the second proviso of Section 4.4, if the Property becomes subject to any mechanic’s, materialman’s or other Lien, except a Permitted Lien, and such Lien is not discharged (by payment or bonding) within forty five (45) days after Borrower obtains knowledge of such Lien, or (ii) any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than thirty (30) consecutive days beyond the coverage period of any applicable business interruption insurance, or, if such event is not covered by business interruption insurance, for ninety (90) consecutive days, the cessation or substantial curtailment of revenue producing activities of Borrower, but only if any such event or circumstance could reasonably be expected to have a Material Adverse Effect; or

(e)          Representations and Warranties. (i) If any statement, term, or provision in any third-party insurance certificate is materially incorrect, or (ii) the material (without duplication of any materiality qualifier contained in any such representation or warranty) breach of any representation or warranty of Borrower or Guarantor in any of the Loan Documents or the Guaranty or the Hazardous Materials Indemnity Agreement, or in any report, certificate, financial statement, or other document prepared or certified by Borrower or Guarantor and furnished pursuant to or in connection with this Agreement or any other Loan Documents or the Guaranty or the Hazardous Materials Indemnity Agreement, provided that in the event of a materially incorrect statement under clause (i) above or an unintentional material breach of a representation or warranty under clause (ii) above which exists due to circumstances or conditions which are capable of being cured within thirty (30) days, Borrower or Guarantor, as the case may be, shall have thirty (30) days from the date of Administrative Agent’s delivery of notice of the breach in which to cure the breach; however, if such breach has not or would not reasonably be likely to cause a Material Adverse Effect (without duplication of any materiality qualifier contained in any such representation or warranty) and such breach cannot be cured by Borrower or Guarantor, as the case may be, within such thirty (30) day period with reasonable diligence, then said thirty (30) day period shall be extended for such additional time period as Borrower or Guarantor, as the case may be, shall require to cure the same, provided that such party commences such cure within such thirty (30) day period and thereafter continues with reasonable diligence to cure the same, but in no event shall such additional period exceed sixty (60) days; or

(f)           Voluntary Bankruptcy; Insolvency; Dissolution. (i) The filing of a petition by Borrower for relief under the Bankruptcy Code, or under any other present or future state or federal law regarding bankruptcy, reorganization or other debtor relief law; (ii) the filing of any pleading or an answer by Borrower in any involuntary proceeding under the Bankruptcy Code or other debtor relief law which admits the jurisdiction of the court or the petition’s material allegations regarding Borrower’s insolvency; (iii) a general assignment by Borrower for the benefit of creditors; or (iv) Borrower applying for, or the appointment of, a receiver, trustee, custodian or liquidator of Borrower or any of its property; or

(g)          Involuntary Bankruptcy. The failure of Borrower to effect a full dismissal of any involuntary petition under the Bankruptcy Code or under any other debtor relief law that is filed against Borrower or in any way restrains or limits Borrower, Administrative Agent or Lenders regarding the Loan, the Property or the Improvements, prior to the earlier of the entry of any court order granting relief sought in such involuntary petition, and ninety (90) days after the date of filing of such involuntary petition; or

(h)         Guarantors. The occurrence of any of the events specified in Section 11.1(f) or Section 11.1(g) as to Guarantor; or

(i)         Transfer. The occurrence of any Transfer other than a Permitted Transfer without the prior written consent of each Lender; or

(j)          Loss of Priority. The failure at any time of the Security Instrument to be a valid first lien upon the Property or other Collateral described therein (subject to Permitted Liens), other than as a result of any release or reconveyance of such Security Instrument with respect to all or any portion of the Property and Improvements pursuant to the terms and conditions of this Agreement; or

(k)          Revocation of Loan Documents. Borrower or Guarantor shall disavow, revoke or terminate the Guaranty, the Hazardous Materials Indemnity Agreement or any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document, the Guaranty, the Hazardous Materials Indemnity Agreement; or

(l)          Interest Rate Protection Agreement. If any of the following events shall occur: (1) the occurrence of a default by Borrower, which default shall continue beyond the applicable notice and grace period, under any Interest Rate Protection Agreement now or hereafter entered into between Borrower, Administrative Agent, any Lender or another financial institution in connection with the Loan; (2) without limitation to the provisions of the preceding clause (1), the failure of the Borrower to comply with its obligations under Section 9.16(c) within the time periods provided therein; or (3) the failure of Borrower to deliver an Interest Rate Protection Agreement within forty-five (45) days after the Effective Date; or

(m)         Judgment. One or more final, non-appealable judgment or judgments are entered against the Borrower in an aggregate amount greater than $5,000,000 which is not paid, bonded or otherwise satisfied in full within ninety (90) days following the date such judgment was entered; provided, however that any such judgment shall not be a Default under this Section 11.1(m) if and for long as (i) the amount of such judgment is covered by a valid and binding policy of insurance between the defendant and an insurer (such insurer being rated at least “A-:IX” by A.M. Best Company or otherwise expressly approved by the Requisite Lenders), covering payment thereof and (ii) the insurer has been notified of and has not disputed the claim made for payment of, the amount of such judgment, provided, further, however, that if any such judgment shall constitute a Lien on the Property, the provisions of Section 11.1(d) shall apply;

(n)          Guaranties. The occurrence of a default under the Guaranty or the Hazardous Materials Indemnity Agreement, beyond any applicable notice and cure period set forth therein, if any; or

(o)          Guarantor Financial Covenants. Guarantor shall fail to comply with the financial covenants set forth in Section 9.17 of this Agreement; provided, however, such failure may be cured by Borrower exercising its rights under Section 9.17 and replacing the existing Guarantor with another guarantor in accordance with Section 9.17 within thirty (30) days of the occurrence of such failure.

(p)          Breach of Sanctions Provisions. The failure of any representation or warranty of Borrower, or Borrower’s failure to perform or observe any covenant, contained in either of those Sections of this Agreement entitled “Sanctions, Anti-Corruption and Anti-Money Laundering Laws” or “Sanctions,” provided, however, that Borrower’s failure to perform or observe any representation and warranty set forth in Section 6.31(x), (y), or (z), hereof which failure exists due to circumstances or conditions which are capable of being cured within thirty (30) days, then Borrower shall have thirty (30) days from the date of Administrative Agent’s delivery of notice of the breach in which to cure the breach.

(q)          Money Laundering. The (i) indictment, arraignment, custodial detention or conviction of Borrower, Sponsor, Guarantor, BPO or any Sponsor Subsidiary, or their respective officers, directors or employees, on any charge of violating any Anti-Money Laundering Laws, or (ii) filing of charges by any Governmental Authority against Borrower, Sponsor, Guarantor, BPO or any Sponsor Subsidiary, or their respective officers, directors or employees, pursuant to Anti-Money Laundering Laws which are reasonably expected to, in the opinion of Administrative Agent, result in an indictment, arraignment, custodial detention or conviction on any such charge; provided, however, that in the event of an indictment, arraignment, custodial detention or conviction under clause (i) above, or a filing of charges by any Governmental Authority under clause (ii), which occurs with respect to any Person other than Borrower, Guarantor, or any of their respective officers, directors or employees, or BPO or BPY, and which event exists due to circumstances or conditions which are capable of being cured as a matter of law within thirty (30) days, then Borrower or Guarantor, as the case may be, shall have thirty (30) days from the date of Administrative Agent’s delivery of notice of the breach in which to cure the breach.

Section 11.2.        ACCELERATION UPON DEFAULT; REMEDIES.

(a)          Automatic Acceleration. Upon the occurrence of a Default specified in Sections 11.1(f), 11.1(g), or 11.1(i) the principal of, and all accrued interest on, the Loan and the Notes at the time outstanding, and all of the other Obligations of Borrower, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable by Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by Borrower.

(b)          Acceleration. If any other Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall, declare the principal of, and accrued interest on, the Loan and the Notes at the time outstanding and all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by Borrower.

(c)          Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents. Upon any such acceleration, Administrative Agent may, and at the direction of Requisite Lenders, shall, in addition to all other remedies permitted under this Agreement and the other Loan Documents and at law or equity, apply any sums in the Property Account, the Cash Management Account (and the subaccounts thereof, including, without limitation, the Sweep Account and the Escrow Fund Account), the Termination Payment Account and the Security Deposit Account to the sums owing under the Loan Documents in accordance with the order set forth in Section 11.2(g) and any and all obligations of Lenders to fund further disbursements under the Loan shall terminate.

(d)          Appointment of Receiver. To the extent permitted by Applicable Law while a Default is continuing, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the Collateral, and/or the business operations of the Borrower and to exercise such power as the court shall confer upon such receiver.

(e)          Marshaling. None of the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent and/or any Lender and the Administrative Agent or any Lender enforces their security interests or exercises their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(f)           Remedy Procedures.

(i)          Nothing contained herein or in any other Loan Document shall be construed as requiring the Administrative Agent or the Lenders to resort to the Property or any other Collateral for satisfaction of the Obligations in preference or priority to any other Collateral, and Administrative Agent and the Lenders may seek satisfaction out of the Property or all of the other Collateral or any part thereof, in its absolute discretion in respect of the Obligations. The Administrative Agent and the Lenders shall have the right to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by the Administrative Agent or Lenders in their sole discretion. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument to secure payment of sums secured by the Security Instrument and not previously recovered. In addition, the Administrative Agent and the Lenders shall have the right, from time to time during the continuance of a Default, to sever the Notes and the other Loan Documents into one or more separate notes, Security Instrument and other security documents (the “Severed Loan Documents”) in such denominations as the Administrative Agent or Lenders shall determine in their sole discretion for purposes of evidencing and enforcing its rights and remedies hereunder. The Borrower shall execute and deliver to the Administrative Agent and/or the Lenders from time to time, promptly after request, a severance agreement and such other documents as the Administrative Agent or the Lenders shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to the Administrative Agent and the Lenders. The Borrower hereby absolutely and irrevocably appoints the Administrative Agent as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof.

(ii)         Without limitation to the foregoing, upon the occurrence and during the continuance of a Default, Administrative Agent shall have the right to institute a proceeding or proceedings for the total or partial foreclosure of the Security Instrument whether by court action, power of sale or otherwise, under any applicable provision of law, for all or any part of the Obligations, and the lien and the security interest created by the Security Instrument shall continue in full force and effect without loss of priority as a lien and security interest securing the payment of that portion of the Obligations then due and payable but still outstanding. Administrative Agent shall be permitted to enforce payment and performance of the Obligations and exercise any and all rights and remedies under the Loan Documents, or as provided by law or at equity, by one or more proceedings, whether contemporaneous, consecutive or both, to be determined by Administrative Agent, in its sole discretion, in the State or county in which the Property is located. The enforcement of the Security Instrument in any one State or county, whether by court action, foreclosure, power of sale or otherwise, shall not prejudice or in any way limit or preclude enforcement by court action, foreclosure, power of sale or otherwise, any other Loan Document through one or more additional proceedings in that State or county or in any other State or county. Any and all sums received by Administrative Agent in connection with the enforcement of the Security Instrument shall be applied to the Obligations in such order and priority as Administrative Agent shall determine, in its sole discretion.

(g)          Order of Payments. If a Default exists and maturity of any of the Obligations has been accelerated or the Maturity Date has occurred, all payments received by the Administrative Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

(i)          amounts due to the Administrative Agent in respect of expenses due under Section 9.1 until paid in full, and other applicable fees of the Administrative Agent (or as otherwise agreed to in writing);

(ii)         amounts due to the Administrative Agent and the Lenders in respect of Protective Advances to be applied for the ratable benefit of the Lenders in accordance with their respective shares of Protective Advances;

(iii)        amounts due to the Lenders in respect of fees, costs and expenses, including, without limitation, any amounts due under Section 2.14 and any Spread Maintenance Premium, to be applied for the ratable benefit of the Lenders;

(iv)         on a pari passu basis, (A) payments of interest on the Loan (including interest at the Alternate Rate), to be applied for the ratable benefit of the Lenders and (B) payments of any current and accrued scheduled payments under, all Lender Interest Rate Protection Agreements entered into pursuant to Section 9.16, to be applied for the ratable benefit of any Lender or any of its Affiliates which are counterparties to such Lender Interest Rate Protection Agreement;

(v)          on a pari passu basis, (A) payments of principal on the Loan to be applied for the ratable benefit of the Lenders and (B) payments of any Derivatives Termination Value or IRPA Termination Fees in respect of all Lender Interest Rate Protection Agreements entered into pursuant to Section 9.16, to be applied for the ratable benefit of any Lender or any of its Affiliates which are counterparties to such Lender Interest Rate Protection Agreement;

(vi)         amounts due to the Administrative Agent and Lenders pursuant to Section 13.1;

(vii)        any other amounts due to the Administrative Agent and Lenders under the terms of the Loan Documents to be applied for the ratable benefit of the Administrative Agent and the Lenders in accordance with the amounts outstanding;

(viii)      payments of any Derivatives Termination Value or IRPA Termination Fees in respect of all Interest Rate Protection Agreements entered into pursuant to Section 9.16 that are not with Administrative Agent, any Lender or any of their respective Affiliates, to be applied for the ratable benefit of the applicable counterparties; and

(ix)         any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 11.3.       DISBURSEMENTS TO THIRD PARTIES. Upon the occurrence of a Default occasioned by Borrower’s failure to pay money to a third party as required by this Agreement, Administrative Agent may but shall not be obligated to make such payments. The Borrower shall immediately repay such funds upon written demand of Administrative Agent. In either case, the Default with respect to which any such payment has been made by Administrative Agent or Lenders shall not be deemed cured until such deposit or repayment (as the case may be) has been made by Borrower to Administrative Agent.

Section 11.4.        COSTS OF ENFORCEMENT; REPAYMENT OF FUNDS ADVANCED. All costs of enforcement and collection (including reasonable attorneys’ fees and expenses) and any other funds expended by Administrative Agent or any Lender in the exercise of its rights or remedies under this Agreement and the other Loan Documents shall be payable by the Borrower to Administrative Agent upon demand, together with interest at the rate applicable to the principal balance of the Loan from the date the funds were expended.

Section 11.5.       RIGHTS CUMULATIVE, NO WAIVER. All Administrative Agent’s and Lenders’ rights and remedies provided in this Agreement and the other Loan Documents, together with those granted by law or at equity, are cumulative and may be exercised by Administrative Agent or Lenders at any time. Administrative Agent’s or any Lender’s exercise of any right or remedy shall not constitute a cure of any Default unless all sums then due and payable to Lenders under the Loan Documents are repaid and Borrower has cured all other Defaults. No waiver shall be implied from any failure of Administrative Agent or any Lender to take, or any delay by Administrative Agent or any Lender in taking, action concerning any Default or failure of condition under the Loan Documents, or from any previous waiver of any similar or unrelated Default or failure of condition. Any waiver or approval under any of the Loan Documents must be in writing and shall be limited to its specific terms.

ARTICLE 12

THE ADMINISTRATIVE AGENT; INTERCREDITOR PROVISIONS

Section 12.1.       APPOINTMENT AND AUTHORIZATION. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Administrative Agent agrees to perform its duties under this Agreement and the other Loan Documents in accordance with the standard of care that Administrative Agent would use in dealing with a loan held for its own account, subject to the express conditions contained in this Agreement. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement) in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article 10. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Notwithstanding anything contained herein to the contrary, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

Section 12.2.        Helaba AS A LENDER. Helaba (or any Affiliate thereof), as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document, as any other Lender and may exercise the same as though it or any Affiliate were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Helaba (or any Affiliate thereof) in each case in its individual capacity. Helaba (or any Affiliate thereof) and their respective affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefore to the other Lenders. Further, the Administrative Agent and any affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, Helaba (or any Affiliate thereof) or their respective affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 12.3.        COLLATERAL MATTERS; PROTECTIVE ADVANCES.

(a)          Each Lender hereby authorizes the Administrative Agent, without the necessity of any notice to or further consent from any Lender, from time to time prior to a Default, to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to any of the Loan Documents.

(b)          The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon all or any portion of the Collateral (i) upon termination of the Commitments and payment and satisfaction in full of all of the Obligations; (ii) as expressly permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by each Lender. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this section.

(c)          Upon any sale or transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, and upon at least five (5) Business Days’ prior written request by the Borrower, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for its benefit and the benefit of the Lenders, herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or Obligations of the Borrower or any other Loan Party in respect of) all interests retained by the Borrower or any other Loan Party, including (without limitation) the proceeds of such sale or transfer, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Administrative Agent shall be authorized to deduct all of the expenses reasonably incurred by the Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(d)          The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the Borrower, any other Loan Party or any other subsidiary or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except to the extent resulting from its gross negligence or willful misconduct.

(e)          The Administrative Agent may make, and shall be reimbursed by the Lenders (in accordance with their Pro Rata Shares) to the extent not reimbursed by the Borrower for, Protective Advances during any one calendar year with respect to the Property that is Collateral up to the sum of (i) amounts expended to pay Property Taxes, assessments and governmental charges or levies imposed upon such property; (ii) amounts expended to pay insurance premiums for policies of insurance related to such property, (iii) amounts expended and necessary to address life or safety issues at the Property and (iv) $2,500,000. Protective Advances in excess of said sum during any calendar year that is Collateral shall require the consent of the Requisite Lenders. The Borrower agrees to pay on demand all Protective Advances.

Section 12.4.        POST-FORECLOSURE PLANS. If all or any portion of the Collateral is acquired by the Administrative Agent with the consent of the Requisite Lenders as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the Obligations, the title to any such Collateral, or any portion thereof, shall be held in a newly formed Delaware limited liability company with the Administrative Agent or a nominee or subsidiary of the Administrative Agent acting as managing member or manager thereof and the Lenders or their nominees or subsidiaries as non-managing members in accordance with their respective Pro Rata Shares, which shall be governed by organizational documents which shall be subject to the prior written approval of the Lenders. The transfer rights of the Lenders as set forth in this Agreement (or substantially similar transfer rights with such modifications as are reasonably appropriate with respect to being a member in a limited liability company) shall be included in the organizational documents of the title entity. The organizational documents of the title entity shall specify actions requiring the consent of the Requisite Lenders and all Lenders consistent with the terms of this Agreement. The Administrative Agent shall prepare a recommended course of action for such Collateral (a “Post-Foreclosure Plan”), which shall be subject to the approval of the Requisite Lenders. In accordance with the approved Post-Foreclosure Plan and the organizational documents of the title entity, as applicable, the Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Collateral acquired, and shall administer all transactions relating thereto, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Collateral, and the collecting of rents and other sums from such Collateral and paying the expenses of such Collateral. Actions taken by the Administrative Agent with respect to the Collateral, which are not specifically provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto, shall require the written consent of the Requisite Lenders by way of supplement to such Post-Foreclosure Plan or shall be governed by the organizational documents of the title entity, as applicable. Upon demand therefor from time to time, each Lender will contribute its share (based on its Pro Rata Share) of all reasonable costs and expenses incurred by the Administrative Agent pursuant to the approved Post-Foreclosure Plan or the organizational documents of the title entity, as applicable, in connection with the construction, operation, management, maintenance, leasing and sale of such Collateral, provided that each Lender’s obligation to make such contributions shall be recourse only to its interest in the Loan or Collateral, as applicable. In addition, the Administrative Agent shall render or cause to be rendered to each Lender, on a monthly basis, an income and expense statement for such Collateral, and each Lender shall promptly contribute its Pro Rata Share of any operating loss for such Collateral, and such other expenses and operating reserves as the Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan or the organizational documents of the title entity, as applicable, provided that each Lender’s obligation to make such contributions shall be recourse only to its interest in the Loan or Collateral, as applicable. To the extent there is net operating income from such Collateral, the Administrative Agent shall, in accordance with the approved Post Foreclosure Plan, determine the amount and timing of distributions to the Lenders, which – subject to appropriate reserves – shall be at least monthly. All such distributions shall be made to the Lenders in accordance with their respective Pro Rata Shares and in accordance with the organizational documents of the title entity, as applicable. The Lenders acknowledge and agree that if title to any Collateral is obtained by the Administrative Agent or its nominee, such Collateral will not be held as a permanent investment but will be liquidated and the proceeds of such liquidation will be distributed in accordance with Section 11.2 as soon as practicable. The Administrative Agent shall undertake to sell such Collateral, at such price and upon such terms and conditions as the Requisite Lenders reasonably shall determine to be most advantageous to the Lenders and otherwise in accordance with the organizational documents of the title entity. Any purchase money mortgage or deed of trust taken in connection with the disposition of such Collateral in accordance with the immediately preceding sentence shall name the Administrative Agent, as Administrative Agent for the Lenders, as the beneficiary or mortgagee. In such case, the Administrative Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights of the Lenders in the same Pro Rata Shares as provided hereunder, which agreement shall be in all material respects similar to this Article insofar as the same is appropriate or applicable. Notwithstanding anything to the contrary contained herein, at the request of the Requisite Lenders, title to any Collateral shall be held in a newly formed single purpose tax transparent limited liability company or limited partnership with the Administrative Agent or any of its affiliates as managing member, manager or general partner, as applicable, and the Lenders or their affiliates as non-managing members or limited partners, as applicable, in accordance with their respective Pro-Rata Shares, and with distribution, subordination, control and other features substantially similar to those set forth for the Administrative Agent and the Lenders in this Agreement. In addition, the Administrative Agent may (and shall prior to foreclosure, deed in lieu of foreclosure or other method of taking title, to the Property or other Collateral) (a) cause such inspections of the Property or other Collateral to be made as it shall deem reasonable and prudent, and (b) obtain an updated environmental evaluation or site assessment of the Property prepared by an environmental engineering firm selected by the Administrative Agent. Each appraisal, inspection report and environmental evaluation (including interim drafts thereof, if any) shall promptly be provided to the Lenders after the Administrative Agent’s receipt thereof. If the environmental evaluation does not disclose any material contamination of the Property in question by Hazardous Materials or the substantial risk of such contamination or it discloses such an environmental problem and states that it may be remediated at a cost of not more than ten percent (10%) of the market value thereof, the Administrative Agent shall cause title to said Property to be taken by a title entity. Title shall not be taken by a title entity or otherwise without the prior consent of the Lenders if the environmental report discloses material contamination of the Property by Hazardous Materials or the substantial risk of such contamination and the Administrative Agent, based on such environmental evaluation, reasonably believes that the remediation thereof will cost more than ten percent (10%) of the market value of the Property. In addition, if the Administrative Agent is not permitted to cause title to the Property to be taken by a title entity as a result of environmental issues, the Administrative Agent (on behalf of the Lenders) may, with the prior written consent of all of the Lenders, abandon any interest in the Property.

Section 12.5.        APPROVALS OF LENDERS. All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved, (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof and (e) shall set forth in boldface letters that failure by any Lender to specifically object to the recommendation or determination of the Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 12.6.        NOTICE OF EVENTS OF DEFAULT. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or a Potential Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Potential Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Potential Default, it shall promptly send to the Administrative Agent such a “notice of default”. Further, if the Administrative Agent receives such a “notice of default,” or sends a “notice of default” to Borrower, then Administrative Agent shall give prompt notice thereof to the Lenders.

Section 12.7.       ADMINISTRATIVE AGENT’S RELIANCE. Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein. Without limiting the generality of the foregoing, the Administrative Agent: may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender, or any other Person and shall be responsible to any Lender, or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any Collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 12.8.       INDEMNIFICATION OF ADMINISTRATIVE AGENT. Regardless of whether the transactions contemplated by this Agreement and the other Loan Documents are consummated, each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a “Lender”) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out of pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Hazardous Materials Laws. Such out of pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loan and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 12.9.        LENDER CREDIT DECISION, ETC. Each of the Lenders expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender. Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of Borrower, the other Loan Parties, and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of Borrower, the other Loan Parties, and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each of the Lenders acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender except as specifically agreed to in writing.

Section 12.10.      SUCCESSOR ADMINISTRATIVE AGENT. Provided no Default is continuing, Helaba (or one of its Affiliates) shall remain the Administrative Agent at all times; provided, however, (a) if Helaba and its Affiliates are no longer regularly engaged in the business of originating or acting as Administrative Agent for commercial real estate loans, Helaba may resign as Administrative Agent by giving at least sixty (60) days’ prior written notice to Borrower and the Lenders, (b) the Requisite Lenders may, upon thirty (30) days’ prior written notice, remove the Administrative Agent as administrative agent if the Administrative Agent (i) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder, or (ii) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, and (c) Helaba may resign as Administrative Agent if neither it nor its Affiliates owns an ownership interest in the Loan upon thirty (30) days’ prior written notice to Borrower and the Lenders. Upon any such removal or resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Potential Default exists, be subject to the Borrower’s approval if such replacement Administrative Agent is not an Eligible Assignee, which approval shall not be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence in connection with the resignation of the current Administrative Agent, and shall have accepted such appointment, within thirty (30) days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any Administrative Agent’s removal or resignation hereunder as Administrative Agent, the provisions of this Article 12 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its affiliates by giving Borrower and each Lender prior written notice.

Section 12.11.      WITHHOLDING TAX. Notwithstanding anything to the contrary herein, to the extent required by law (as determined by the Administrative Agent in its good faith discretion), the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting or expanding the obligations of the Loan Parties under Section 2.12, each Lender shall indemnify the Administrative Agent, and shall make payable in respect thereof within 30 calendar days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered an exemption from, or reduction of, withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 12.11. The agreements in this Section 12.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of any Loan and all other amounts payable under the Loan Documents.

Section 12.12.      TITLED AGENTS. Each Joint Lead Arranger, Syndication Agent and Hedge Coordinator (each a “Titled Agent”) in each such respective capacity, assumed no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of the Loan nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

Section 12.13.      LENDER ACTION. Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against Borrower or any other obligor under the Loan Documents, in each case, with respect to exercising claims against or rights in the Collateral, and agrees that all remedies against the Collateral shall be exercised by the Administrative Agent, subject to and in accordance with the terms of this Agreement and the other Loan Documents.

Section 12.14.      SETOFF. Subject to Section 2.17 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Administrative Agent, each Lender and each Participant is hereby authorized by the Borrower, at any time or from time to time while a Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or a Participant subject to receipt of the prior written consent of the Administrative Agent and the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, such Participant or any affiliate of the Administrative Agent or such Lender, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loan and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2, and although such Obligations shall be contingent or unmatured.

Section 12.15.      PAYMENTS. Administrative Agent shall promptly transfer to each Lender after Administrative Agent’s receipt thereof, any and all sums received by Administrative Agent for the benefit of each such Lender (each, a “Payment”) by wire transfer in immediately available funds. Administrative Agent shall wire (i) all monthly payments of interest on the Loan for the benefit of each such Lender within one (1) Business Days after the Payment was received by Administrative Agent so long as the payment was received before 1:00 P.M. (Eastern time), and if received on or after 1:00 P.M. (Eastern time) within two (2) Business Days after the Payment was received by the Administrative Agent, (ii) the payment of principal with respect to the final payment of the Loan on the same day so long as the payment was received before 1:00 P.M. (Eastern time), and if received on or after 1:00 P.M. (Eastern time) within one (1) Business Day after such payment was received by the Administrative Agent, and (iii) within five (5) Business Days after Administrative Agent’s receipt thereof, all other sums received by Administrative Agent for the benefit of each such Lender. All payments of principal and interest in respect of the Loan, all payments of the fees payable to Lenders described in this Agreement (but not in any separate fee letter, except to the extent expressly set forth therein), and all payments in respect of any other obligations of Borrower under the Loan Documents shall be allocated among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as expressly provided herein or in the other Loan Documents, as the case may be.

ARTICLE 13

MISCELLANEOUS PROVISIONS

Section 13.1.      INDEMNITY. The Borrower hereby agrees to defend, indemnify and hold harmless the Administrative Agent and each Lender, their respective affiliates, directors, officers, employees, agents, successors and assigns (in their capacities as such) from and against any and all actual losses, damages, liabilities, claims, actions, judgments, court costs and reasonable legal fees or other reasonable out-of-pocket expenses (including, without limitation, attorneys’ fees and expenses) which Administrative Agent or any Lender (except in their respective capacities as a tenant under any lease of the Property or as a purchaser of the Property; provided, however, that such exception shall not apply to Administrative Agent or any Lender or their nominee in their capacity as owner or occupant of the Property in connection with or following any foreclosure (or a deed in lieu of foreclosure) or the exercise of any remedies under the Loan Documents) may actually incur as a direct consequence of: (a) the purpose to which Borrower applies the Loan proceeds; (b) the failure of Borrower or Guarantor to perform any obligations as and when required by this Agreement, any of the other Loan Documents or any Other Related Document; (c) any failure at any time of Borrower’s representations or warranties to be true and correct; (d) any act or omission by Borrower, constituent partner or member of Borrower, any contractor, subcontractor or material supplier, engineer, architect or other person or entity with respect to the Property engaged by or on behalf of Borrower, (e) any inspection, review or testing of or with respect to the Property, (f) any investigative, administrative, mediation, arbitration, or judicial proceeding, whether or not Administrative Agent or the Lenders are designated a party thereto, commenced or threatened at any time (including after the repayment of the Loan) in any way related to the execution, delivery or performance of any Loan Document or to the Property, (g) any proceeding instituted by any Person claiming a Lien, or (h) any brokerage commissions or finder’s fees claimed by any broker or other party in connection with the Loan, the Property, or any of the transactions contemplated in the Loan Documents, including, without limitation, those arising from the joint, concurrent, or comparative negligence of Administrative Agent, except to the extent any of the foregoing is caused by Administrative Agent’s or any Lender’s gross negligence or willful misconduct. Borrower shall pay to Administrative Agent or such Lender within ten (10) days after demand thereof any amounts owing under this indemnity, together with interest from the date the indebtedness arises until paid at the rate of interest applicable to the principal balance of the loan. Borrower’s duty and obligations to defend, indemnify and hold harmless the Administrative Agent and each Lender shall survive cancellation of the notes and the release, reconveyance or partial reconveyance of any or all of the Security Instrument. Notwithstanding anything to the contrary contained herein, this indemnity shall not apply to (1) losses, damages, costs, expenses, liabilities or claims to the extent caused by Administrative Agent’s or any Lender’s gross negligence or willful misconduct, in which case such Lender or Administrative Agent to whom the gross negligence or willful misconduct is attributable (but not any other party) shall not be entitled to the indemnification provided for hereunder or (2) consequential, punitive, indirect or special damages or lost profits (other than to the extent such consequential, punitive, indirect or special damages or lost profits are asserted against Administrative Agent and/or a Lender, their respective affiliates, directors, officers, employees, agents, successors and assigns by a third party). This Section 13.1 shall not apply with respect to Taxes, other than Taxes that represent losses, claims, damages, liabilities, etc. attributable to non-Tax claims. The indemnity provided under this Section 13.1(b) and (c) shall terminate upon repayment in full of the Obligations.

Section 13.2.        FORM OF DOCUMENTS. The form and substance of all documents, instruments, and forms of evidence to be delivered to Administrative Agent under the terms of this Agreement, any of the other Loan Documents or Other Related Documents shall be subject to Administrative Agent’s approval (not to be unreasonably withheld, conditioned or delayed) and shall not be modified, superseded or terminated in any respect without Administrative Agent’s prior written approval.

Section 13.3.        NO THIRD PARTIES BENEFITED. No person other than Administrative Agent, Lenders and Borrower and their permitted successors and assigns shall have any right of action under any of the Loan Documents or Other Related Documents.

Section 13.4.        NOTICES. All notices, demands, or other communications under this Agreement, the other Loan Documents or the Other Related Documents shall be in writing, shall be delivered by hand or overnight courier service (with a reputable overnight courier service), or mailed by certified or registered mail, return receipt requested, and shall be delivered to the appropriate party at the address set forth on the signature page of this Agreement (subject to change from time to time by written notice to all other parties to this Agreement). All communications shall be deemed served upon delivery, or (a) if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of Borrower or Administrative Agent and Lenders at the address specified or (b) if sent by hand or overnight courier service, upon the first to occur of receipt or one (1) Business Day after being deposited with the courier service; provided, however, that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.

Section 13.5.        ATTORNEY-IN-FACT. Borrower hereby irrevocably appoints and authorizes Administrative Agent, as Borrower’s attorney-in-fact, which agency is coupled with an interest, to execute and/or record in Administrative Agent’s or Borrower’s name any notices, instruments or documents that Administrative Agent deems appropriate in its reasonable judgment to protect Lenders’ interest under any of the Loan Documents or Other Related Documents; provided, that prior to a Default, Administrative Agent shall give Borrower at least five (5) Business Days’ notice before exercising such power of attorney and no such action taken shall increase Borrower’s obligations or liabilities hereunder.

Section 13.6.        ACTIONS. The Borrower agrees that Administrative Agent or any Lender, in exercising the rights, duties or liabilities of Administrative Agent, Lenders or Borrower under the Loan Documents or Other Related Documents, may commence, appear in or defend, as is appropriate to protect its interest in the Collateral or to prevent a Material Adverse Effect, any action or proceeding purporting to affect the Property, the Improvements, the Loan Documents or the Other Related Documents and Borrower shall, within ten (10) days after demand, reimburse Administrative Agent or such Lender for all such expenses so incurred or paid by Administrative Agent or such Lender, including, without limitation, attorneys’ fees and expenses and court costs.

Section 13.7.        RELATIONSHIP OF PARTIES. The relationship of Borrower, Administrative Agent and Lenders under the Loan Documents and Other Related Documents is, and shall at all times remain, solely that of borrower and lender, and Administrative Agent and Lenders neither undertake nor assumes any responsibility or duty to Borrower or to any third party with respect to the Property or Improvements, except as expressly provided in this Agreement, the other Loan Documents and the Other Related Documents.

Section 13.8.        DELAY OUTSIDE LENDER’S CONTROL. No Lender or Administrative Agent shall be liable in any way to Borrower or any third party for Administrative Agent’s or such Lender’s failure to perform or delay in performing under the Loan Documents (and Administrative Agent or any Lender may suspend or terminate all or any portion of Administrative Agent’s or such Lender’s obligations under the Loan Documents) if such failure to perform or delay in performing results directly or indirectly from, or is based upon, the action, inaction, or purported action, of any governmental or local authority, or because of war, rebellion, insurrection, strike, lock-out, boycott or blockade (whether presently in effect, announced or in the sole judgment of Administrative Agent or such Lender deemed probable), or from any Act of God or other cause or event beyond Administrative Agent’s or such Lender’s control.

Section 13.9.       ATTORNEYS’ FEES AND EXPENSES; ENFORCEMENT. If any attorney is engaged by Administrative Agent or any Lender to enforce or defend any provision of this Agreement, any of the other Loan Documents or Other Related Documents, or as a consequence of any Default under the Loan Documents or Other Related Documents, with or without the filing of any legal action or proceeding, and including, without limitation, any fees and expenses incurred in any bankruptcy proceeding of Borrower, then Borrower shall immediately pay to Administrative Agent or such Lender, upon demand, the amount of all reasonable attorneys’ fees and expenses and all costs incurred by Administrative Agent or such Lender in connection therewith, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance of the Loan. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Borrower be responsible for paying or reimbursing any Lender other than Administrative Agent for any attorney’s fees or costs or other out of pocket third party expenses except pursuant to this Section 13.9 and in connection with Borrower’s indemnity obligations under Section 13.1.

Section 13.10.      IMMEDIATELY AVAILABLE FUNDS. Unless otherwise expressly provided for in this Agreement, all amounts payable by Borrower to Administrative Agent or any Lender shall be payable only in United States Dollars, in immediately available funds.

Section 13.11.      AMENDMENTS AND WAIVERS.

(a)          Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Borrower or any other Loan Party of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Notwithstanding the previous sentence, the Administrative Agent, shall be authorized on behalf of all the Lenders, without the necessity of any notice to, or further consent from, any Lender, to (i) waive the imposition of the late fees provided in Section 2.7(c), up to a maximum of three (3) times per calendar year, (ii) approve the distribution of any funds reserved in any accounts, (iii) approve alterations that require consent hereunder, (iv) approve all matters related to the Property that require consent hereunder other than those expressly provided herein to require the consent of Requisite Lenders or Unanimous Lenders, such as approvals of easements, zoning matters, subordination, non-disturbance and attornment agreements with tenants, reciprocal easement agreements, managers and property management agreements, (v) approve any Annual Budget or other budget to the extent any such approval is required hereunder, and (vi) approve insurance matters that require consent hereunder, including, without limitation, the settlement of Casualty or condemnation proceeds. Borrower may rely on any consent, approval or waiver executed and delivered by Administrative Agent without any duty of inquiry as to whether any additional required consents of Lenders have been obtained. Administrative Agent shall not enter into any separate agreement with any Lender that is inconsistent with the provisions of this Section 13.11 or otherwise grants a Lender consent or approval rights not set forth herein.

(b)          Unanimous Consent. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by all of the Lenders (or the Administrative Agent at the written direction of the Lenders), do any of the following:

(i)          subject the Lenders to any additional obligations or increase the commitment of any Lender;

(ii)         reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, the Loan;

(iii)        reduce the amount of any fees payable to the Lenders hereunder;

(iv)         postpone any date fixed for any payment of principal of, or interest on, the Loan (including, without limitation, the Maturity Date) or for the payment of fees or any other monetary Obligations of Borrower or Guarantor;

(v)          modify or amend the organizational documents of Borrower in any manner that could be reasonably expected to have a Material Adverse Effect;

(vi)         change the Pro Rata Shares;

(vii)        amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;

(viii)      modify the definition of the term “Requisite Lenders” or modify in any other manner (including by modifying or removing any provision which expressly requires the consent of the Requisite Lenders or all Lenders) the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;

(ix)         release any Guarantor from its obligations under the Guaranty except as permitted, and in accordance with, the Loan Documents;

(x)          waive a Default under Section 11.1(a) or (b);

(xi)         permit any Transfer that is not a Permitted Transfer;

(xii)        release or dispose of any Collateral unless released or disposed of as permitted by, and in accordance with, the Loan Documents;

(xiii)      subordinate the lien of the Security Instrument other than to a Permitted Easement. For the avoidance of doubt, the Administrative Agent shall have the sole right to approve, in its reasonable discretion, the subordination of the lien of any Security Instrument to any Permitted Easement;

(xiv)        permit any (mezzanine) indebtedness to be incurred by the Borrower or any of its Affiliates in violation of the terms of this Agreement or to enter into any intercreditor agreement with the holder of any such (mezzanine) indebtedness; or

(xv)         change any of the payment waterfalls set forth in Section 8.5(b) or 11.2(g), which change would result in any Derivatives Termination Value in respect of any Interest Rate Protection Agreement being paid prior to repayment in full of any and all Obligations due Lenders.

(c)          In addition to the required consents or approvals referred to in subsections (a) and (b) above, a decision to sell the Property post-foreclosure or deed in lieu thereof for an amount less than ninety percent (90%) of the outstanding principal balance of the Loan shall require the approval or consent of the Super Majority Lenders.

(d)          Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement, any of the other Loan Documents or Other Related Documents. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

Section 13.12.      SUCCESSORS AND ASSIGNS.

(a)          Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all the Lenders (and any such assignment or transfer to which all of the Lenders have not consented shall be void).

(b)          Participations. Any Lender may at any time grant to an affiliate of such Lender, or one or more banks or financial institutions (each a “Participant”) participating interests in its Commitments or the Obligations owing to such Lender. Except as expressly stated herein, no Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that (A) such Lender shall retain sole control and decision rights with respect to all matters in respect of which such Lender has a consent and/or approval right under the Loan Documents and (B) such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase such Lender’s Commitment, (ii) extend the date fixed for the payment of principal on the Loan or portions thereof owing to such Lender, (iii) reduce the rate at which interest is payable thereon, (iv) release any Collateral (except as expressly provided in the Loan Documents) or (v) release Guarantor from any liability under the Guaranty (except as expressly provided in the Loan Documents). An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b). A Participant, through the applicable participating Lender, shall be entitled to the benefits of Section 2.12 in the same manner as if it were an Assignee so long as such Participant shall have complied with the requirements of Section 2.12 (it being understood that the documentation required under Section 2.12(g) shall be delivered to the participating Lender), and, provided, further, that no Participant shall be entitled to receive any greater amount pursuant to Section 2.12 than the participating Lender would have been entitled to receive with respect to the direct or indirect participation sold to the Participant (and without duplication of amounts payable to such participating Lender). Each Lender that sells a participation shall use commercially reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 2.13(g) with respect to such Participant, Further, each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan, Commitments or other obligations under any Loan Document from time to time (the “Participant Register”). The obligations of Borrower under the Loan Documents are intended to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and the right, title and interest of each Participant in and to such obligations shall be transferable only upon notation of such transfer in the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loan, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)          Assignments. Any Lender may (1) with the prior written consent of the Administrative Agent (such approval not to be unreasonably withheld), but without any consent of Borrower, at any time assign all or a portion of its rights and obligations under this Agreement and the Notes to one or more Eligible Assignees (each an “Assignee”), or (2) at any time assign all or a portion of its rights and obligations under this Agreement and the Notes to one or more Assignees that is not an Eligible Assignee (other than Borrower or an Affiliate of Borrower), upon prior receipt of (x) Administrative Agent’s approval of such Assignee, to be granted or withheld in its sole discretion, and (y) provided no Default exists, Borrower’s approval of such Assignee under this clause (2) which shall not be unreasonably withheld, conditioned or delayed; provided, however, (i) any partial assignment shall be in an amount at least equal to $15,000,000 including all such assignments to a Lender and its Affiliates, and after giving effect to such assignment the assigning Lender (together with any Affiliates) retains a Commitment, or if the Commitments have been terminated, holds Notes having an aggregate outstanding principal balance, of at least $15,000,000, (ii) if the assigning Lender holds and/or owns an interest in any Interest Rate Protection Agreement or has any obligation with respect thereto, and after giving effect to such assignment such Lender will hold no further Commitment under this Agreement, such Lender shall undertake such assignment only contemporaneously with an assignment by such Lender of its interest in the Interest Rate Protection Agreement to the Assignee or another Lender (or Affiliate thereof), provided that unless a Default shall have occurred and is continuing, in no event shall the foregoing result in a change of the counterparty under the Interest Rate Protection Agreement without the Borrower’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed), (iii) each such assignment shall be effected by means of an Assignment and Assumption Agreement and (iv) prior written consent of the Administrative Agent or Borrower shall not be required in connection with any such assignment that is to either an existing Lender (which is not a Defaulting Lender) at the time of such assignment or to an Approved Fund. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment and/or Loan, as the case may be, as set forth in such Assignment and Assumption Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so the new Notes are issued to the Assignee and such transferor Lender, as appropriate, and shall update Schedule I. In connection with any such assignment by a Lender other than an assignment to an Affiliate of such Lender, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $4,500.00 (or $7,500.00 in the case of an assignment by a Defaulting Lender). Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to Borrower, or any of its respective Affiliates or Subsidiaries. Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States of America a copy of each assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender at any time and from time to time upon reasonable prior notice. The obligations of Borrower under the Loan Documents are intended to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and the right, title and interest of each Lender and its Assignees in and to such obligations shall be transferable only upon notation of such transfer in the Register. Borrower shall give such commercially reasonable assistance as Administrative Agent may reasonably require in relation to the syndication of the Loan, including giving of presentations by members of its management and assisting in relation to the preparation of an information memorandum (except that Borrower shall not be required to provide any additional legal opinions or make any representations or warranties regarding the truth or accuracy of any statements in such information memorandum or any related materials, other than a reaffirmation of the representations and warranties expressly set forth in this Agreement, which reaffirmation may include updates to such representations and warranties arising as a result of changed circumstances and/or the passage of time which do not arise from a breach of the Loan Documents, do not otherwise constitute a Default and do not, individually and in the aggregate, have a Material Adverse Effect). Borrower will be responsible for the Joint Lead Arrangers’ actual out-of-pocket costs and expenses (including but not limited to reasonable legal fees and costs associated with the use of Debtdomain and similar websites) in connection with the initial syndication of the Loan, provided that the obligation of Borrower to pay for such syndication expenses (inclusive of legal fees) shall be capped at $15,000 in the aggregate. Notwithstanding anything contained herein, provided that (a) there has been no change in regulatory matters or Applicable Law since the Effective Date that, in Helaba’s reasonable judgment, could have a material adverse impact on Helaba if it were to continue to maintain its then current interest in the Loan, (b) there is no order or decree of a Governmental Authority having jurisdiction over Helaba which requires Helaba to sell all or a portion of its interest in the Loan, (c) Helaba is regularly engaged in the business of originating or owning direct interests in commercial real estate loans in the United States and (d) no Default has occurred and is continuing, then Helaba (or any Affiliate thereof) shall at all times while Helaba remains Administrative Agent retain a Commitment in the Loan in a principal amount equal to no less than the lesser of (i) $35,000,000 and (ii) the highest Commitment that is then held by any Lender other than Helaba (or any Affiliate thereof), it being acknowledged and agreed, that the foregoing requirement shall not apply if any of the conditions described in clauses (a) through (d) are not satisfied.

(d)          Federal Reserve Bank Assignments. In addition to the assignments and participations permitted under the foregoing provisions of Section 13.12, and without the need to comply with any of the formal or procedural requirements of this Section, any Lender may at any time and from time to time, pledge and assign all or any portion of its rights under all or any of the Loan Documents and Other Related Documents to a Federal Reserve Bank, any Federal Home Loan Bank or the central reserve bank or similar authority of any country to secure any obligation of such Lender to such bank or similar authority; provided that no such pledge or assignment shall release such Lender from its obligation thereunder.

(e)          Information to Assignee, Etc. Each of Administrative Agent and each Lender agrees that it shall treat as confidential all confidential information provided to Administrative Agent or such Lender by or on behalf of Borrower hereunder; provided, however, a Lender may furnish any information concerning the Borrower, any subsidiary or any other Loan Party in the possession of such Lender from time to time to (i) Assignees and Participants (including prospective Assignees and Participants); any pledgees permitted pursuant to clause (d) above or (iii) its regulators, over governmental authorities, as required by court order or other legal process, to its legal advisors, its credit risk protection advisors (if applicable), rating agencies (if applicable) or in connection with any proceedings to enforce Administrative Agent and/or any Lender’s rights and remedies under the Loan Documents. Subject to the foregoing, in connection with such negotiation, execution and delivery, Borrower authorizes Administrative Agent and Lenders to communicate all information and documentation related to the Loan (whether to Borrower or to any Participant, Assignee, legal counsel, appraiser or other necessary party) directly by e-mail, fax, or other electronic means used to transmit information. Without limiting the generality of this Section 13.12(e) and notwithstanding anything to the contrary contained in this Agreement, any Approved Fund related to Helaba, may disclose information on Borrower, Guarantor and the Loan to its current and prospective investors, which investors are all part of the German savings bank group, provided that Helaba shall also deliver its standard confidentiality statement indicating that the same are delivered on a confidential basis.

(f)          Interest Rate Protection Agreement. Notwithstanding anything to the contrary herein contained, Administrative Agent and the Lenders shall not, without Borrower’s prior written consent (unless a Default exists), terminate the Interest Rate Protection Agreement other than in accordance with its terms.

(g)          Pfandbrief Pledge. Notwithstanding anything to the contrary contained herein and subject to Section 2.13, each Lender may make a pledge if its interest in this Agreement, the Note or any other Loan Document (a “Pfandbrief Pledge”) to a trustee, administrator or receiver or their respective nominees, collateral agents or collateral trustees (herein sometimes referred to as a “Pfandbrief Trustee”) without obtaining the consent of Borrower, Administrative Agent or any other Lender to the extent the collateral granted to such Lender under the Loan Documents is intended to be used by such Lender as “cover” for German covered mortgage bonds (Hypothekenpfandbriefe) issued under the German Pfandbrief Act. A Lender that makes a Pfandbrief Pledge is referred to herein as a “Pledging Lender.” Such Pfandbrief Trustee shall be permitted to fully exercise its rights and remedies against the Pledging Lender (including, but not limited to, foreclosing on the Pledging Lender’s Notes) and realize on any and all collateral granted by such Pledging Lender to the Pfandbrief Trustee in accordance with this Section. Any Pfandbrief Pledge or acquisition of the interest of the Pledging Lender pursuant thereto is referred to herein as a “Pfandbrief Transfer,” and the interest of the Pledging Lender that is subject to such Pfandbrief Transfer is referred to herein as a “Pfandbrief-Transferred Interest.” As a pre-condition to Pfandbrief Trustee taking title to the Pfandbrief-Transferred Interest following such exercise of rights and remedies under its Pfandbrief Pledge, the Pfandbrief Trustee shall enter into an assignment and assumption agreement whereby the Pfandbrief Trustee assumes all of the obligations of the Pledging Lender under this Agreement and the Loan Documents with respect to the Pfandbrief-Transferred Interest from and after the date of such assignment. Any further pledge or assignment following the acquisition of a Pfandbrief-Transferred Interest by the Pfandbrief Trustee, or any acquisition of such interest by any Person other than the Pfandbrief Trustee (each, an “Additional Transfer”), shall be subject to all of the requirements set forth in this Section 13.12 and shall require the prior written consent of Administrative Agent and Borrower in accordance with this Agreement. Neither a Pfandbrief Transfer nor any Additional Transfer (except, in the case of any such Additional Transfer that complies with the terms and provisions of this Agreement pursuant to which the Pledging Lender (or its successor in interest as the case may be) would be released from its obligations accruing from and after the Additional Transfer) shall result in the release of the Pledging Lender (or its successor in interest as the case may be) from any of its obligations under the Loan Documents. Notwithstanding the Pfandbrief Transfer or any Additional Transfer, Administrative Agent, any Lender and Borrower shall each be entitled to deal exclusively with the Pledging Lender as the “Lender” with respect to the Pfandbrief-Transferred Interest (and, accordingly, Administrative Agent, each Lender and Borrower shall be entitled to exclusively rely upon any certification, notice, document, authorization, instruction or other communication (including any thereof by telephone, telecopy, telegram or cable) made or given by the Pledging Lender notwithstanding any contrary or conflicting certification, notice, document, authorization, instruction or other communication made or given by the Pfandbrief Trustee or any other transferee or assignee pursuant to any Additional Transfer, unless such Additional Transfer or assignment is in accordance with the Loan Documents), and the Pledging Lender (and not the Pfandbrief Trustee or any other transferee or assignee) shall have the sole and exclusive right and power to exercise any and all rights of a Lender (whether contractual or otherwise) under, pursuant to or contemplated by this Agreement with respect to the Pfandbrief-Transferred Interest (including, without limitation, the right to grant any and all discretionary approvals, consents and voting rights under this Agreement that relate to the Pfandbrief-Transferred Interest), except (i) in the case of an Additional Transfer that complies with the terms and provisions of this Agreement pursuant to which the Pledging Lender would be released from its obligations accruing from and after the Additional Transfer, the transferee or assignee shall succeed to the rights and powers originally held by the Pledging Lender to exercise any and all approval, consent and voting rights under this Agreement with respect to the Pfandbrief-Transferred Interest; (ii) in case a Sachwalter is appointed for the Pledging Lender by a German court at the request of the Federal Financial Supervisory Authority, then Administrative Agent, any Lender and Borrower (x) following a foreclosure or other exercise of rights under the Pfandbrief Pledge, shall be entitled to deal exclusively with the Pfandbrief Trustee (acting at the direction of such Sachwalter) with respect to any and all approval, consent and voting rights under this Agreement with respect to the Pfandbrief-Transferred Interest (provided that the Pfandbrief-Transferred Interest has not been transferred or assigned pursuant to an Additional transfer which complies with the terms and provisions of this Agreement pursuant to which the Pledging Lender would be released from its obligations accruing from and after the Additional Transfer) and (y) in all other cases (other than as provided in clause (iii) below), shall be entitled to deal exclusively with the Pledging Lender with respect to any and all approval, consent and voting rights under this Agreement with respect to the Pfandbrief Transferred Interest (provided that the Pfandbrief-Transferred Interest has not been transferred or assigned pursuant to an Additional Transfer which complies with the terms and provisions of this Agreement pursuant to which the Pledging Lender would be released from its obligations accruing from and after the Additional Transfer); and (iii) in any case where, following a foreclosure, for so long as the Pfandbrief Trustee holds the Pfandbrief-Transferred Interest but no Sachwalter has yet been appointed, Administrative Agent, any Lender and Borrower shall be entitled to deal exclusively with the Pfandbrief Trustee with respect to the Pfandbrief-Transferred Interest so foreclosed upon, in connection with any and all approval, consent and voting rights under this Agreement with respect to the Pfandbrief-Transferred Interest, but only to the extent that the Pledging Lender had any such approval, consent or voting rights under the terms of this Agreement. The pledgee or transferee of any interest pursuant to the Pfandbrief Transfer, any foreclosure on the Pfandbrief-Transferred Interest or any Additional Transfer shall be bound by the provisions of this Agreement and the Loan Documents as if it were a “Lender” hereunder or thereunder. No Pfandbrief Transfer, nor any foreclosure on the Pfandbrief-Transferred Interest, nor any Additional Transfer, shall affect or change in any way any of the rights or obligations with respect to the Pfandbrief-Transferred Interest, and the interest acquired by the Pfandbrief Trustee pursuant to the Pfandbrief Transfer, and the interest acquired by any other transferee or assignee pursuant to any Additional Transfer, shall remain subject to all rights, defenses, offsets, claims and counterclaims which Administrative Agent, any Lender or Borrower may have against the Pledging Lender. Without limiting the foregoing, any rights or claims of the Pfandbrief Trustee or any transferee or assignee of the Pfandbrief-Transferred Interest pursuant to any Additional Transfer as against Administrative Agent shall be subject to the same limitations and exculpations as are set forth with respect to the rights and claims of a “Lender” as against Administrative Agent contained in this Agreement. The Pledging Lender shall promptly reimburse Administrative Agent for any and all out-of-pocket costs and expenses incurred by Administrative Agent in connection with any Pfandbrief Transfer or Additional Transfer.

(h)          Notwithstanding anything to the contrary in this Section 13.12, no participation, syndication or other sale or transfer of all or any portion of the Loan by Administrative Agent or any Lender shall result in (i) an increase in the obligations of Borrower or (ii) a decrease in the rights of Borrower, in each case except to a de minimis extent. Any loans, notes and/or components resulting from any such participation, syndication or other sale or transfer, if applicable, may be assigned different interest rates, but their weighted average interest rate shall remain equal to the Effective Rate specified herein, except for "rate creep" occurring as a result of sequential payments during the continuance of a Default or by reason of a prepayment of the Loan with Net Proceeds pursuant to Section 2.8(d) hereof.

Section 13.13.      Intentionally Omitted.

Section 13.14.      LENDER’S DISCRETION. Whenever pursuant to this Agreement, Administrative Agent or any Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Administrative Agent or any Lender, the decision of Administrative Agent or any Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Administrative Agent or any Lender, and with respect to any determination that is in the sole discretion of Administrative Agent or any Lender, shall be final and conclusive absent manifest error, in the case of numerical calculations.

Section 13.15.      ADMINISTRATIVE AGENT. Without limiting the terms and provisions of this Agreement and the other Loan Documents, Administrative Agent (at its sole expense) may appoint a servicer to administer cashiering and day-to-day loan administration (but not decision-making functions). Upon the occurrence and during the continuance of a Default, Administrative Agent may designate an agent or independent contractor to exercise any of Administrative Agent’s rights under this Agreement, any of the other Loan Documents and Other Related Documents (acknowledging that Administrative Agent shall not engage such parties to perform ministerial services which Administrative Agent performs on a routine basis). Any reference to Administrative Agent in any of the Loan Documents or Other Related Documents shall include Administrative Agent’s and Administrative Agent’s agents, employees or independent contractors. Borrower shall pay the costs of such agent or independent contractor either directly to such person or to Administrative Agent in reimbursement of such costs, as applicable.

Section 13.16.     TAX SERVICE. Administrative Agent, on behalf of Lenders, is authorized to secure, at Borrower’s expense, a tax service contract with a third party vendor which shall provide tax information on the Property and Improvements satisfactory to Administrative Agent.

Section 13.17.     WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THE LOAN DOCUMENTS OR OTHER RELATED DOCUMENTS, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THE LOAN DOCUMENTS OR OTHER RELATED DOCUMENTS (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

Section 13.18.      SEVERABILITY. If any provision or obligation under this Agreement, the other Loan Documents or Other Related Documents shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be deemed severed from the Loan Documents and the Other Related Documents and the validity, legality and enforceability of the remaining provisions or obligations shall remain in full force as though the invalid, illegal, or unenforceable provision had never been a part of the Loan Documents or Other Related Documents.

Section 13.19.       TIME. Time is of the essence of each and every term of this Agreement.

Section 13.20.      HEADINGS. All article, section or other headings appearing in this Agreement, the other Loan Documents and Other Related Documents are for convenience of reference only and shall be disregarded in construing this Agreement, any of the other Loan Documents and Other Related Documents.

Section 13.21.      GOVERNING LAW.

(a)          THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY BORROWER AND ACCEPTED BY ADMINISTRATIVE AGENT AND LENDERS IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. BORROWER ACKNOWLEDGES AND AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF THIS AGREEMENT AND ALL OF THE OBLIGATIONS ARISING HEREUNDER, AND UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK GOVERNS THIS AGREEMENT, AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)          BORROWER HEREBY CONSENTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY, UNCONDITIONALLY AND IRREVOCABLY, TO THE NONEXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS IN THE COUNTY AND STATE OF NEW YORK WITH RESPECT TO ANY PROCEEDING RELATING TO ANY MATTER, CLAIM OR DISPUTE ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY. EACH BORROWER FURTHER CONSENTS, GENERALLY, UNCONDITIONALLY AND IRREVOCABLY, TO THE NONEXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF THE COUNTY AND STATE IN WHICH ANY OF THE PROPERTY IS LOCATED IN RESPECT OF ANY PROCEEDING RELATING TO ANY MATTER, CLAIM OR DISPUTE ARISING WITH RESPECT TO SUCH PROPERTY. BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS, GENERALLY, UNCONDITIONALLY AND IRREVOCABLY, AT THE ADDRESSES SET FORTH IN SECTION 13.4 HEREOF IN CONNECTION WITH ANY OF THE AFORESAID PROCEEDINGS IN ACCORDANCE WITH THE RULES APPLICABLE TO SUCH PROCEEDINGS AND/OR PURSUANT TO THE LAST PARAGRAPH HEREOF. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW HAVE OR HAVE IN THE FUTURE TO THE LAYING OF VENUE IN RESPECT OF ANY OF THE AFORESAID PROCEEDINGS BROUGHT IN THE COURTS REFERRED TO ABOVE AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR LENDER TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY JURISDICTION.

(c)          SUBJECT TO THE REQUIREMENTS FOR A CASE TO BE HEARD IN THE COMMERCIAL DIVISION OF THE NEW YORK STATE SUPREME COURT, THE PARTIES AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COMMERCIAL DIVISION OF THE NEW YORK STATE SUPREME COURT, AND TO THE APPLICATION OF SAID COURT’S ACCELERATED PROCEDURES PURSUANT TO RULE 9 OF SECTION 202.70(G) OF THE UNIFORM RULES FOR NEW YORK STATE TRIAL COURTS.

(d)          PROCESS MAY BE SERVED BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO BORROWER AT ITS ADDRESS REFERRED TO ABOVE.

Section 13.22.      USA PATRIOT ACT NOTICE; COMPLIANCE. In order for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, prior to any Lender that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

Section 13.23.      ELECTRONIC DOCUMENT DELIVERIES. Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.Edgar.com <http://www.Edgar.com> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that (A) the foregoing shall not apply to notices to any Lender pursuant to Article 3 and (B) the Lender has not notified the Administrative Agent or Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m. on the opening of business on the next Business Day for the recipient. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Section 10.1 hereof to the Administrative Agent and shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for the certificates required by Section 10.1 hereof, the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents. Notwithstanding anything to the contrary contained above, no notice (including, without limitation, any default notice) given to, or made by (including any required deliveries by), Borrower or Guarantor under this Agreement or the other Loan Documents shall be covered by this Section 13.23.

Section 13.24.      INTEGRATION; INTERPRETATION. The Loan Documents and Other Related Documents contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein and supersede all prior negotiations or agreements, written or oral. The Loan Documents and Other Related Documents shall not be modified except by written instrument executed by all parties. Any reference to the Loan Documents or Other Related Documents includes any amendments, renewals or extensions now or hereafter approved by Administrative Agent in writing.

Section 13.25.      JOINT AND SEVERAL LIABILITY. The liability of the Borrower and all other persons and entities obligated in any manner under this Agreement, any of the Loan Documents or Other Related Documents, other than Administrative Agent and/or Lenders, shall be joint and several.

Section 13.26.      COUNTERPARTS. To facilitate execution, this document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

Section 13.27.     LIMITED RECOURSE. Borrower shall be personally liable for amounts due under the Loan Documents. Guarantor and the members and other direct or indirect owners of Borrower and Guarantor and their respective officers, directors, partners, members, shareholders, principals, managers, trustees, agents and affiliates (other than Borrower) (collectively, “Guarantor Related Parties”) shall have no personal liability for and none of their assets shall be subject to a claim arising out of the obligations of Borrower hereunder or under any of the other Loan Documents or otherwise with respect to the Loan and the Loan Documents (other than the Guaranty and the Hazardous Materials Indemnity Agreement, in each case, to the extent that any such Guarantor Related Party is a party thereto, and as more particularly set forth in such documents).

Section 13.28.      REMEDIES OF BORROWER. In the event that a claim or adjudication is made that Administrative Agent, any Lender or their respective agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Administrative Agent, any Lender or their respective agents, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Administrative Agent, any Lender or their or their respective agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Administrative Agent or any Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 13.29.      CONFLICTS. In the event of any conflict between the terms of this Agreement and the terms of the other Loan Documents and the Other Related Documents, the terms of this Agreement shall prevail.

Section 13.30.      CONSTRUCTION OF DOCUMENTS. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of this Agreement and the other Loan Documents and that this Agreement and the other Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.

Section 13.31.      ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each Lender acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Borrower, Administrative Agent and Lenders have duly executed and delivered this Agreement as of the date appearing on the first page of this Agreement.

“ADMINISTRATIVE AGENT”		Administrative Agent’s Address:

LANDESBANK HESSEN-THÜRINGEN GIROZENTRALE, NEW YORK BRANCH, as Administrative Agent		Landesbank Hessen-Thüringen Girozentrale, New York Branch 420 Fifth Avenue
New York, NY 10018
By:	/s/ Stephan van de Loecht	Attention: Stephan van de Loecht
Name:	Stephan van de Loecht
Its:	Senior Vice President Real Estate Finance

By:	/s/ Ying H. Garcia Bory	with copies to:
Name:	Ying H. Garcia Bory
Its:	Senior Vice President CRM-Real Estate	Landesbank Hessen-Thüringen
Girozentrale, New York Branch
420 Fifth Avenue New York, NY 10018 Attention: General Counsel, New York Branch and Dentons US LLP 1221 Avenue of the Americas New York, New York 10020-1089 Attention: Gary A. Goodman, Esq.

[signatures continue on the following page]

“BORROWER”			Borrower’s Address:

MAGUIRE PROPERTIES-355 S. GRAND, LLC, a Delaware limited liability company			c/o Brookfield Properties, Inc. Brookfield Place
250 Vesey Street, 15th Floor
By:	/s/ Jason Kirschner		New York, New York 10281
	Name:	Jason Kirschner	Attention: Jason Kirschner
	Title	Senior Vice President, Finance

with a copy to:

c/o Brookfield Properties, Inc.

Brookfield Place

250 Vesey Street, 15th Floor

New York, New York 10281

Attention: General Counsel

with a copy to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626-1925

Attention: Hilary A. Shalla, Esq.

[signatures continue on the following page]

“LENDER”		Lender’s Address:

LANDESBANK HESSEN-THÜRINGEN GIROZENTRALE, NEW YORK BRANCH, as Lender		Landesbank Hessen-Thüringen Girozentrale, New York Branch 420 Fifth Avenue
New York, NY 10018
By:	/s/ Stephan van de Loecht	Attention: Stephan van de Loecht
Name:	Stephan van de Loecht
Its:	Senior Vice President Real Estate Finance

By:	/s/ Ying H. Garcia Bory	with copies to:
Name:	Ying H. Garcia Bory
Its:	Senior Vice President CRM-Real Estate	Landesbank Hessen-Thüringen Girozentrale,
New York Branch
420 Fifth Avenue New York, NY 10018 Attention: General Counsel, New York Branch and Dentons US LLP 1221 Avenue of the Americas New York, New York 10020-1089 Attention: Gary A. Goodman, Esq.

[signatures continue on the following page]

“LENDER”		Lender’s Address:

BARCLAYS BANK PLC, as Lender		Barclays Bank PLC
745 Seventh Avenue
New York, New York 10019
Attention: Sabrina Khabie

By:	/s/ Sabrina Khabie
Name: Sabrina Khabie
Its: Authorized Signatory		with a copy to:

Dentons US LLP
1221 Avenue of the Americas
New York, New York 10020-1089
Attention: David Hall

 [signatures continue on the following page]

“LENDER”			Lender’s Address:

NATIXIS, NEW YORK BRANCH,			Natixis, New York Branch
as Lender			1251 Avenue of the Americas
New York, New York 10020
Attention: Real Estate Administration
By:	/s/ Bruce Habig
	Name:	Bruce Habig
	Title:	Managing Director
with a copy to:
By:	/s/ Jonathan Rechner
	Name:	Jonathan Rechner
	Title:	Executive Director
Greenberg Traurig, LLP
2000 park Avenue
New York, New York 10166
Attention: Steven Sinatra, Esq.

Schedule I – Pro Rata Shares

Lender	Commitment	Pro Rata Share

LANDESBANK HESSEN-THÜRINGEN GIROZENTRALE, NEW YORK BRANCH	$100,000,000	34.4827586207%

BARCLAYS BANK PLC	$100,000,000	34.4827586207%

NATIXIS, NEW YORK BRANCH	$90,000,000	31.0344827586%

TOTALS	$290,000,000.00	100%

Schedule II-1

Schedule II – Existing Leases/Rent Rolls

(See attached)

Schedule II-2

Schedule III – Litigation Disclosure

None.

Schedule III-1

Schedule IV – Environmental Reports

1.	Phase I Environmental Site Assessment, dated September 20, 2018, prepared by EBI Consulting as EBI Project No. 1118005130.

Schedule IV-1

Schedule V – Existing Leases Leasing Costs

(see attached)

Schedule V-1

Schedule VI – Upgrade Work

(See attached)

Schedule VI-1

DESCRIPTION OF UPGRADE WORK

Brookfield is actively under construction in connection with the revitalization of the retail offerings directly serving 333 South Grand and 355 South Grand. Conceptually, Brookfield seeks to re-tenant the atrium in a manner which serves the 6 million sf of directly adjacent office users. To that end, Brookfield will seek amenity and food services which will activate the neighborhood and create a vibrant and contemporary environment. Additional services may include a bike room, a health and wellness center, and a tenant lounge replete with an outdoor roof deck and F&B component available to the tenants of the building.

A budget for the proposed work described herein appears on the following page.

Schedule VII– Compliance with Laws Disclosures

None.

Schedule VII-1

EXHIBIT A

DESCRIPTION OF PROPERTY

PARCEL A:

LOT 5 OF TRACT NO. 30780, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 912 PAGES 39 TO 45 INCLUSIVE OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPTING FROM THAT PORTION OF SAID LAND INCLUDED WITHIN THE LINES OF THAT CERTAIN STRIP SHOWN ON SHEET 7 OF THE MAP OF SAID TRACT NO. 30780 AS “EASEMENT TO CITY OF LOS ANGELES FOR STREET PURPOSES ABOVE PLANE. SEE SHEET 4 FOR TYPICAL SECTION AND PROFILE OF PLANE”, ALL RIGHT, TITLE AND INTEREST CONVEYED AND/OR DEDICATED TO THE CITY OF LOS ANGELES, BY AND ON THE MAP OF SAID TRACT NO. 30780, AS RESERVED IN DEED FROM THE COMMUNITY REDEVELOPMENT AGENCY OF THE CITY OF LOS ANGELES, CALIFORNIA, A PUBLIC BODY CORPORATE AND POLITIC OF THE STATE OF CALIFORNIA, RECORDED MARCH 31, 1981 AS INSTRUMENT NO. 81-320600 OFFICIAL RECORDS.

ALSO EXCEPTING FROM ALL PUBLIC STREETS, HIGHWAY OR OTHER PUBLIC WAYS ADJOINING SAID LOT 5, ALL RIGHT, TITLE AND INTEREST CONVEYED TO THE CITY OF LOS ANGELES, BY THE MAP OF SAID TRACT NO. 30780.

ALSO EXCEPTING FROM ALL OF THE ABOVE DESCRIBED LAND, ALL OIL, GAS AND OTHER MINERALS SUBSTANCES, TOGETHER WITH THE RIGHT TO EXTRACT SUCH SUBSTANCES, PROVIDED THAT THE SURFACE OPENING OF A WELL, HOLE, SHAFT OR OTHER MEANS OF REACHING OR REMOVING SUCH SUBSTANCES SHALL NOT BE LOCATED WITHIN THE BUNKER HILL URBAN RENEWAL PROJECT AREAS, AS RECORDED IN BOOK M335 PAGE 106 OFFICIAL RECORDS, AND SHALL NOT PENETRATE ANY PART OR PORTION OF SAID PROJECT AREA WITHIN 500 FEET OF THE SURFACE THEREOF, AS RESERVED IN VARIOUS DEEDS OF RECORD, AMONG THEM BEING THE DEED RECORDED MAY 20, 1966 AS INSTRUMENT NO. 3925, IN BOOK D3311 PAGE 794, OFFICIAL RECORDS.

PARCEL B:

THAT PORTION OF LOT 6 OF TRACT NO. 30780, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 912 PAGES 39 TO 45 INCLUSIVE OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT IN THE SOUTHEASTERLY LINE OF SAID LOT 6, THAT IS DISTANT THEREON NORTH 37° 50’ 12” EAST 6.16 FEET FROM THE MOST SOUTHERLY CORNER OF SAID LOT 6; THENCE ALONG SAID SOUTHEASTERLY LINE, SOUTH 37° 50’ 12” WEST 6.16 FEET TO SAID MOST SOUTHERLY CORNER; THENCE ALONG THE SOUTHWESTERLY LINE OF SAID LOT 6, NORTH 52° 09’ 40” WEST 317.76 FEET TO THE MOST WESTERLY CORNER OF SAID LOT 6; THENCE ALONG THE NORTHWESTERLY LINE OF SAID LOT 6, NORTH 41° 32’ 59” EAST 6.17 FEET; THENCE LEAVING SAID NORTHWESTERLY LINE SOUTH 52° 09’ 48” EAST 30.94 FEET; THENCE SOUTH 37° 50’ 12” WEST 2.00 FEET; THENCE SOUTH 52° 09’ 48” EAST 95.885 FEET; THENCE SOUTH 07° 09’ 48” EAST 2.45 FEET; THENCE SOUTH 52° 09’ 48” EAST 0.77 FEET; THENCE NORTH 82° 50’ 12” EAST 2.45 FEET; THENCE SOUTH 52° 09’ 48” EAST 95.885 FEET; THENCE NORTH 37° 50’ 12” EAST 2.00 FEET; THENCE SOUTH 52° 09’ 48” EAST 90.42 FEET TO THE POINT OF BEGINNING.

EXCEPTING FROM THAT PORTION OF SAID LAND INCLUDED WITHIN THE LINES OF THAT CERTAIN STRIP SHOWN ON SHEET 7 OF THE MAP OF SAID TRACT NO. 30780 AS “EASEMENT TO CITY OF LOS ANGELES FOR STREET PURPOSES ABOVE PLANE. SEE SHEET 4 FOR TYPICAL SECTION AND PROFILE OF PLANE”, ALL RIGHT, TITLE AND INTEREST CONVEYED AND/OR DEDICATED TO THE CITY OF LOS ANGELES, BY AND ON THE MAP OF SAID TRACT NO. 30780.

A-1

ALSO EXCEPTING FROM ALL PUBLIC STREETS, HIGHWAYS OR OTHER PUBLIC WAYS ADJOINING SAID LOT 6 ALL RIGHT, TITLE AND INTEREST CONVEYED TO THE CITY OF LOS ANGELES, BY THE MAP OF SAID TRACT NO. 30780.

ALSO EXCEPTING FROM ALL OF THE ABOVE DESCRIBED LAND, ALL OIL, GAS AND OTHER MINERAL SUBSTANCES, TOGETHER WITH THE RIGHT TO EXTRACT SUCH SUBSTANCES, PROVIDED THAT THE SURFACE OPENING OF A WELL, HOLE, SHAFT OR OTHER MEANS OF REACHING OR MOVING SUCH SUBSTANCES SHALL NOT BE LOCATED WITHIN THE BUNKER HILL URBAN RENEWAL PROJECT AREAS, AS RECORDED IN BOOK M335 PAGE 106 OFFICIAL RECORDS, AND SHALL NOT PENETRATE ANY PART OF PORTION OF SAID PROJECT AREA WITHIN 500 FEET OF THE SURFACE THEREOF, AS RESERVED IN VARIOUS DEEDS OF RECORD, AMONG THEM BEING THE DEED RECORDED MAY 20, 1966 AS INSTRUMENT NO. 3925, IN BOOK D3311 PAGE 794, OFFICIAL RECORDS.

PARCEL C:

PARCEL B IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS SHOWN ON PARCEL MAP L.A. NO. 4932, FILED IN BOOK 134, PAGE 71 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPT THAT PORTION OF SAID PARCEL B INCLUDED WITHIN ALL SPACE LOCATED ABOVE ELEVATION 330.00 OVER THAT PORTION OF LOT 2 OF TRACT NO. 30781, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS SHOWN IN BOOK 897 PAGES 8 THROUGH 12 INCLUSIVE OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT THE MOST WESTERLY CORNER OF SAID LOT 2; THENCE SOUTHEASTERLY, ALONG THE SOUTHWESTERLY LINE OF SAID LOT 2 A DISTANCE OF 10 FEET; THENCE NORTHEASTERLY ALONG A LINE PARALLEL WITH THE NORTHWESTERLY LINE OF SAID LOT 2 A DISTANCE OF 35 FEET; THENCE NORTHWESTERLY ALONG A LINE PARALLEL WITH THE SOUTHWESTERLY LINE OF SAID LOT 2 TO THE NORTHWESTERLY LINE OF SAID LOT 2; THENCE SOUTHWESTERLY ALONG THE NORTHWESTERLY LINE OF SAID LOT 2 TO THE POINT OF BEGINNING.

ABOVE MENTIONED ELEVATION IS BASED ON NATIONAL GEODOTIC VERTICAL DATUM OF 1929 PER ORDINANCE NO. 150.763 OF THE CITY OF LOS ANGELES, EFFECTIVE MAY 19, 1978.

ALSO EXCEPTING ALL OIL GAS AND MINERAL SUBSTANCES TOGETHER WITH THE RIGHT TO EXTRACT SUCH SUBSTANCES PROVIDED THAT THE SURFACE OPENING OF THE WELL, HOLE, SHAFT, OR OTHER MEANS OF REACHING OR REMOVING SUCH SUBSTANCES SHALL NOT BE LOCATION WITHIN THE BUNKER HILL URBAN RENEWAL PROJECT AREA, AS RECORDED IN BOOK M335, PAGE 106 OFFICIAL RECORDS, AND SHALL NOT PENETRATE ANY PART OR PORTION OF SAID PROJECT AREA WITHIN 500 FEET OF THE SURFACE THEREOF, AS RESERVED BY VARIOUS DEEDS OF RECORD AMONG THEM BEING THAT RECORDED IN DEED RECORDED MAY 15, 1962 IN BOOK M1614 PAGE 654 OFFICIAL RECORDS, AS INSTRUMENT NO. 1762.

PARCEL D:

AN EXCLUSIVE EASEMENT, TO CONSTRUCT, MAINTAIN, USE, REPAIR, REPLACE, RECONSTRUCT, OPERATE, ADD TO, ALTER, AND AS TO NON-STRUCTURAL ELEMENTS ONLY, REMOVE AT ANY TIME AND FROM TIME TO TIME THE PORTION OF THE PROJECT AS SAID PROJECT IS DEFINED IN THE RECIPROCAL GRANT OF EASEMENTS, RECORDED FEBRUARY 12, 1982 AS INSTRUMENT NO. 82-160076 OFFICIAL RECORDS, AS MODIFIED BY INSTRUMENT RECORDED NOVEMBER 20, 1986 AS INSTRUMENT NO. 86-1609429, OF OFFICIAL RECORDS, ON, UNDER AND ACROSS THE LAND DESCRIBED AS FOLLOWS:

A-2

A) THAT PORTION OF PARCEL A OF PARCEL MAP L.A. NO. 4932, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP FILED IN BOOK 134, PAGE 71 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY (KNOWN AS PARCEL X-2 (A)), LYING BELOW A PLANE WHOSE ELEVATION IS 332.00 FEET, BASED ON THE NATIONAL GEODETIC VERTICAL DATUM OF 1929 AND LOCATED SOUTHEASTERLY OF A LINE THAT IS PARALLEL WITH AND DISTANT 3.00 FEET NORTHWESTERLY, MEASURED AT RIGHT ANGLES FROM THAT CERTAIN COURSE, IN THE BOUNDARY OF SAID PARCEL, HAVING A BEARING AND DISTANCE OF NORTH 37° 53’ 08” EAST 35.00 FEET AND ITS NORTHEASTERLY PROLONGATION.

B) THAT PORTION OF LOT 4 OF SAID TRACT NO. 30781, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP FILED IN BOOK 897, PAGES 8 THROUGH 12 INCLUSIVE OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, LYING BELOW A PLANE WHOSE ELEVATION IS 332.00 FEET, BASED ON THE NATIONAL GEODOTIC VERTICAL DATUM OF 1929, AND LOCATED SOUTHEASTERLY OF THE PARALLEL LINE LAST MENTIONED IN PARAGRAPH (A) ABOVE AND NORTHEASTERLY OF THE NORTHWESTERLY PROLONGATION OF THE MOST SOUTHWESTERLY LINE OF PARCEL B OF PARCEL MAP L.A. NO. 4932 IN SAID CITY, COUNTY AND STATE AS PER MAP FILED IN BOOK 134 PAGE 71 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

PARCEL E:

NON-EXCLUSIVE EASEMENTS FOR THE SUPPORT OF THE PROJECT INCLUDING THE CONSTRUCTION, MAINTENANCE, INSPECTION AND USE, AT ANY TIME AND FROM TIME TO TIME OF PERMANENT TIEBACKS, FOR THE SUPPORT OF THE RETAINING WALL ON THE WEST SIDE OF THE PROJECT AS SAID PROJECT IS DEFINED IN THE RECIPROCAL GRANT EASEMENTS, RECORDED FEBRUARY 12, 1982 AS INSTRUMENT NO. 82-160076, AS AMENDED BY THE FIRST AMENDMENT TO THE RECIPROCAL GRANT EASEMENTS RECORDED NOVEMBER 20, 1986 AS INSTRUMENT NO. 86-1609429 OFFICIAL RECORDS, OVER THE LAND DESCRIBED AS FOLLOWS:

THAT PORTION OF PARCEL A OF PARCEL MAP L.A. NO. 4932, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP FILED IN BOOK 134, PAGE 71 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY (KNOWN AS PARCEL X-2(A), LYING BELOW A PLANE WHOSE ELEVATION IS 332.00 FEET, BASED ON THE NATIONAL GEODETIC VERTICAL DATUM OF 1929.

PARCEL F:

A NON-EXCLUSIVE EASEMENT FOR THE PURPOSE OF FURNISHING SURFACE DRAINAGE OF WATER AND RIGHT OF WAY FOR PEDESTRIAN AND VEHICULAR INGRESS AND EGRESS, AND TO CONSTRUCT, MAINTAIN, USE, REPAIR, REPLACE, RECONSTRUCT, ADD TO AND ALTER AT ANY TIME, AND FROM TIME TO TIME, SUBSURFACE PIPELINES, BEAMS, WALLS AND SLABS FOR SUPPORT OF A RETAINING WALL, OVER THE LAND DESCRIBED AS FOLLOWS:

THAT PORTIONS OF PARCEL A OF PARCEL MAP L.A. NO. 4932, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP FILED IN BOOK 134, PAGE 71 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY (KNOWN AS PARCEL X-2(A)), LYING ABOVE AND BELOW A PLANE WHOSE ELEVATION IS 332.00 FEET, BASED ON THE NATIONAL GEODETIC VERTICAL DATUM OF 1929, DESCRIBED AS FOLLOWS:

BEGINNING AT THE MOST EASTERLY CORNER OF SAID PARCEL A; THENCE ALONG THE SOUTHEASTERLY LINE OF SAID PARCEL; THENCE SOUTH 37° 43’ 50” WEST 200.17 FEET, SOUTH 52° 16’ 10” EAST 9.00 FEET AND SOUTH 37° 46’ 58” WEST ALONG SAID LINE AND ITS SOUTHWESTERLY PROLONGATION TO THAT CERTAIN SOUTHWESTERLY LINE OF SAID PARCEL HAVING A BEARING AND DISTANCE OF NORTH 52° 11’ 46” WEST, 158.28 FEET; THENCE ALONG SAID SOUTHWESTERLY LINE TO A LINE PARALLEL WITH AND DISTANT 19.00 FEET NORTHWESTERLY MEASURED AT RIGHT ANGLES FROM THAT CERTAIN COURSE IN SAID SOUTHEASTERLY LINE SHOWN AS HAVING A BEARING AND DISTANCE OF NORTH 37° 46’ 58” EAST, 55.90 FEET; THENCE NORTH 37° 46’ 58” EAST, ALONG SAID PARALLEL LINE, 68.00 FEET, THENCE NORTH 52° 16’ 10” WEST 7.00 FEET TO A LINE PARALLEL WITH AND DISTANCE 17.00 FEET NORTHWESTERLY MEASURED AT RIGHT ANGLES FROM THAT CERTAIN COURSE IN SAID SOUTHEASTERLY LINE SHOWN AS HAVING A BEARING AND DISTANCE OF NORTH 37° 43’ 50” EAST, 200.17 FEET; THENCE NORTH 37° 43’ 50” EAST TO THE NORTHEASTERLY LINE OF SAID PARCEL; THENCE SOUTH 52° 11’ 33” EAST ALONG SAID NORTHEASTERLY LINE TO THE POINT OF BEGINNING.

A-3

PARCEL G:

THAT PORTION OF THE SUBSURFACE OF FOURTH STREET, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, LYING BELOW A DATUM PLANE OF ELEVATION 327.25 FEET, AS VACATED BY RESOLUTION NO. 81-01537, ADOPTED AUGUST 14, 1981, AND AS SHOWN IN VOLUME 23, PAGE 16 OF “STREET VACATION MAPS” ON FILE IN THE OFFICE OF THE CITY CLERK OF THE CITY OF LOS ANGELES, CITY HALL, LOS ANGELES, CALIFORNIA.

EXCEPTING THEREFROM ALL OIL, GAS, WATER AND MINERAL RIGHTS WITHOUT, HOWEVER, THE RIGHT TO USE ANY PORTION OF SAID LAND TO A DEPTH OF 500 FEET BELOW SAID DATUM FOR THE EXTRACTION OF SUCH OIL, GAS, WATER OR MINERALS, AS RESERVED IN THE DEED RECORDED MARCH 23, 1982 AS INSTRUMENT NO. 82-307989 OFFICIAL RECORDS, WHICH FURTHER PROVIDES THAT THE AREA CONVEYED IN THE DEED IS TO BE USED ONLY FOR THE PURPOSE OF PROVIDING STRUCTURAL SUPPORT AND FACILITATING THE CONSTRUCTION OF IMPROVEMENTS UPON THE ADJOINING REAL PROPERTY, AND FOR NO OTHER USE.

PARCEL H:

EASEMENTS FOR PEDESTRIAN AND VEHICULAR INGRESS AND EGRESS, INSTALLATION, CONSTRUCTION, REPAIR, MAINTENANCE, RELOCATION, ENCROACHMENT AND REMOVAL OF COMMON AREA IMPROVEMENTS AND FOOTINGS, ALL AS MORE PARTICULARLY DEFINED AND DESCRIBED IN THAT CERTAIN DOCUMENT ENTITLED “AMENDED AND RESTATED RECIPROCAL EASEMENT AND OPERATING AGREEMENT” EXECUTED BY AND BETWEEN NORTH TOWER, LLC, A DELAWARE LIMITED LIABILITY COMPANY, AND MAGUIRE PROPERTIES-355 S. GRAND, LLC, A DELAWARE LIMITED LIABILITY COMPANY, RECORDED ON SEPTEMBER 20, 2018 AS INSTRUMENT NO. 2018-0965383 OF OFFICIAL RECORDS.

A-4

EXHIBIT B – DOCUMENTS

1.            Loan Documents. The documents listed below in this Section 1 and amendments, modifications and supplements thereto which have received the prior written consent of Administrative Agent, together with any documents executed in the future that are approved by Administrative Agent and that recite that they are “Loan Documents” for purposes of this Agreement are collectively referred to herein as the Loan Documents.

1.1           This Agreement.

1.2           The Promissory Notes dated of even date herewith in the aggregate principal amount of $290,000,000 made by Borrower payable to each of the Lenders in the amounts set forth on Schedule I.

1.3           Deed of Trust, Security Agreement and Assignment of Leases and Rents of even date herewith executed by Borrower, as Mortgagor, and Administrative Agent, for the benefit of Lenders, as Mortgagee, as hereafter amended, supplemented, replaced or modified.

1.4           Assignment of Agreements with Manager’s Consent dated of even date herewith executed by Borrower and Manager.

1.5           Collateral Assignment of Agreements dated of even date herewith executed by Borrower.

1.6           Uniform Commercial Code - National Financing Statements - Form UCC-1 and Fixture Filing for Borrower.

1.7           Limited Guaranty (Secured Loan) dated of even date herewith executed by Guarantor, as Guarantor, in favor of Administrative Agent and Lenders.

1.8           Hazardous Materials Indemnity Agreement (Unsecured) dated of even date herewith made by and among Guarantor and Borrower, collectively, as Indemnitor, and Administrative Agent, for the benefit of Lenders.

1.9           Cash Management Agreement dated of even date herewith executed by Borrower and Administrative Agent.

1.10         Deposit Account Control Agreement dated of even date herewith executed by Borrower, Administrative Agent and Property Account Bank.

1.11         Any Lender Interest Rate Protection Agreement, including any ISDA Master Agreement, Schedule and/or Confirmation in connection therewith.

1.12         Completion Guaranty, to the extent executed pursuant to the terms of this Agreement.

B-1

1.13         Optional Minimum Debt Yield Payment Guaranty, to the extent executed pursuant to the terms of this Agreement.

2.            Other Related Documents (Which Are Not Loan Documents):

2.1           Notice of Borrowing executed by Borrower.

2.2           The Opinion Letters of Latham & Watkins, counsel to Borrower and Guarantor, delivered in connection with the closing.

2.3           Officer’s Certificate and Certificates of Incumbency delivered by Borrower and Guarantor in connection with the closing.

2.4           Corporate Resolutions authorizing execution of the Loan Documents, the Guaranties and the Indemnities of even date herewith.

2.5           The organizational documents of Borrower and Guarantor, including, without limitation, limited liability company agreements, partnership agreements, certificates of incorporation, limited partnership certificates, by-laws and other similar documents and instruments.

B-2

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is dated as of __________, ____, between __________________ (“Assignor”) and _________________ (“Assignee”).

RECITALS:

A.           Assignor is a Lender under the Loan Agreement dated as of ________ (as from time to time amended, supplemented or restated, the “Loan Agreement”), by and among Maguire Properties-355 S. Grand, LLC, as Borrower, the persons named therein as Lenders and such other Persons as may become Lenders in accordance with the terms of the Loan Agreement, and Landesbank Hessen-Thüringen Girozentrale, New York Branch, as Administrative Agent (“Administrative Agent”). (Capitalized terms used in this Agreement without definition have the same meanings as in the Loan Agreement.)

B.           Currently, Assignor’s Pro Rata Share of the Loan is equal to __________% and Assignee’s Pro Rata Share of the Loan is equal to _________%.

C.           Assignor desires to assign to Assignee, and Assignee desires to accept and assume, [all/a portion of] the rights and obligations of Assignor under the Loan Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.            Assignment.

(a)          Effective on the Assignment Effective Date (as defined in Section 3 below), Assignor hereby assigns to Assignee the Assigned Share (as defined below) of [all/a portion of] of Assignor’s rights, title, interest and obligations under the Loan Agreement and other Loan Documents, including without limitation those relating to Assignor’s Pro Rata Share of the Loan. The Assigned Share of all such rights, title, interest and obligations is referred to collectively as the “Assigned Rights and Obligations”.

(b)          The “Assigned Share” means the portion of Assignor’s Pro Rata Share in the Loan being assigned hereby, such portion being equal to _______% of the Loan (or $__________ of Commitment). The new Pro Rata Share of Loan being held by Assignee (after giving effect to the assignment hereunder), and the Pro Rata Share in the Loan retained by Assignor, shall be as specified on the signature pages of this Agreement.

2.          Assumption. Effective on the Assignment Effective Date and subject to Section 13.12(c) of the Loan Agreement, Assignee hereby accepts the foregoing assignment of, and hereby assumes from Assignor, the Assigned Rights and Obligations.

C-1

3.            Effectiveness. This Agreement shall become effective on a date (the “Assignment Effective Date”) selected by Assignor, which shall be on or as soon as practicable after the execution and delivery of counterparts of this Agreement by Assignor, Assignee, Administrative Agent and Borrower. Assignor shall promptly notify Assignee, Administrative Agent and Borrower in writing of the Assignment Effective Date.

4.            Payments on Assignment Effective Date. In consideration of the assignment by Assignor to Assignee, and the assumption by Assignee, of the Assigned Rights and Obligations, on the Assignment Effective Date Assignee shall pay to Assignor such amounts as are specified in any written agreement or exchange of letters between them and additionally shall pay to Administrative Agent an assignment processing fee of $________

5.            Allocation and Payment of Interest and Fees.

(a)          Administrative Agent shall pay to Assignee all interest and other amounts (including fees, except as otherwise provided in the written agreement referred to in Section 4 above) not constituting principal that are paid by or on behalf of Borrower pursuant to the Loan Documents and are attributable to the Assigned Rights and Obligations (“Borrower Amounts”), that accrue on and after the Assignment Effective Date. If Assignor receives or collects any such Borrower Amounts, Assignor shall promptly pay them to Assignee.

(b)          Administrative Agent shall pay to Assignor all Borrower Amounts that accrue before the Assignment Effective Date (or otherwise pursuant to the written agreement referred to in Section 4 above) when and as the same are paid by Administrative Agent to the other Lenders. If Assignee receives or collects any such Borrower Amounts, Assignee shall promptly pay such amounts to Assignor.

(c)          Unless specifically assumed by Assignee, Assignor shall be responsible and liable for all reimbursable liabilities and costs and indemnification obligations which accrue under Section 12.12 of the Loan Agreement prior to the Assignment Effective Date, and such liability shall survive the Assignment Effective Date.

6.          Administrative Agent Liability. Administrative Agent shall not be liable for any allocation or payment to either Assignor or Assignee subsequently determined to be erroneous, unless resulting from Administrative Agent’s willful misconduct or gross negligence.

7.           Representations and Warranties.

(a)          Each of Assignor and Assignee represents and warrants to the other and to Administrative Agent as follows:

(i)          It has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Agreement;

C-2

(ii)         The making and performance of this Agreement and all documents required to be executed and delivered by it hereunder do not and will not violate any law or regulation applicable to it;

(iii)        This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable in accordance with its terms; and

(iv)        All approvals, authorizations or other actions by, or filings with, any Governmental Authority necessary for the validity or enforceability of its obligations under this Agreement have been made or obtained.

(b)          Assignor represents and warrants to Assignee that Assignor owns the Assigned Rights and Obligations free and clear of any Lien or other encumbrance.

(c)          Assignee represents and warrants to Assignor as follows:

(i)          Assignee is and shall continue to be an “Eligible Assignee” as defined in the Loan Agreement;

(ii)         Assignee has made and shall continue to make its own independent investigation of the financial condition, affairs and creditworthiness of Borrower and any other Loan Party; and

(iii)        Assignee has received copies of the Loan Documents and such other documents, financial statements and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement.

8.          No Assignor Responsibility. Assignor makes no representation or warranty regarding, and assumes no responsibility to Assignee for:

(a)          the execution (by any party other than Assignor), effectiveness, genuineness, validity, enforceability, collectability or sufficiency of the Loan Documents or any representations, warranties, recitals or statements made in the Loan Documents or in any financial or other written or oral statement, instrument, report, certificate or any other document made or furnished or made available by Assignor to Assignee or by or on behalf of any Loan Party to Assignor or Assignee in connection with the Loan Documents and the transactions contemplated thereby;

(b)          the performance or observance of any of the terms, covenants or agreements contained in any of the Loan Documents or as to the existence or possible existence of any Default or Potential Default under the Loan Documents; or

(c)          the accuracy or completeness of any information provided to Assignee, whether by Assignor or by or on behalf of any Loan Party.

C-3

Assignor shall have no initial or continuing duty or responsibility to make any investigation of the financial condition, affairs or creditworthiness of any of the Loan Parties, in connection with the assignment of the Assigned Rights and Obligations or to provide Assignee with any credit or other information with respect thereto, whether coming into its possession before the date hereof or at any time or times thereafter.

9.           Assignee Bound by Loan Agreement. Effective on the Assignment Effective Date, Assignee (a) shall be deemed to be a party to the Loan Agreement and as such, shall be directly liable to Borrower for any failure by Assignee to comply with Assignee’s assumed obligations thereunder, including, without limitation, Assignee’s obligation to fund its Pro Rata Share of the Loan in accordance with provisions of the Loan Agreement and be subject to Section 13.12(c) of the Loan Agreement, (b) agrees to be bound by the Loan Agreement to the same extent as it would have been if it had been an original Lender thereunder, (c) agrees to perform in accordance with their respective terms all of the obligations which are required under the Loan Documents to be performed by it as a Lender, and (d) agrees to maintain its status as an Eligible Assignee. Assignee appoints and authorizes Administrative Agent to take such actions as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

10.          Assignor Released From Loan Agreement. Effective on the Assignment Effective Date, Assignor shall be released from the Assigned Rights and Obligations; provided, however, that Assignor shall retain all of its rights to indemnification under the Loan Agreement and the other Loan Documents for any events, acts or omissions occurring before the Assignment Effective Date, and, to the extent not assumed by Assignee, Assignor shall continue to be responsible for the liabilities and obligations described in Section 5(c) of this Agreement.

11.          New Notes. On or promptly after the Assignment Effective Date, Borrower, Administrative Agent, Assignor and Assignee shall make appropriate arrangements so that new Notes executed by the Borrower, dated the Assignment Effective Date and in the amount of the respective Pro Rata Shares of Assignor and Assignee in the original Loan amount, after giving effect to this Agreement, are issued to Assignor and Assignee, in exchange for the surrender by Assignor and Assignee to Borrower of any applicable outstanding Notes, marked “Exchanged”.

12.          General.

(a)          No term or provision of this Agreement may be amended, waived or terminated orally, but only by an instrument signed by the parties hereto.

(b)          This Agreement may be executed in one or more counterparts. Each set of executed counterparts shall be an original. Executed counterparts may be delivered by facsimile transmission.

(c)          If Assignor has not assigned its entire remaining Pro Rata Share of the Loan to Assignee, Assignor may at any time and from time to time grant to others, subject to applicable provisions in the Loan Agreement, assignments of or participation in all of Assignor’s remaining Pro Rata Share of the Loan.

(d)          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither Assignor nor Assignee may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other and Administrative Agent. The preceding sentence shall not limit the right of Assignee to grant to others a participation in all or part of the Assigned Rights and Obligations subject to the terms of the Loan Agreement.

C-4

(e)          All payments to Assignor or Assignee hereunder shall, unless otherwise specified by the party entitled thereto, be made in United States dollars, in immediately available funds, and to the address or account specified on the signature pages of this Agreement. The address of Assignee for notice purposes under the Loan Agreement shall be as specified on the signature pages of this Agreement.

(f)          If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions hereof will not be affected or impaired in any way.

(g)          Each party shall bear its own expenses in connection with the preparation and execution of this Agreement.

(h)          This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(i)          Foreign Tax Forms. On or before the Assignment Effective Date, Assignee shall comply with the provisions of Section 2.12 of the Loan Agreement.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

C-5

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ASSIGNOR:

By:
Name:
Its:

Pro Rata Share: __________ %
Share of Original Loan: $_________

Payment Instruction:

ABA No.:
Account No.:
Reference:
Loan No.:
Attn:
Telephone:
Facsimile:

ASSIGNEE:

By:
Name:
Its:

Pro Rata Share: __________ %
Share of Original Loan: $_________

Payment Instruction:

ABA No.:
Account No.:
Reference:
Loan No.:
Attn:
Telephone:
Facsimile:

ACKNOWLEDGED AND AGREED:

BORROWER:

MAGUIRE PROPERTIES-355 S. GRAND, LLC, a Delaware limited liability company

By:
Name:
Its:

ADMINISTRATIVE AGENT:

Landesbank Hessen-Thüringen Girozentrale,
New York Branch

By:
Name:
Its:

By:
Name:
Its:

EXHIBIT D – FORM OF DRAW REQUEST

[BORROWER LETTERHEAD]

[____________]

[____________]

[____________]

[____________]

Re:	Maguire Properties-355 S. Grand, LLC (“Borrower”)
Request for Disbursement

To Whom It May Concern:

Borrower hereby requests disbursement of a portion of the loan proceeds under that certain Loan Agreement, dated as of November 5, 2018 (the “Loan Agreement”; capitalized terms used and not defined herein shall have the meanings given to such terms in the Loan Agreement) and hereby confirms as a condition to such disbursement that the representations and warranties in the Loan Agreement and other Loan Documents reaffirmed by this request for disbursement of loan proceeds pursuant to the Loan Agreement are true and correct in all material respects on and as of the date of this request, except as follows: [________________].

Attached hereto as Schedule A is a true and correct statement of the Leasing Costs incurred to date, the aggregate advances of the Future Funding Facility previously disbursed to Borrower by Agent for such Leasing Costs, and the total advance of the loan proceeds from the Future Funding Facility requested hereby.

Accordingly, Borrower requests disbursement of loan proceeds in the amount of $[____________] from the Future Funding Facility to be wire transferred as follows:

Bank Name:	[_________]
Bank Address:	[_________]
Bank ABA #:	[_________]
Bank Account Name:	[_________]
Bank Account Number:	[_________]

[Remainder of page intentionally left blank]

D-1

Sincerely,

[BORROWER]

D-2

SCHEDULE A

D-3

EXHIBIT E – NOTICE OF BORROWING

(See attached)

E-1

NOTICE OF BORROWING

November 5, 2018

TO:	Landesbank Hessen-Thüringen Girozentrale, New York Branch (“Agent”)

1.	This notice of borrowing is being delivered to you pursuant to the terms of the Loan Agreement, dated on or about the date hereof, among Maguire Properties-355 S. Grand, LLC, a Delaware limited liability company, Agent, in its capacity as administrative agent on behalf of itself as a lender and the other lenders, and the other lenders party thereto.

2.	We hereby request the requisition as follows:

(a)	Requested Closing Date: November 5, 2018

(b)	Amount of Requisition: $253,000,000.00

(c)	Payment Instructions: As set forth on Exhibit A.

[remainder of page blank; signature page follows]

E-2

Very truly yours,

BORROWER

MAGUIRE PROPERTIES-355 S. GRAND, LLC, a Delaware limited liability company

By:
Name:
Its:

E-3

EXHIBIT A

Wiring Instructions

Bank:
ABA Number:
Swift Code:
Account Number:
Account Name:
FNT Title # / Reference:
FNT Contact:

A-1

EXHIBIT F – TENANT DIRECTION LETTER

[BORROWER LETTERHEAD]

[Date]

To:       [Tenant Name (“Tenant”)]

Re:       [Describe Lease (the “Lease”)]

Dear     [Tenant]:

__________________, a ________________ (“Landlord”), the owner of the property commonly known as Wells Fargo South Tower located in Los Angeles, California (the “Project”) has granted a security interest in the Project to Landesbank Hessen-Thüringen Girozentrale, New York Branch (together with its successors and assigns, “Administrative Agent”) as administrative agent for certain lenders.

Effective immediately, Landlord hereby unconditionally and irrevocably authorizes, directs and instructs you to send all payments of rent due under the Lease (including without limitation base rent, additional rent, any amounts due for operating expenses and real estate taxes, and, if applicable, rent due as a percentage of sales receipts) and all other sums payable by you under the Lease directly to the following address:

[_________________

_________________]

OR BANK WIRE TRANSFER AS FOLLOWS:

Account # __________________

Wire Routing # _________________

[Bank Name]

[Account Name]

You are to continue making all payments due under the Lease as directed in this letter until you receive written instructions to do otherwise from Administrative Agent. These payment instructions are provided to you pursuant to a deposit account arrangement between your Landlord and Administrative Agent. Please note that the Landlord has granted a lien on the Property to Administrative Agent pursuant to the Security Instrument and that all leases and rents from the Property, including security deposits, have been collaterally assigned to the Administrative Agent. Please note that Administrative Agent is neither a mortgagee-in-possession nor a receiver of rents, and Administrative Agent has not assumed any obligations of your Landlord under the Lease. Therefore, you should continue to send all communications regarding the Lease or landlord issues in the manner specified in your lease and not to Administrative Agent. Administrative Agent has no obligation with respect to any such notice, and notice to Administrative Agent will not be deemed effective notice to your Landlord under the Lease.

F-1

The Mortgage contains a provision referring to Section 291-f of the Real Property Law of New York, which section provides that if a recorded mortgage or a recorded instrument relating to such mortgage restricts the right or power of the owner of the mortgaged real property to cancel, abridge or otherwise modify tenancies, subtenancies, leases or subleases of the mortgaged real property in existence at the time of the agreement, or to accept prepayment of installments of rent to become due, and notice of the making of the mortgage or recorded instrument which contains a reference to Section 291-f is given to a tenant, accompanied by a copy of the text of the agreement, any cancellation, abridgment, modification or prepayment made by such tenant or subtenant under a lease coming under the provisions of Section 291-f, without the consent of the holder of such mortgage, shall be voidable as against the holder of the mortgage at the option of such holder.

A copy of the provisions contained in the Mortgage referring to Section 291-f and restricting the right or power of the owner of the mortgaged real property to cancel, abridge or otherwise modify the Lease, or to accept prepayments of installments of rent thereunder are attached hereto as Schedule 1.

This letter shall constitute a notice pursuant to Section 291-f of the Real Property Law of New York, and shall also constitute a notice required by New York General Obligations Law §7-105(1).

Very truly yours,

[Signature]

SCHEDULE 1

Capitalized terms used in this Schedule 1 and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Mortgage. All references to sections in this Schedule 1 shall refer to those particular sections of the Mortgage.

Section 8.4 LEASES. Mortgagee shall have all of the rights against lessees of the Subject Property set forth in Section 291 f of the Real Property Law of New York.

F-2

EXHIBIT G – ORGANIZATIONAL CHART OF BORROWER AND GUARANTOR

(See attached)

G-1

EXHIBIT H – SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

(See attached)

H-1

PREPARED BY AND UPON

RECORDATION RETURN TO:

Dentons US LLP

1221 Avenue of the Americas

New York, New York 10020-1089

Attention: Gary A. Goodman, Esq.

LANDESBANK HESSEN-THÜRINGEN GIROZENTRALE, NEW YORK BRANCH

(Agent for itself and certain co-lenders)

- and -

[_________________]

(Tenant)

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

Dated:	___________________, 2018

Property:	355 South Grand Avenue

APN:	5151-015-013 and 5149-010-024

County:	Los Angeles

State:	California

This SUBORDINATION, NON-DISTURBANCE, AND ATTORNMENT AGREEMENT (the “Agreement”) is dated as of _________________, 2018 and is by and among Landesbank Hessen-Thüringen Girozentrale, New York Branch, a banking branch licensed by the Banking Department of New York State, having an address at 420 Fifth Avenue, New York, New York 10018, as administrative agent (collectively and together with their successors and assigns, “Agent”) for itself and certain co-lenders which are or may become party to the Loan (as defined below) (collectively, the “Lenders”), Maguire Properties–355 S. Grand, LLC, Delaware limited liability company (“Landlord”), and [_________________________________], a [___________________________], having an office at 355 South Grand Avenue, Los Angeles, California 90071 (“Tenant”).

WHEREAS, the Lenders have made or intend to make a loan to Landlord (the “Loan”), which Loan shall be evidenced by one or more promissory notes (as the same may be amended, modified, restated, severed, consolidated, renewed, replaced, or supplemented from time to time, the “Promissory Note”) and secured by, among other things, that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (as the same may be amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time, the “Mortgage”) encumbering the real property located at 355 S. Grand Avenue, Los Angeles, California, more particularly described on Exhibit A annexed hereto and made a part hereof (the “Property”), and related agreements;

WHEREAS, by a lease agreement (the “Lease”) dated _________ ___, between Landlord (or Landlord’s predecessor in title) and Tenant, as amended by ___________________________________________________________, Landlord leased to Tenant a portion of the Property, as said portion is more particularly described in the Lease (such portion of the Property hereinafter referred to as the “Premises”);

WHEREAS, Tenant acknowledges that Lenders and Agent will rely on this Agreement in making the Loan to Landlord; and

WHEREAS, Agent, Landlord and Tenant desire to evidence their understanding with respect to the Mortgage and the Lease as hereinafter provided.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.            The Lease and all of Tenant’s right, title, and interest in and to the Property thereunder (including, but not limited to, any option to purchase, right of first refusal to purchase, or right of first offer to purchase the Property or any portion thereof) is and shall at all times continue to be subordinated and made secondary and inferior in each and every respect to the lien of the Mortgage, to all of the terms, conditions and provisions of the Mortgage, and to any and all advances made or to be made under the Mortgage, so that at all times the Mortgage shall be and remain a lien on the Property prior to and superior to the Lease for all purposes, subject to the provisions set forth in this Agreement. Such subordination shall have the same force and effect as if the Mortgage and such renewals, modifications, consolidations, replacements and extensions of the Mortgage had been executed, acknowledged, delivered and recorded prior to the Lease, all amendments or modifications of the Lease, and any notice of the Lease.

Subordination, Non-Disturbance And Attornment Agreement – Page 1

2.            If Agent exercises any of its rights under the Mortgage, including entry or foreclosure of the Mortgage or exercise of a power of sale under the Mortgage, then Agent will not disturb Tenant’s right to use, occupy and possess the Premises under the terms of the Lease so long as (a) the Lease is in effect and (b) Tenant is not in default beyond any applicable notice and grace period under any term, covenant or condition of the Lease. Nothing contained herein shall prevent Agent from naming Tenant in any foreclosure or other action or proceeding initiated by Agent pursuant to the Mortgage to the extent necessary under applicable law in order for Agent to avail itself of and complete the foreclosure or other remedy.

3.            If at any time Agent (or any person who acquires the interest of Landlord under the Lease through foreclosure of the Mortgage or otherwise, or such person’s successors or assigns) shall succeed to the rights of Landlord under the Lease as a result of a default of Landlord under the Mortgage, then Tenant shall attorn to and recognize such person so succeeding to the rights of Landlord under the Lease (herein sometimes called “Successor Landlord”) as Tenant’s landlord under the Lease, and said attornment shall be effective and self-operative without the execution of any further instruments. Although said attornment shall be self-operative, Tenant agrees to execute and deliver to Successor Landlord such other instrument or instruments as Successor Landlord shall from time to time request in order to confirm said attornment.

4.            Landlord authorizes and directs Tenant to honor any written demand or notice from Agent instructing Tenant to pay rent or other sums to Agent rather than Landlord (a “Payment Demand”), regardless of any other, or contrary, notice or instruction which Tenant may receive from Landlord before or after Tenant’s receipt of such Payment Demand. Tenant may rely upon any notice, instruction, Payment Demand, certificate, consent, or other document which is from and signed by Agent, and Tenant shall have no duty to Landlord to investigate the same or the circumstances under which the same was given by Agent. Any payment made by Tenant to Agent in response to a Payment Demand shall be deemed proper payment by Tenant of such sum pursuant to the Lease.

5.            If Successor Landlord shall become the owner of the Property or the Property shall be sold by reason of foreclosure or other proceedings brought to enforce the Mortgage or if the Property shall be transferred by deed in lieu of foreclosure, then Successor Landlord shall not be:

(a)            except as provided to the contrary in subsection (b) of this Section 5, liable for any act or omission of Landlord which occurs prior to the date on which Successor Landlord succeeded to the interest of Landlord under the Lease, or bound by any obligation to make any payment to Tenant which was required to be made prior to the time Successor Landlord succeeded to the interest of Landlord under the Lease; or

(b)            obligated to cure any defaults of Landlord which occurred prior to the date on which Successor Landlord succeeded to the interest of Landlord under the Lease unless such default continues from and after the date Successor Landlord so succeeds to the interest of Landlord under the Lease, such default is curable by Successor Landlord, and Successor Landlord fails to cure such default after receiving written notice of such default from Tenant and is provided a reasonable period of time to cure such default (but in no event less than the amount of time provided under the Lease for Landlord to cure such default); or

Subordination, Non-Disturbance And Attornment Agreement – Page 2

(c)            obligated to perform any construction obligations of Landlord under the Lease or reimburse Tenant for any construction work done by Tenant under the Lease, provided that the foregoing shall not limit any express remedies of Tenant set forth in the Lease with respect to Landlord’s failure to perform such construction obligations, except that in no event shall Tenant have any direct recourse against Successor Landlord; or

(d)            subject to any offsets, defenses or counterclaims which Tenant may be entitled to assert against Landlord, except for (i) any defenses which Tenant might have to claims that accrued and that relate to a period prior to the date on which Successor Landlord succeeded to the interest of Landlord under the Lease, but only to the extent the related prior claim against Tenant is pursued by Successor Landlord, or (ii) any right expressly set forth in the Lease to an offset against rent for the full amount of any payment required to be made by Landlord to Tenant with respect to any tenant improvement or work allowance; or

(e)            bound by any payment of rent or additional rent by Tenant to Landlord for more than one month in advance, unless such sums are required to be paid in accordance with the terms of the Lease; or

(f)            bound by any amendment or modification of the Lease made without the written consent of Agent, but only if the consent of Agent to such amendment or modification was required pursuant to the terms of the Loan, other than an amendment or modification which is (i) entered into to confirm the unilateral exercise by Tenant of a specific right or option under the Lease in accordance with all of the material terms of the Lease governing the exercise of such specific right or option, (ii) non-material and expressly contemplated to be entered into under the provisions of the Lease, such as to confirm the commencement date, rent commencement date, or other dates or facts, or (iii) to address an administrative matter (such as a change of a notice address); or

(g)            bound by any consensual or negotiated surrender or termination of the Lease to which Landlord and Tenant agree, unless (i) such surrender or termination is effected unilaterally by Tenant in accordance with the express terms of the Lease, or (ii) such surrender or termination does not violate the terms of the Loan; or

(h)            liable or responsible for, or with respect to, the retention, application and/or return to Tenant of any security deposit paid to Landlord, whether or not still held by Landlord, unless and until Successor Landlord has actually received said security deposit for its own account as the landlord under the Lease as security for the performance of Tenant’s obligation under the Lease (which security deposit shall, nonetheless, be held subject to the provisions of the Lease).

Subordination, Non-Disturbance And Attornment Agreement – Page 3

6.            Tenant shall deliver to Agent either by certified U.S. mail (return receipt requested) or overnight courier service (i.e., FedEx), a duplicate of each notice of default that is delivered by Tenant to Landlord at the same time as such notice is given to Landlord, and no such notice of default shall be deemed given by Tenant under the Lease unless and until a copy of such notice shall have been so delivered to Agent. Agent shall have the right (but shall not be obligated) to cure such default, and Tenant shall afford Agent a period of thirty (30) days beyond any period afforded to Landlord under the Lease for the curing of such default in which Agent may elect (but shall not be obligated) to cure such default; provided, however, that if Tenant elects to cure such default and such default cannot be cured within said additional thirty (30) period, then Agent shall have such additional time as may be reasonably necessary to cure such default (including, but not limited to, the time reasonably necessary for Agent to commence foreclosure proceedings), and during any such period Tenant shall not take any action to terminate the Lease. Tenant shall accept performance by Agent of any term, covenant, condition, or agreement to be performed by Landlord under the Lease with the same force and effect as though performed by Landlord. If the Lease is terminated for any reason other than a termination which is effected unilaterally by Tenant in accordance with the express terms of the Lease, then upon Agent’s written request given within thirty (30) days after such termination, Tenant shall, within fifteen (15) days after such request, execute and deliver to Agent a new lease of the Premises for the remainder of the term of the Lease and such new lease to be upon all of the same terms, covenants and conditions of the Lease applicable to the remainder of the term of the Lease.

7.            Tenant represents and warrants that Tenant is the sole owner of the leasehold estate created by the Lease.

8.            Tenant acknowledges that the interest of Landlord under the Lease is assigned to Agent solely as security for the Promissory Note, and neither Agent nor the Lenders shall have any duty, liability or obligation under the Lease or any extension or renewal thereof, unless Agent either (i) specifically undertakes such liability in writing, or (ii) subject to Section 5 of this Agreement, Agent becomes the Successor Landlord.

9.            This Agreement shall be governed by and construed in accordance with the laws of the State of New York (excluding the choice of law rules thereof).

10.            This Agreement and each and every covenant, agreement and other provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns (including, without limitation, any successor holder of the Promissory Note) and may be amended, supplemented, waived or modified only by an instrument in writing executed by the party against which enforcement of the termination, amendment, supplement, waiver or modification is sought.

11.            All notices to be given under this Agreement shall be in writing and shall be deemed served upon receipt by the addressee if served personally or, if mailed, upon the first to occur of receipt or the refusal of delivery as shown on a return receipt, after deposit in the United States Postal Service certified mail, postage prepaid, addressed to the address of Landlord, Tenant or Agent appearing below. Such addresses may be changed by notice given in the same manner. If any party consists of multiple individuals or entities, then notice to any one of same shall be deemed notice to such party.

Agent’s Address:

Landesbank Hessen-Thüringen Girozentrale,
New York Branch
420 Fifth Avenue
New York, NY 10018
Attention: Stephan van de Loecht

Subordination, Non-Disturbance And Attornment Agreement – Page 4

with copies to:

Landesbank Hessen-Thüringen Girozentrale,
New York Branch
420 Fifth Avenue
New York, NY 10018
Attention: General Counsel, New York Branch

and

Dentons US LLP
1221 Avenue of the Americas
New York, New York 10020-1089
Attention: Gary A. Goodman, Esq.

Tenant’s Address:

With a copy to:

Landlord’s Address:	Maguire Properties–355 S. Grand, LLC
c/o Brookfield Properties Management (CA) Inc.
601 S. Figueroa Street, Suite 2200
Los Angeles, California 90017
Attn: Legal Department

With a copy to:	Maguire Properties–355 S. Grand, LLC
c/o Brookfield Properties Management (CA) Inc.
250 Vesey Street, 15th Floor
New York, New York 10281-1023
Attention: Jason Kirschner, SVP, Finance

Subordination, Non-Disturbance And Attornment Agreement – Page 5

12.          If this Agreement conflicts with the Lease, then this Agreement shall govern as between the parties and any Successor Landlord, including upon any attornment pursuant to this Agreement. This Agreement supersedes, and constitutes full compliance with, any provisions in the Lease that provide for subordination of the Lease to, or for delivery of non-disturbance agreements by the holder of, the Mortgage.

13.          If Successor Landlord acquires Landlord’s interest in the Premises, then Tenant shall look only to the estate and interest, if any, of Successor Landlord in the Property for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money in the event of any default by Successor Landlord under the Lease or this Agreement, and no other property or assets of Successor Landlord shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to the Lease, the relationship of the landlord and tenant under the Lease, Tenant’s use or occupancy of the Premises, or any claim arising under this Agreement. Notwithstanding anything contained in this Agreement or the Lease to the contrary, upon Agent’s transfer or assignment of Agent’s interests in the Loan, the Lease (or any new lease executed pursuant to this Agreement), or the Property, Agent shall be deemed released and relieved of any obligations under this Agreement, the Lease (or any new lease executed pursuant to this Agreement), and with respect to the Property.

14.          If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to be enforceable, or if such modification is not practicable, such provision shall be deemed deleted from this Agreement, and the other provisions of this Agreement shall remain in full force and effect, and shall be liberally construed in favor of Agent.

15.          This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Subordination, Non-Disturbance And Attornment Agreement – Page 6

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

TENANT:

[______________________________],
a [______________________________]

By:
Name:
Title:

A notary publicor other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF _______________	)
) ss
COUNTY OF _____________	)

On _____________ before me, ________________________________________________________, a Notary Public,                                                                                                                                                                                              personally appeared _______________________________________________________________________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of ______________ that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

SIGNATURE OF NOTARY PUBLIC

Subordination, Non-Disturbance And Attornment Agreement – Tenant Signature Page

LANDLORD:

Maguire Properties–355 S. Grand, LLC, a Delaware limited liability company

By:
Name:
Title:

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF _______________	)
) ss
COUNTY OF _____________	)

On _____________ before me, ________________________________________________________, a Notary Public,                                                                                                                                                                                              personally appeared ______________________________________________________________________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of ______________ that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

SIGNATURE OF NOTARY PUBLIC

Subordination, Non-Disturbance And Attornment Agreement – Landlord Signature Page

AGENT:

LANDESBANK HESSEN-THÜRINGEN
GIROZENTRALE, NEW YORK BRANCH

By:
Name:
Title:

By:
Name:
Title:

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF _______________	)
) ss
COUNTY OF _____________	)

On _____________ before me, ________________________________________________________, a Notary Public,                                                                                                                                                                                              personally appeared ______________________________________________________________________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of ______________ that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

SIGNATURE OF NOTARY PUBLIC

Subordination, Non-Disturbance And Attornment Agreement – Lender Signature Page

Exhibit A

Legal Description of Property

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE CITY OF LOS ANGELES, IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

PARCEL A:

LOT 5 OF TRACT NO. 30780, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 912 PAGES 39 TO 45 INCLUSIVE OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPTING FROM THAT PORTION OF SAID LAND INCLUDED WITHIN THE LINES OF THAT CERTAIN STRIP SHOWN ON SHEET 7 OF THE MAP OF SAID TRACT NO. 30780 AS “EASEMENT TO CITY OF LOS ANGELES FOR STREET PURPOSES ABOVE PLANE. SEE SHEET 4 FOR TYPICAL SECTION AND PROFILE OF PLANE”, ALL RIGHT, TITLE AND INTEREST CONVEYED AND/OR DEDICATED TO THE CITY OF LOS ANGELES, BY AND ON THE MAP OF SAID TRACT NO. 30780, AS RESERVED IN DEED FROM THE COMMUNITY REDEVELOPMENT AGENCY OF THE CITY OF LOS ANGELES, CALIFORNIA, A PUBLIC BODY CORPORATE AND POLITIC OF THE STATE OF CALIFORNIA, RECORDED MARCH 31, 1981 AS INSTRUMENT NO. 81-320600 OFFICIAL RECORDS.

ALSO EXCEPTING FROM ALL PUBLIC STREETS, HIGHWAY OR OTHER PUBLIC WAYS ADJOINING SAID LOT 5, ALL RIGHT, TITLE AND INTEREST CONVEYED TO THE CITY OF LOS ANGELES, BY THE MAP OF SAID TRACT NO. 30780.

ALSO EXCEPTING FROM ALL OF THE ABOVE DESCRIBED LAND, ALL OIL, GAS AND OTHER MINERALS SUBSTANCES, TOGETHER WITH THE RIGHT TO EXTRACT SUCH SUBSTANCES, PROVIDED THAT THE SURFACE OPENING OF A WELL, HOLE, SHAFT OR OTHER MEANS OF REACHING OR REMOVING SUCH SUBSTANCES SHALL NOT BE LOCATED WITHIN THE BUNKER HILL URBAN RENEWAL PROJECT AREAS, AS RECORDED IN BOOK M335 PAGE 106 OFFICIAL RECORDS, AND SHALL NOT PENETRATE ANY PART OR PORTION OF SAID PROJECT AREA WITHIN 500 FEET OF THE SURFACE THEREOF, AS RESERVED IN VARIOUS DEEDS OF RECORD, AMONG THEM BEING THE DEED RECORDED MAY 20, 1966 AS INSTRUMENT NO. 3925, IN BOOK D3311 PAGE 794, OFFICIAL RECORDS.

PARCEL B:

THAT PORTION OF LOT 6 OF TRACT NO. 30780, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 912 PAGES 39 TO 45 INCLUSIVE OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, DESCRIBED AS FOLLOWS:

Subordination, Non-Disturbance And Attornment Agreement – Exhibit A – Page 1

BEGINNING AT A POINT IN THE SOUTHEASTERLY LINE OF SAID LOT 6, THAT IS DISTANT THEREON NORTH 37° 50’ 12” EAST 6.16 FEET FROM THE MOST SOUTHERLY CORNER OF SAID LOT 6; THENCE ALONG SAID SOUTHEASTERLY LINE, SOUTH 37° 50’ 12” WEST 6.16 FEET TO SAID MOST SOUTHERLY CORNER; THENCE ALONG THE SOUTHWESTERLY LINE OF SAID LOT 6, NORTH 52° 09’ 40” WEST 317.76 FEET TO THE MOST WESTERLY CORNER OF SAID LOT 6; THENCE ALONG THE NORTHWESTERLY LINE OF SAID LOT 6, NORTH 41° 32’ 59” EAST 6.17 FEET; THENCE LEAVING SAID NORTHWESTERLY LINE SOUTH 52° 09’ 48” EAST 30.94 FEET; THENCE SOUTH 37° 50’ 12” WEST 2.00 FEET; THENCE SOUTH 52° 09’ 48” EAST 95.885 FEET; THENCE SOUTH 07° 09’ 48” EAST 2.45 FEET; THENCE SOUTH 52° 09’ 48” EAST 0.77 FEET; THENCE NORTH 82° 50’ 12” EAST 2.45 FEET; THENCE SOUTH 52° 09’ 48” EAST 95.885 FEET; THENCE NORTH 37° 50’ 12” EAST 2.00 FEET; THENCE SOUTH 52° 09’ 48” EAST 90.42 FEET TO THE POINT OF BEGINNING.

EXCEPTING FROM THAT PORTION OF SAID LAND INCLUDED WITHIN THE LINES OF THAT CERTAIN STRIP SHOWN ON SHEET 7 OF THE MAP OF SAID TRACT NO. 30780 AS “EASEMENT TO CITY OF LOS ANGELES FOR STREET PURPOSES ABOVE PLANE. SEE SHEET 4 FOR TYPICAL SECTION AND PROFILE OF PLANE”, ALL RIGHT, TITLE AND INTEREST CONVEYED AND/OR DEDICATED TO THE CITY OF LOS ANGELES, BY AND ON THE MAP OF SAID TRACT NO. 30780.

ALSO EXCEPTING FROM ALL PUBLIC STREETS, HIGHWAYS OR OTHER PUBLIC WAYS ADJOINING SAID LOT 6 ALL RIGHT, TITLE AND INTEREST CONVEYED TO THE CITY OF LOS ANGELES, BY THE MAP OF SAID TRACT NO. 30780.

ALSO EXCEPTING FROM ALL OF THE ABOVE DESCRIBED LAND, ALL OIL, GAS AND OTHER MINERAL SUBSTANCES, TOGETHER WITH THE RIGHT TO EXTRACT SUCH SUBSTANCES, PROVIDED THAT THE SURFACE OPENING OF A WELL, HOLE, SHAFT OR OTHER MEANS OF REACHING OR MOVING SUCH SUBSTANCES SHALL NOT BE LOCATED WITHIN THE BUNKER HILL URBAN RENEWAL PROJECT AREAS, AS RECORDED IN BOOK M335 PAGE 106 OFFICIAL RECORDS, AND SHALL NOT PENETRATE ANY PART OF PORTION OF SAID PROJECT AREA WITHIN 500 FEET OF THE SURFACE THEREOF, AS RESERVED IN VARIOUS DEEDS OF RECORD, AMONG THEM BEING THE DEED RECORDED MAY 20, 1966 AS INSTRUMENT NO. 3925, IN BOOK D3311 PAGE 794, OFFICIAL RECORDS.

PARCEL C:

PARCEL B IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS SHOWN ON PARCEL MAP L.A. NO. 4932, FILED IN BOOK 134, PAGE 71 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

Subordination, Non-Disturbance And Attornment Agreement – Exhibit A – Page 2

EXCEPT THAT PORTION OF SAID PARCEL B INCLUDED WITHIN ALL SPACE LOCATED ABOVE ELEVATION 330.00 OVER THAT PORTION OF LOT 2 OF TRACT NO. 30781, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS SHOWN IN BOOK 897 PAGES 8 THROUGH 12 INCLUSIVE OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT THE MOST WESTERLY CORNER OF SAID LOT 2; THENCE SOUTHEASTERLY, ALONG THE SOUTHWESTERLY LINE OF SAID LOT 2 A DISTANCE OF 10 FEET; THENCE NORTHEASTERLY ALONG A LINE PARALLEL WITH THE NORTHWESTERLY LINE OF SAID LOT 2 A DISTANCE OF 35 FEET; THENCE NORTHWESTERLY ALONG A LINE PARALLEL WITH THE SOUTHWESTERLY LINE OF SAID LOT 2 TO THE NORTHWESTERLY LINE OF SAID LOT 2; THENCE SOUTHWESTERLY ALONG THE NORTHWESTERLY LINE OF SAID LOT 2 TO THE POINT OF BEGINNING.

ABOVE MENTIONED ELEVATION IS BASED ON NATIONAL GEODOTIC VERTICAL DATUM OF 1929 PER ORDINANCE NO. 150.763 OF THE CITY OF LOS ANGELES, EFFECTIVE MAY 19, 1978.

ALSO EXCEPTING ALL OIL GAS AND MINERAL SUBSTANCES TOGETHER WITH THE RIGHT TO EXTRACT SUCH SUBSTANCES PROVIDED THAT THE SURFACE OPENING OF THE WELL, HOLE, SHAFT, OR OTHER MEANS OF REACHING OR REMOVING SUCH SUBSTANCES SHALL NOT BE LOCATION WITHIN THE BUNKER HILL URBAN RENEWAL PROJECT AREA, AS RECORDED IN BOOK M335, PAGE 106 OFFICIAL RECORDS, AND SHALL NOT PENETRATE ANY PART OR PORTION OF SAID PROJECT AREA WITHIN 500 FEET OF THE SURFACE THEREOF, AS RESERVED BY VARIOUS DEEDS OF RECORD AMONG THEM BEING THAT RECORDED IN DEED RECORDED MAY 15, 1962 IN BOOK M1614 PAGE 654 OFFICIAL RECORDS, AS INSTRUMENT NO. 1762.

PARCEL D:

AN EXCLUSIVE EASEMENT, TO CONSTRUCT, MAINTAIN, USE, REPAIR, REPLACE, RECONSTRUCT, OPERATE, ADD TO, ALTER, AND AS TO NON-STRUCTURAL ELEMENTS ONLY, REMOVE AT ANY TIME AND FROM TIME TO TIME THE PORTION OF THE PROJECT AS SAID PROJECT IS DEFINED IN THE RECIPROCAL GRANT OF EASEMENTS, RECORDED FEBRUARY 12, 1982 AS INSTRUMENT NO. 82-160076 OFFICIAL RECORDS, AS MODIFIED BY INSTRUMENT RECORDED NOVEMBER 20, 1986 AS INSTRUMENT NO. 86-1609429, OF OFFICIAL RECORDS, ON, UNDER AND ACROSS THE LAND DESCRIBED AS FOLLOWS:

A) THAT PORTION OF PARCEL A OF PARCEL MAP L.A. NO. 4932, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP FILED IN BOOK 134, PAGE 71 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY (KNOWN AS PARCEL X-2 (A)), LYING BELOW A PLANE WHOSE ELEVATION IS 332.00 FEET, BASED ON THE NATIONAL GEODETIC VERTICAL DATUM OF 1929 AND LOCATED SOUTHEASTERLY OF A LINE THAT IS PARALLEL WITH AND DISTANT 3.00 FEET NORTHWESTERLY, MEASURED AT RIGHT ANGLES FROM THAT CERTAIN COURSE, IN THE BOUNDARY OF SAID PARCEL, HAVING A BEARING AND DISTANCE OF NORTH 37° 53’ 08” EAST 35.00 FEET AND ITS NORTHEASTERLY PROLONGATION.

Subordination, Non-Disturbance And Attornment Agreement – Exhibit A – Page 3

B) THAT PORTION OF LOT 4 OF SAID TRACT NO. 30781, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP FLED IN BOOK 897, PAGES 8 THROUGH 12 INCLUSIVE OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, LYING BELOW A PLANE WHOSE ELEVATION IS 332.00 FEET, BASED ON THE NATIONAL GEODOTIC VERTICAL DATUM OF 1929, AND LOCATED SOUTHEASTERLY OF THE PARALLEL LINE LAST MENTIONED IN PARAGRAPH (A) ABOVE AND NORTHEASTERLY OF THE NORTHWESTERLY PROLONGATION OF THE MOST SOUTHWESTERLY LINE OF PARCEL B OF PARCEL MAP L.A. NO. 4932 IN SAID CITY, COUNTY AND STATE AS PER MAP FILED IN BOOK 134 PAGE 71 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

PARCEL E:

A NON-EXCLUSIVE EASEMENTS FOR THE SUPPORT OF THE PROJECT INCLUDING THE CONSTRUCTION, MAINTENANCE, INSPECTION AND USE, AT ANY TIME AND FROM TIME TO TIME OF PERMANENT TIEBACKS, FOR THE SUPPORT OF THE RETAINING WALL ON THE WEST SIDE OF THE PROJECT AS SAID PROJECT IS DEFINED IN THE RECIPROCAL GRANT EASEMENTS, RECORDED FEBRUARY 12, 1982 AS INSTRUMENT NO. 82-160076 OFFICIAL RECORDS, OVER THE LAND DESCRIBED AS FOLLOWS:

THAT PORTION OF PARCEL A OF PARCEL MAP L.A. NO. 4932, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP FILED IN BOOK 134, PAGE 71 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY (KNOWN AS PARCEL X-2(A), LYING BELOW A PLANE WHOSE ELEVATION IS 332.00 FEET, BASED ON THE NATIONAL GEODETIC VERTICAL DATUM OF 1929.

PARCEL F:

A NON-EXCLUSIVE EASEMENT FOR THE PURPOSE OF FURNISHING SURFACE DRAINAGE OF WATER AND RIGHT OF WAY FOR PEDESTRIAN AND VEHICULAR INGRESS AND EGRESS, AND TO CONSTRUCT, MAINTAIN, USE, REPAIR, REPLACE, RECONSTRUCT, ADD TO AND ALTER AT ANY TIME, AND FROM TIME TO TIME, SUBSURFACE PIPELINES, BEAMS, WALLS AND SLABS FOR SUPPORT OF A RETAINING WALL, OVER THE LAND DESCRIBED AS FOLLOWS:

THAT PORTIONS OF PARCEL A OF PARCEL MAP L.A. NO. 4932, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP FILED IN BOOK 134, PAGE 71 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY (KNOWN AS PARCEL X-2(A)), LYING ABOVE AND BELOW A PLANE WHOSE ELEVATION IS 332.00 FEET, BASED ON THE NATIONAL GEODETIC VERTICAL DATUM OF 1929, DESCRIBED AS FOLLOWS:

Subordination, Non-Disturbance And Attornment Agreement – Exhibit A – Page 4

BEGINNING AT THE MOST EASTERLY CORNER OF SAID PARCEL A; THENCE ALONG THE SOUTHEASTERLY LINE OF SAID PARCEL; THENCE SOUTH 37° 43’ 50” WEST 200.17 FEET, SOUTH 52° 16’ 10” EAST 9.00 FEET AND SOUTH 37° 46’ 58” WEST ALONG SAID LINE AND ITS SOUTHWESTERLY PROLONGATION TO THAT CERTAIN SOUTHWESTERLY LINE OF SAID PARCEL HAVING A BEARING AND DISTANCE OF NORTH 52° 11’ 46” WEST, 158.28 FEET; THENCE ALONG SAID SOUTHWESTERLY LINE TO A LINE PARALLEL WITH AND DISTANT 19.00 FEET NORTHWESTERLY MEASURED AT RIGHT ANGLES FROM THAT CERTAIN COURSE IN SAID SOUTHEASTERLY LINE SHOWN AS HAVING A BEARING AND DISTANCE OF NORTH 37° 46’ 58” EAST, 55.90 FEET; THENCE NORTH 37° 46’ 58” EAST, ALONG SAID PARALLEL LINE, 68.00 FEET, THENCE NORTH 52° 16’ 10” WEST 7.00 FEET TO A LINE PARALLEL WITH AND DISTANCE 17.00 FEET NORTHWESTERLY MEASURED AT RIGHT ANGLES FROM THAT CERTAIN COURSE IN SAID SOUTHEASTERLY LINE SHOWN AS HAVING A BEARING AND DISTANCE OF NORTH 37° 43’ 50” EAST, 200.17 FEET; THENCE NORTH 37° 43’ 50” EAST TO THE NORTHEASTERLY LINE OF SAID PARCEL; THENCE SOUTH 52° 11’ 33” EAST ALONG SAID NORTHEASTERLY LINE TO THE POINT OF BEGINNING.

PARCEL G:

THAT PORTION OF THE SUBSURFACE OF FOURTH STREET, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, LYING BELOW A DATUM PLANE OF ELEVATION 327.25 FEET, AS VACATED BY RESOLUTION VACATED NO. 81-01537, ADOPTED AUGUST 14, 1981, AND AS SHOWN IN VOLUME 23, PAGE 16 OF “STREET VACATION MAPS” ON FILE IN THE OFFICE OF THE CITY CLERK OF THE CITY OF LOS ANGELES, CITY HALL, LOS ANGELES, CALIFORNIA.

EXCEPTING THEREFROM ALL OIL, GAS, WATER AND MINERAL RIGHTS WITHOUT, HOWEVER, THE RIGHT TO USE ANY PORTION OF SAID LAND TO A DEPTH OF 500 FEET BELOW SAID DATUM FOR THE EXTRACTION OF SUCH OIL, GAS, WATER OR MINERALS, AS RESERVED IN THE DEED RECORDED MARCH 23, 1982 AS INSTRUMENT NO. 82-307989 OFFICIAL RECORDS, WHICH FURTHER PROVIDES THAT THE AREA CONVEYED IN THE DEED IS TO BE USED ONLY FOR THE PURPOSE OF PROVIDING STRUCTURAL SUPPORT AND FACILITATING THE CONSTRUCTION OF IMPROVEMENTS UPON THE ADJOINING REAL PROPERTY, AND FOR NO OTHER USE.

PARCEL H:

EASEMENTS FOR PEDESTRIAN AND VEHICULAR INGRESS AND EGRESS, INSTALLATION, CONSTRUCTION, REPAIR, MAINTENANCE, RELOCATION, ENCROACHMENT AND REMOVAL OF COMMON AREA IMPROVEMENTS AND FOOTINGS, ALL AS MORE PARTICULARLY DEFINED AND DESCRIBED IN THAT CERTAIN DOCUMENT ENTITLED “AMENDED AND RESTATED RECIPROCAL EASEMENT AND OPERATING AGREEMENT” EXECUTED BY AND BETWEEN NORTH TOWER, LLC, A DELAWARE LIMITED LIABILITY COMPANY, AND MAGUIRE PROPERTIES-355 S. GRAND, LLC, A DELAWARE LIMITED LIABILITY COMPANY, RECORDED ON SEPTEMBER 20, 2018 AS INSTRUMENT NO. 2018-0965383 OF OFFICIAL RECORDS.

APN: 5151-015-013 and 5149-010-024

Subordination, Non-Disturbance And Attornment Agreement – Exhibit A – Page 5

EXHIBIT I-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement dated as of November 5, 2018 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Maguire Properties-355 S. Grand, LLC, Landesbank Hessen-Thüringen Girozentrale, New York Branch, as administrative agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.12 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

I-1-1

EXHIBIT I-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Person Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement dated as of November 5, 2018 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Maguire Properties-355 S. Grand, LLC, Landesbank Hessen-Thüringen Girozentrale, New York Branch, as administrative agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.12 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

I-2-1

EXHIBIT I-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Person Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement dated as of November 5, 2018 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Maguire Properties-355 S. Grand, LLC, Landesbank Hessen-Thüringen Girozentrale, New York Branch, as administrative agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.12 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

I-3-1

EXHIBIT I-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement dated as of November 5, 2018 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Maguire Properties-355 S. Grand, LLC, Landesbank Hessen-Thüringen Girozentrale, as administrative agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.12 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

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EXHIBIT J – FORM OF COMPLETION GUARANTY

(See attached)

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COMPLETION GUARANTY

THIS COMPLETION GUARANTY (this “Guaranty”) is made as of                      , 20        by Brookfield DTLA Holdings LLC, a Delaware limited liability company (“Guarantor”) in favor of Landesbank Hessen-Thüringen Girozentrale, New York Branch, as Administrative Agent on behalf of the Lenders (together with its successors and assigns, “Administrative Agent”) and each of the Lenders party to the Loan Agreement (as defined below).

RECITALS

A.	Pursuant to the terms of that certain Loan Agreement, dated as of November 5, 2018, 2018, by and among Maguire Properties-355 S. Grand, LLC, a Delaware limited liability company (“Borrower”), Administrative Agent, and the Lenders party thereto (as amended, restated or otherwise modified from time to time, the “Loan Agreement”), the Lenders have made a loan to Borrower in the original principal amount of Two Hundred Ninety Million and 00/100 Dollars ($290,000,000.00) (the “Loan”) for the purposes specified in the Loan Agreement, said purposes relating to 355 S. Grand, Los Angeles, California, as more particularly described therein (the “Property”). The Loan is evidenced by certain promissory notes (as amended, restated or otherwise modified from time to time, the “Notes”) executed by Borrower and payable to the Lenders party to the Loan Agreement, in the aggregate principal amount of the Loan and is secured by the Security Instrument and by other security instruments, if any, specified in the Loan Agreement.

B.	Guarantor owns an indirect interest in, and is an Affiliate of, Borrower, has an indirect financial interest in the Property as a result thereof and has benefitted from the Lenders making the Loan to Borrower.

C.	Initially capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Loan Agreement.

THEREFORE, in consideration of Administrative Agent and the Lenders having entered into the Loan Agreement and having made the Loan, Guarantor unconditionally guarantees and agrees as follows:

1.           COMPLETION GUARANTY. Guarantor hereby absolutely, irrevocably and unconditionally guarantees to Administrative Agent for the benefit of Lenders the payment and/or performance, as applicable, of the following: (the “Guaranteed Obligations”): (1) the performance and completion of the Restoration of the Property, which such work shall be completed, in all material respects, in accordance with (x) the applicable terms and conditions of the Loan Agreement, (y) the plans, specifications and budget delivered to and, if applicable, approved by, Administrative Agent (the “Plans and Specifications”) and (z) applicable legal requirements (collectively, the “Work”); (2) the payment of all costs associated with the Work, including, without limitation, all building and project costs and other out-of-pocket expenses in connection with the completion of the Work, as the same may become due and payable; and (3) keeping the Property free and clear of all liens or claims of liens arising or incurred in connection with the completion of the Work, and if any liens should be filed, or should attach, with respect to the Property by reason of the carrying out of the Work, within forty-five (45) days after obtaining notice thereof (but in any event prior to the date on which the Property or any part thereof or interest therein is or would be in imminent danger of being sold, forfeited, foreclosed, terminated, cancelled or lost), either (A) causing the removal of such liens (which removal may be effectuated by bonding) or (B) procuring an endorsement to the Title Policy issued with respect to the Property insuring the Lenders against the consequences of the foreclosure or enforcement of such liens. Notwithstanding anything to the contrary contained herein, Guarantor shall not be liable for (i) special, consequential or indirect or punitive damages, (ii) any lien or claim of lien arising from any portion of the Work that was commenced unless such lien or claim of lien arises from any portion of the Improvements commenced at the direction of Borrower or its Affiliates, (iii) unless necessary in order to comply with any applicable law, any changes or modifications to the plans, specifications or budget for the applicable Work, unless such change or modification is made by or at the direction of Borrower or its Affiliates and/or (iv) any gross negligence or willful misconduct of Administrative Agent or Lenders.

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2.           PAYMENT OR PERFORMANCE BY GUARANTOR. If for any reason Borrower fails to perform and complete the applicable Work substantially in accordance with the terms and conditions of the Loan Agreement and the Plans and Specifications, then, within thirty (30) Business Days after written notice from Administrative Agent, Guarantor shall either (i) immediately assume all responsibility for the full performance and completion of the Work and take such other action(s) as Administrative Agent may reasonably require to remedy the failure to complete such Work subject to the limitations set forth in the Loan Documents or (ii) in lieu thereof, at the election of Guarantor, make a payment to Administrative Agent in the amount of the Estimated Completion Costs. As used herein, the term “Estimated Completion Costs” shall mean an amount, as determined by Administrative Agent in good faith, equal to the cost to pay for and/or perform, as applicable, the Guaranteed Obligations. Guarantor shall have the right, at its sole cost and expense, within seven (7) Business Days of its receipt of Administrative Agent’s determination of the Estimated Completion Costs, to contest in good faith Administrative Agent’s determination of the Estimated Completion Costs provided that each of the following are satisfied: (1) Guarantor provides, from a Third Party Construction Expert (defined below), its own good faith estimate of the cost to pay for and/or perform, as applicable, the Guaranteed Obligations (the amount of such estimate, the “Guarantor Estimated Amount”), (2) if required by Administrative Agent, Guarantor pays to Administrative Agent (for the benefit of the Lenders) an amount equal to the Guarantor Estimated Amount (which amount shall be credited towards Guarantor’s obligations hereunder) and (3) Administrative Agent’s rights to seek a future claim against Guarantor hereunder are not otherwise materially and adversely impacted as a result thereof (provided that, to the extent that (A) such material and adverse impact could be fully avoided in accordance with applicable laws and in a manner reasonably satisfactory to Administrative Agent by delivery of a waiver by Guarantor and (B) Guarantor duly provides such waiver described in clause (A), then the condition under this subclause (3) shall be deemed satisfied). If each of the foregoing conditions (1) through (3) are satisfied in accordance with the immediately preceding sentence and any disagreement remains between Administrative Agent and Guarantor as to the Estimated Completion Costs, then Administrative Agent shall have the right to challenge the Guarantor Estimated Amount by way of (x) determination by a Third Party Construction Expert mutually agreed to in good faith by Administrative Agent and Guarantor, (y) arbitration, or (z) judicial proceeding, such course of action described in (x), (y) or (z) to be selected by Administrative Agent (the “Dispute Resolution Method”) and upon final determination by the applicable Dispute Resolution Method of the cost to pay for and/or perform, as applicable, the Guaranteed Obligations (the “Dispute Resolution Amount”), (A) the Dispute Resolution Amount shall be binding on the parties hereto and (B) Guarantor shall pay any shortage (or, to the extent Administrative Agent did not previously require Guarantor to pay Administrative Agent an amount equal to the Guarantor Estimated Amount pursuant to clause (2) above, an amount equal to the Dispute Resolution Amount) to Administrative Agent (on behalf of the Lenders). In the event that the Guarantor Estimated Amount is greater than the Dispute Resolution Amount, Administrative Agent shall reimburse Guarantor for the difference between the Guarantor Estimated Amount and the Dispute Resolution Amount. As used above, “Third Party Construction Expert” shall mean an independent construction consultant that (A) is not an Affiliate of Borrower, Administrative Agent or the Lenders and (B) is a reputable, nationally or regionally recognized construction consultant having at least five (5) years’ experience in advising on construction projects similar in scope, size and geographic location to the applicable Work.

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3.           REMEDIES. If Guarantor fails to promptly perform its obligations under this Guaranty, Administrative Agent may from time to time, and without first requiring performance by Borrower or exhausting any or all security for the Loan, bring any action at law or in equity or both to compel Guarantor to perform its obligations hereunder, and to collect in any such action compensation for all out-of-pocket costs and expenses (including reasonable fees of outside counsel) actually incurred by Administrative Agent in the enforcement hereof or the preservation of the Lenders’ rights hereunder.

4.           RIGHTS OF ADMINISTRATIVE AGENT AND THE LENDERS. Administrative Agent and the Lenders, without giving notice to Guarantor or obtaining Guarantor’s consent and without affecting the liability of Guarantor, from time to time, may: (a) renew or extend all or any portion of Borrower’s obligations under the Notes or any of the other Loan Documents; (b) declare all sums owing to Administrative Agent and the Lenders under the Notes and the other Loan Documents due and payable upon the occurrence and during the continuance of a Default; (c) make changes in the dates specified for payments of any sums payable in periodic installments under the Notes or any of the other Loan Documents; (d) otherwise enter into modifications of the terms of any of the other Loan Documents (other than Loan Documents to which Guarantor is a party); (e) take and hold security for the performance of Borrower’s obligations under the Notes or the other Loan Documents and exchange, enforce, waive and release any such security, or impair or fail to perfect any lien on or security interest in any such security; (f) apply such security and direct the order or manner of sale thereof as Administrative Agent in its discretion may determine; (g) release, substitute or add any one or more endorsers of the Notes or guarantors of Borrower’s obligations under the Notes or the other Loan Documents; (h) apply payments received by Administrative Agent from Borrower to any obligations of Borrower to Administrative Agent and/or the Lenders, in such order as Administrative Agent shall determine in its sole discretion, whether or not any such obligations are covered by this Guaranty; (i) subject to any restrictions on assignment of the Loan set forth in the Loan Agreement, assign this Guaranty in whole or in part, to the holder of the Notes (or any Note); and (j) subject to any restrictions on assignment of the Loan set forth in the Loan Agreement, assign, transfer or negotiate all or any part of the indebtedness guaranteed by this Guaranty.

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5.           GUARANTOR’S WAIVERS. Guarantor waives: (a) any defense based upon any legal disability or other defense of Borrower, any other guarantor or any other person, or by reason of the cessation or limitation of the liability of Borrower from any cause other than full payment of all sums payable under the Notes or any of the other Loan Documents; (b) any defense based upon any lack of authority of the officers, directors, partners, members, managers or agents acting or purporting to act on behalf of Borrower or any principal of Borrower or any defect in the formation of Borrower or any principal of Borrower; (c) any defense based upon the application by Borrower of the proceeds of the Loan for purposes other than the purposes represented by Borrower to Administrative Agent or the Lenders or intended or understood by Administrative Agent, the Lenders or Guarantor; (d) any and all rights and defenses arising out of an election of remedies by Administrative Agent or the Lenders, even though that election of remedies, such as non-judicial foreclosure with respect to security for a guaranteed obligation, has destroyed Guarantor’s rights of subrogation and reimbursement against the principal by operation of any applicable law (state or otherwise); (e) any defense based upon Administrative Agent’s or any Lender’s failure to disclose to Guarantor any information concerning Borrower’s financial condition or any other circumstances bearing on Borrower’s ability to pay all sums payable and perform its obligations under the Notes or any of the other Loan Documents; (f) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal; (g) any defense based upon Administrative Agent’s or any Lender’s election, in any proceeding instituted under 11 U.S.C. §101 et seq., as the same may be amended from time to time (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code or any successor statute; (h) any defense based upon any borrowing or any grant of a security interest under the Bankruptcy Code; (i) any right of subrogation, any right to enforce any remedy which Administrative Agent or any Lender may have against Borrower and any right to participate in, or benefit from, any security for the Notes or the other Loan Documents now or hereafter held by Administrative Agent or any Lender; (j) presentment, demand, protest and notice of any kind other than as specifically required under this Guaranty or the Loan Documents; (k) any right or claim of right to cause a marshalling of Borrower’s assets or the assets of any other party now or hereafter held as security for Borrower’s obligations; and (l) the benefit of any statute of limitations affecting the liability of Guarantor hereunder or the enforcement hereof. Guarantor further waives any and all rights and defenses that Guarantor may have because any portion of Borrower’s debt is secured by real property; this means, among other things, that: (1) Administrative Agent may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by Borrower; (2) if Administrative Agent forecloses on any real property collaterally pledged by Borrower, then (A) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) Administrative Agent may collect from Guarantor even if Administrative Agent, by foreclosing on the real property collateral, has destroyed any right Guarantor may have to collect from Borrower. The foregoing sentence is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because Borrower’s debt is secured by real property. These rights and defenses being waived by Guarantor include, but are not limited to, any rights or defenses based upon deficiency limitation or anti-deficiency, redemption or other similar rights, if any. Without limiting the generality of the foregoing or any other provision hereof, Guarantor further expressly waives to the extent permitted by Applicable Law any and all rights and defenses, including without limitation any rights of subrogation, reimbursement, indemnification and contribution, which might otherwise be available to Guarantor under applicable law. Guarantor agrees that the performance of any act or any payment which tolls any statute of limitations applicable to the Notes or any of the other Loan Documents shall similarly operate to toll the statute of limitations applicable to Guarantor’s liability hereunder. Guarantor further covenants that this Guaranty shall remain and continue in full force and effect as to any modification, extension or renewal of any of the Loan Documents, that Administrative Agent and the Lenders shall not be under a duty to protect, secure or insure any security or lien provided by the Security Instrument or other such collateral, and that other indulgences or forbearance may be granted under any or all of such documents, all of which may be made, done or suffered without notice to, or further consent of, Guarantor.

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6.           GUARANTOR’S WARRANTIES. Guarantor warrants and acknowledges that: (a) Guarantor has reviewed all of the terms and provisions of the Loan Agreement and the other Loan Documents; (b) there are no conditions precedent to the effectiveness of this Guaranty; (c) Guarantor has established adequate means of obtaining from sources other than Administrative Agent or the Lenders, on a continuing basis, financial and other information pertaining to Borrower’s financial condition, the Property and Borrower’s activities relating thereto and the status of Borrower’s performance of its obligations under the Loan Documents, and Guarantor agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect Guarantor’s risks hereunder and neither Administrative Agent nor any Lender has made any representation to Guarantor as to any such matters; (d) Guarantor has all requisite power and authority to own or lease its property and to carry on its own business as now conducted; (e) Guarantor has the full corporate power and authority to execute and deliver this Guaranty and to perform its obligations hereunder; the execution, delivery and performance of this Guaranty by Guarantor has been duly and validly authorized; and all requisite corporate action has been taken by Guarantor to make this Guaranty valid and binding upon Guarantor, enforceable in accordance with its terms; (f) neither any Loan Party nor any of its subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that would be reasonably likely to have a Material Adverse Effect; (g) Guarantor’s execution of, and compliance with, this Guaranty will not result in the breach of any term or provision of the operating agreement or other governing instrument of Guarantor, or result in the breach of any term or provision of, or conflict with or constitute a default under, or, to Guarantor’s knowledge result in the acceleration of any obligation under any material agreement, indenture or loan or credit agreement or other instrument to which Guarantor is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which Guarantor is subject; (h) intentionally deleted; (i) to Guarantor’s knowledge, there is no action, suit, proceeding or investigation pending or threatened against it which, if decided adversely against Guarantor, is reasonably likely to, either in any one instance or in the aggregate, result in any material adverse change in the business, operations, financial condition, properties or assets of Guarantor, or in any material impairment of the right or ability of Guarantor to carry on its business substantially as now conducted, or in any material liability on the part of Guarantor, or which would draw into question the validity of this Guaranty or of any action taken or to be taken in connection with the obligations of Guarantor contemplated herein, or which would be likely to impair materially the ability of Guarantor to perform under the terms of this Guaranty; (j) Guarantor does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Guaranty; (k) no approval, authorization, order, license or consent of, or registration or filing with, any governmental authority or other person, and no approval, authorization or consent of any other party is required in connection with this Guaranty; (l) this Guaranty constitutes a valid, legal and binding obligation of Guarantor, enforceable against it in accordance with the terms hereof; (m) intentionally deleted; (n) Guarantor is not and will not be, as a consequence of the execution and delivery of this Guaranty, impaired or rendered “insolvent,” as that term is defined in the Bankruptcy Code, or otherwise rendered unable to pay its debts as the same mature and will not have thereby undertaken liabilities in excess of the present fair value of its assets; and (o) the most recent financial statements of Guarantor previously delivered to Administrative Agent are true and correct in all material respects, have been prepared in accordance with GAAP or International Financial Reporting Standards as of the date of the applicable statement consistently applied (or other principles acceptable to Administrative Agent) and fairly present the financial condition of Guarantor as of the respective dates thereof, and no material adverse change has occurred in the financial condition of Guarantor since the respective dates thereof. Notwithstanding the use of GAAP or International Financial Reporting Standards, the calculation of liabilities shall NOT include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option For Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Therefore, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount. Guarantor acknowledges and agrees that the Lenders may request and obtain additional information from third parties regarding any of the above, including, without limitation, credit reports.

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7.           SUBORDINATION. Guarantor subordinates all present and future indebtedness owing by Borrower to Guarantor to the obligations at any time owing by Borrower to Administrative Agent and the Lenders under the Notes and the other Loan Documents. Guarantor assigns all such indebtedness to Administrative Agent as agent for the Lenders as security for this Guaranty, the Notes and the other Loan Documents. Guarantor agrees to make no claim for such indebtedness until all obligations of Borrower under the Notes and the other Loan Documents have been fully discharged. Guarantor agrees that it will not take any action or initiate any proceedings, judicial or otherwise, to enforce Guarantor’s rights or remedies with respect to any such indebtedness, including without limitation any action to enforce remedies with respect to any defaults under such indebtedness or to any collateral securing such indebtedness or to obtain any judgment or prejudgment remedy against Borrower or any such collateral. Guarantor also agrees that it will not commence or join with any other creditor or creditors of Borrower in commencing any bankruptcy, reorganization or insolvency proceedings against Borrower. Guarantor further agrees not to assign all or any part of such indebtedness unless Administrative Agent is given prior notice and such assignment is expressly made subject to the terms of this Guaranty (including, but not limited to, the assignment to Administrative Agent as agent for the Lenders set forth herein). If Administrative Agent so requests, (a) all instruments evidencing such indebtedness shall be duly endorsed and delivered to Administrative Agent, (b) all security for such indebtedness shall be duly assigned and delivered to Administrative Agent, (c) such indebtedness shall be enforced, collected and held by Guarantor as trustee for Administrative Agent and the Lenders and shall be paid over to Administrative Agent on account of the Loan but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty, and (d) Guarantor shall execute, file and record such documents and instruments and take such other action as Administrative Agent deems necessary or appropriate to perfect, preserve and enforce Administrative Agent’s and the Lenders’ rights in and to such indebtedness and any security therefor. If Guarantor fails to take any such action, Administrative Agent, as attorney-in-fact for Guarantor, is hereby authorized to do so in the name of Guarantor. The foregoing power of attorney is coupled with an interest and cannot be revoked.

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8.           BANKRUPTCY OF BORROWER. The validity of this Guaranty and the obligations of Guarantor hereunder shall in no way be terminated, affected or impaired by reason of the commencement of a case under the Bankruptcy Code by or against any Person obligated under the Loan Documents. If Borrower shall have taken advantage of, or be subject to the protection of, any provision in the Bankruptcy Code, the effect of which is to prevent or delay Administrative Agent or any Lender from taking any remedial action against the Borrower, including the exercise of any option Administrative Agent or the Lenders have to declare the obligations guaranteed hereunder to be due and payable on the happening of any default or event by which, under the terms of the Loan Documents, such obligations shall become due and payable, Administrative Agent may, as against Guarantor, nevertheless, declare such obligations due and payable and enforce any or all of its and the Lenders’ rights and remedies against Guarantor provided for herein. In any bankruptcy or other proceeding in which the filing of claims is required by law, Guarantor shall file all claims which Guarantor is so required to file against Borrower relating to any indebtedness of Borrower to Guarantor and shall assign to Administrative Agent, for the benefit of the Lenders, all rights of Guarantor thereunder. If Guarantor does not file any such claim, Administrative Agent, as attorney-in-fact for Guarantor, is hereby authorized to do so in the name of Guarantor or, in Administrative Agent’s discretion, to assign the claim to a nominee and to cause proof of claim to be filed in the name of Administrative Agent’s nominee. The foregoing power of attorney is coupled with an interest and cannot be revoked. Administrative Agent or its nominee shall have the right, in its reasonable discretion, to accept or reject any plan proposed in such proceeding and to take any other action which a party filing a claim is entitled to do. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Administrative Agent, to be credited first against all obligations other than the Guaranteed Obligations, and then to the Guaranteed Obligations, the amount payable on such claim and, to the full extent necessary for that purpose, Guarantor hereby assigns to Administrative Agent, for the benefit of the Lenders, all of Guarantor’s rights to any such payments or distributions; provided, however, Guarantor’s obligations hereunder shall not be satisfied or credited except to the extent that Administrative Agent receives cash by reason of any such payment or distribution. If Administrative Agent receives anything hereunder other than cash, the same shall be held as collateral for the Guaranteed Obligations. The liability of Guarantor hereunder shall be reinstated and revised, and the rights of Administrative Agent and the Lenders shall continue, with respect to any amount at any time paid by Borrower on account of the Guaranteed Obligations which Administrative Agent or the Lenders shall be legally required to restore or return upon the bankruptcy, insolvency or reorganization of Borrower or for any other reasons, all as though such amount had not been paid. If all or any portion of the obligations guaranteed hereunder are paid or performed, the obligations of Guarantor hereunder shall continue and shall remain in full force and effect in the event that all or any part of such payment or performance is avoided or recovered directly or indirectly from Administrative Agent or any Lender as a preference, fraudulent transfer or otherwise under the Bankruptcy Code or other similar laws, irrespective of (a) any notice of revocation given by Guarantor prior to such avoidance or recovery, or (b) full payment and performance of all of the indebtedness and obligations evidenced and secured by the Loan Documents.

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9.           LOAN SALES AND PARTICIPATIONS; DISCLOSURE OF INFORMATION. Guarantor agrees that any Lender may elect, at any time, in accordance with the Loan Documents, to sell, assign, or grant participations in all or any portion of its rights and obligations under the Loan Documents and this Guaranty, and that subject to the terms of the Loan Agreement, any such sale, assignment or participation may be to one or more financial institutions, private investors, and/or other entities, at such Lender’s sole discretion. Guarantor further agrees that Administrative Agent or any Lender may disseminate to any such actual or potential purchaser(s), assignee(s) or participant(s) all documents and information (including, without limitation, all financial information) which has been or is hereafter provided to or known to Administrative Agent or such Lender with respect to: (a) the Property and its operations; (b) any party connected with the Loan (including, without limitation, Guarantor, Borrower, any partner, joint venturer or member of Borrower, any constituent partner, joint venturer or member of Borrower, any other guarantor and any non-borrower trustor); and/or (c) any lending relationship other than the Loan which Administrative Agent or such Lender may have with any party connected with the Loan. In connection with any such sale, assignment or participation, Guarantor further agrees that this Guaranty shall be sufficient evidence of the obligations of Guarantor to each purchaser or assignee and upon written request by Administrative Agent, Guarantor shall, within thirty (30) days after request by Administrative Agent (but not more frequently than twice in any calendar year), (x) deliver to Administrative Agent an estoppel certificate, in form and substance reasonably acceptable to Administrative Agent and Guarantor, verifying for the benefit of Administrative Agent and any such other party the status, terms and provisions of this Guaranty to the knowledge of the officer delivering such certificate, and (y) at the sole cost and expense of the requesting party, enter into such amendments or modifications to this Guaranty or the Loan Documents as may be reasonably required in order to evidence any such sale or assignment, provided such amendment or modification shall have no adverse impact on Guarantor.

Anything in this Guaranty to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Guaranty, including this Section, any Lender may at any time and from time to time pledge and assign, or grant a security interest in, all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank or as otherwise set forth in the Loan Documents; provided that no such pledge or assignment, or grant of a security interest, shall release such Lender from its obligations thereunder.

10.           ADDITIONAL, INDEPENDENT AND UNSECURED OBLIGATIONS. This Guaranty is a continuing guaranty of payment and not of collection and cannot be revoked by Guarantor and shall continue to be effective with respect to any indebtedness referenced in Sections 1 and 2 hereof arising or created after any attempted revocation hereof. The obligations of Guarantor hereunder shall be in addition to and shall not limit or in any way affect the obligations of Guarantor under any other existing or future guaranties or indemnities delivered to Administrative Agent for the benefit of the Lenders in connection with the Loan unless said other guaranties or indemnities are expressly modified or revoked in writing. This Guaranty is independent of the obligations of the Borrower under the Notes, the Security Instrument, the Hazardous Materials Indemnity Agreement and the other Loan Documents to which Borrower is a party. Guarantor hereby authorizes and empowers Administrative Agent to exercise, in its sole discretion, any rights and remedies, or any combination thereof, which may then be available, since it is the intent and purpose of Guarantor that the obligations hereunder shall be absolute, independent, irrevocable and unconditional under any and all circumstances. Administrative Agent may bring a separate action to enforce the provisions hereof against Guarantor without taking action against Borrower or any other party or joining the Borrower or any other party as a party to such action. Except as otherwise provided in this Guaranty, this Guaranty is not secured and shall not be deemed to be secured by any security instrument unless such security instrument expressly recites that it secures this Guaranty.

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11.         REPORTING REQUIREMENTS. At all times during which any indebtedness remains outstanding pursuant to the Loan Documents, Guarantor shall comply with the reporting requirements relating to Guarantor set forth in Sections 10.1(b) and 10.1(c) of the Loan Agreement.

12.         INTEREST. Any amounts that become due and payable by Guarantor under this Guaranty, if not paid within ten (10) Business Days after demand therefor, shall bear interest at a rate per annum equal to the Alternate Rate from the date of demand to the date that such sums are paid to Administrative Agent. The foregoing shall be without any double-counting with interest paid on the Guaranteed Obligations which interest is itself part of the Guaranteed Obligations.

13.         ATTORNEYS’ FEES; ENFORCEMENT. If any attorney is engaged by Administrative Agent to enforce or defend any provision of this Guaranty or to collect any sums owed by Guarantor under this Guaranty, with or without the filing of any legal action or proceeding, Guarantor shall pay to Administrative Agent, immediately upon demand all attorneys’ fees and costs incurred by Administrative Agent in connection therewith, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance of the Notes as specified therein.

14.         RULES OF CONSTRUCTION. The word “Borrower” as used herein shall include both the named Borrower and any other person at any time assuming or otherwise becoming primarily liable for all or any part of the obligations of the named Borrower under the Notes and the other Loan Documents. The term “person” as used herein shall include any individual, company, trust or other legal entity of any kind whatsoever. If this Guaranty is executed by more than one person, the term “Guarantor” shall include all such persons. When the context and construction so require, all words used in the singular herein shall be deemed to have been used in the plural and vice versa. All headings appearing in this Guaranty are for convenience only and shall be disregarded in construing this Guaranty.

15.         CONSTRUCTION OF DOCUMENTS. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of this Guaranty and that this Guaranty shall not be subject to the principle of construing their meaning against the party which drafted same.

16.         GOVERNING LAW.

(a) THIS GUARANTY WAS NEGOTIATED IN THE STATE OF NEW YORK, AND DELIVERED BY GUARANTOR AND ACCEPTED BY ADMINISTRATIVE AGENT AND THE LENDERS IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS GUARANTY AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. GUARANTOR ACKNOWLEDGES AND AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF THIS GUARANTY AND ALL OF THE OBLIGATIONS ARISING HEREUNDER, AND UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK GOVERNS THIS GUARANTY, AND THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

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(b)       GUARANTOR HEREBY CONSENTS FOR ITSELF AND IN RESPECT OF ITS PROPERTIES, GENERALLY, UNCONDITIONALLY AND IRREVOCABLY, TO THE NONEXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS IN THE COUNTY AND STATE OF NEW YORK WITH RESPECT TO ANY PROCEEDING RELATING TO ANY MATTER, CLAIM OR DISPUTE ARISING UNDER THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY. GUARANTOR FURTHER CONSENTS, GENERALLY, UNCONDITIONALLY AND IRREVOCABLY, TO THE NONEXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF THE COUNTY AND STATE IN WHICH ANY OF THE PROPERTY IS LOCATED IN RESPECT OF ANY PROCEEDING RELATING TO ANY MATTER, CLAIM OR DISPUTE ARISING WITH RESPECT TO THE PROPERTY. GUARANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS, GENERALLY, UNCONDITIONALLY AND IRREVOCABLY, AT THE ADDRESSES SET FORTH IN SECTION 21 HEREOF IN CONNECTION WITH ANY OF THE AFORESAID PROCEEDINGS IN ACCORDANCE WITH THE RULES APPLICABLE TO SUCH PROCEEDINGS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, GUARANTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW HAVE OR HAVE IN THE FUTURE TO THE LAYING OF VENUE IN RESPECT OF ANY OF THE AFORESAID PROCEEDINGS BROUGHT IN THE COURTS REFERRED TO ABOVE AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE PROCEEDINGS OR OTHERWISE PROCEED AGAINST GUARANTOR IN ANY JURISDICTION.

(c)      PROCESS MAY BE SERVED BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO GUARANTOR AT ITS ADDRESS REFERRED TO BELOW.

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17.         MISCELLANEOUS. Time is of the essence with respect to every provision hereof. The provisions of this Guaranty will bind and benefit the heirs, executors, administrators, legal representatives, nominees, successors and assigns of Guarantor, Administrative Agent and each Lender; provided that Guarantor may not assign any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of all of the Lenders (and any attempted such assignment without such consent shall be null and void). The liability of all persons and entities who are in any manner obligated hereunder shall be joint and several. If any provision of this Guaranty shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that portion shall be deemed severed from this Guaranty and the remaining parts shall remain in full force as though the invalid, illegal or unenforceable portion had never been part of this Guaranty. This Guaranty may be executed in one or more counterparts by some or all of the parties hereto, each of which counterparts shall be an original and all of which together shall constitute a single agreement of Guaranty. The failure of any party hereto to execute this Guaranty, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder. This Guaranty shall be deemed to be continuing in nature and shall remain in full force and effect and shall survive the exercise of any remedy by Administrative Agent or any Lender under the Security Instrument or any of the other Loan Documents, including without limitation any foreclosure or deed in lieu thereof.

18.         JOINT AND SEVERAL LIABILITY. The liability of Guarantor hereunder shall be joint and several with any other guarantors of the Borrower’s obligations under the Notes and the other Loan Documents.

19.         ENFORCEABILITY. Guarantor hereby acknowledges that: (a) the obligations undertaken by Guarantor in this Guaranty are complex in nature, and (b) numerous possible defenses to the enforceability of these obligations may presently exist and/or may arise hereafter, and (c) as part of Administrative Agent’s and each Lender’s consideration for entering into this transaction, Administrative Agent and each Lender has specifically bargained for the waiver and relinquishment by Guarantor of all of the defenses specifically waived in Section 5 hereof, and (d) Guarantor has had the opportunity to seek and receive legal advice from skilled legal counsel in the area of financial transactions of the type contemplated herein. Given all of the above, Guarantor does hereby represent and confirm to Administrative Agent and each Lender that Guarantor is fully informed regarding, and that Guarantor does thoroughly understand: (i) the nature of all such possible defenses, and (ii) the circumstances under which such defenses may arise, and (iii) the benefits which such defenses might confer upon Guarantor, and (iv) the legal consequences to Guarantor of waiving such defenses. Guarantor acknowledges that Guarantor makes this Guaranty with the intent that this Guaranty and all of the informed waivers herein shall each and all be fully enforceable by Administrative Agent and each Lender, and that Administrative Agent and each Lender is induced to enter into this transaction in material reliance upon the presumed full enforceability thereof.

20.         WAIVER OF RIGHT TO TRIAL BY JURY. GUARANTOR (AND, BY ITS ACCEPTANCE OF THIS GUARANTY, ADMINISTRATIVE AGENT ON BEHALF OF ITSELF AND THE LENDERS) HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THE LOAN DOCUMENTS, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR THERETO OR ANY OF THEM WITH RESPECT TO THE LOAN DOCUMENTS (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY OTHER PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT BY GUARANTOR, ADMINISTRATIVE AGENT AND/OR THE LENDERS, AS APPLICABLE, TO THE WAIVER OF SUCH PARTY’S RIGHT TO TRIAL BY JURY.

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21.         NOTICES. Notices to be given hereunder shall be given (and deemed received) in accordance with the terms of Section 13.4 of the Loan Agreement, addressed, if to Administrative Agent and the Lenders, as set forth in the Loan Agreement, and, if to Guarantor, as follows:

Guarantor:	Brookfield DTLA Holdings LLC
Brookfield Place
250 Vesey Street, 15th Floor
New York, New York 10281
Attention: Jason Kirschner

With a copy to:	c/o Brookfield Properties, Inc.
250 Vesey Street, 15th Floor
New York, New York 10281
Attention: General Counsel

With a copy to:	Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Attention: Hillary A. Shalla, Esq.

Guarantor shall forward to Administrative Agent, without delay, any notices, letters or other communications delivered to the Property or to Guarantor naming Administrative Agent or the “Lender” or any similar designation as addressee.

22.         ELECTRONIC DOCUMENT DELIVERIES. Documents required to be delivered pursuant to this Guaranty shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which Administrative Agent and each Lender have access (including a commercial, third-party website such as www.Edgar.com <http://www.Edgar.com> or a website sponsored or hosted by Administrative Agent or Guarantor) provided that the foregoing shall not be applicable to any Lender that has notified Administrative Agent and Guarantor that it cannot or does not want to receive electronic communications. Administrative Agent or Guarantor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered one (1) Business Day after the date and time on which Administrative Agent or Guarantor posts such documents or the documents become available on a commercial website and Administrative Agent or Guarantor notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m. on the opening of business on the next Business Day for the recipient. Notwithstanding anything contained herein, in every instance Guarantor shall be required to deliver paper copies of any documents to Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by Administrative Agent or such Lender. Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by Guarantor with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents. Notwithstanding anything to the contrary contained above, no notice (including, without limitation, any default notice) given to or by Guarantor under this Guaranty shall be covered by this Section 22.

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23.         INTEGRATION. This Guaranty represents the final agreement between the parties with respect to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties with respect to such subject matter. There are no oral agreements between the parties. This instrument may be amended only in an instrument in writing executed by the parties.

24.         LIMITED RECOURSE. The members and other direct or indirect owners of Guarantor and its officers, directors, partners, members, shareholders, principals, managers, trustees, agents and affiliates shall have no personal liability for and none of their assets shall be subject to a claim arising out of the obligations of Guarantor hereunder or under any of the other Loan Documents.

25.         FINANCIAL COVENANTS. Guarantor shall, at all times, comply with Guarantor Financial Covenants set forth in Section 9.17 of the Loan Agreement.

26.         OUTSIDE SOURCES. Notwithstanding anything contained herein to the contrary, no amounts paid on account of the Loan shall constitute a payment under this Guaranty unless (a) payment is made after the occurrence of a Default and Administrative Agent’s exercise of any remedies in connection therewith and (b) Guarantor makes payment directly to Administrative Agent with funds from Outside Sources (hereinafter defined). “Outside Sources” shall mean funds belonging to Guarantor which are not derived directly or indirectly from the ownership, operation, sale or liquidation of the Property (including, but not limited to, insurance proceeds, condemnation awards, rents and any other proceeds paid or payable with respect to the Property).

27.         DEFINED TERMS; USAGES. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Guaranty may be used interchangeably in singular or plural form, and the word “Property” shall mean “the Property, including any individual parcel of real property and improvements constituting a part thereof’. The terms “include(s)” and “including” shall mean “include(s), without limitation” and “including, without limitation”, respectively.

28.         TAXES. Taxes in respect of this Guaranty shall be paid by Guarantor as required by Section 2.11 of the Loan Agreement (with the understanding and agreement of Guarantor that, for purposes hereof, Guarantor shall have the same payment and reimbursement obligations as the Borrower under such Section 2.11 even though Guarantor is not specifically referenced in such Section 2.11, and by accepting the benefits hereof, Administrative Agent agrees that it will comply with such Section 2.11).

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29.         NO WAIVER. No previous waiver and no failure or delay by Administrative Agent in acting with respect to the terms of the Notes, this Guaranty or any Loan Document shall constitute a waiver of any breach, default, or failure of condition under the Notes, this Guaranty or any Loan Document or the obligations secured thereby. A waiver of any term of the Notes, this Guaranty or any Loan Document or of any of the obligations secured thereby must be made in writing and shall be limited to the express written terms of such waiver.

30.         NO WAIVER, RELEASE OR IMPAIRMENT. Nothing contained in this Guaranty shall be deemed to waive, release, affect or impair the indebtedness evidenced by the Loan Documents or the obligations of Borrower under the Loan Documents, or the liens and security interests created by the Loan Documents, or Administrative Agent’s rights to enforce its rights and remedies under the Loan Documents and under this Guaranty or the indemnity provided herein, in the Loan Documents or in connection with the Loan, or otherwise provided in equity or under applicable law, including, without limitation, the right to pursue any remedy for injunctive or other equitable relief, or any suit or action in connection with the preservation, enforcement or foreclosure of the liens, mortgages, assignments and security interests which are now or at any time hereafter security for the payment and performance of all obligations under the Loan Agreement or in the other Loan Documents. The provisions of Sections 1 and 2 of this Guaranty shall prevail and control over any contrary provisions elsewhere in this Guaranty or in the other Loan Documents.

31.         JURISDICTION. SUBJECT TO THE REQUIREMENTS FOR A CASE TO BE HEARD IN THE COMMERCIAL DIVISION OF THE NEW YORK STATE SUPREME COURT, GUARANTOR AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COMMERCIAL DIVISION OF THE NEW YORK STATE SUPREME COURT, AND TO THE APPLICATION OF SAID COURT’S ACCELERATED PROCEDURES PURSUANT TO RULE 9 OF SECTION 202.70(G) OF THE UNIFORM RULES FOR NEW YORK STATE TRIAL COURTS.

[Signature page follows]

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IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date appearing on the first page of this Guaranty.

“GUARANTOR”

BROOKFIELD DTLA HOLDINGS LLC, a Delaware limited liability company

By:	Brookfield DTLA GP LLC,
a Delaware limited liability company,
its Managing Member

By:	BOP US Subsidiary LLC,
a Delaware limited liability company,
its Managing Member

By:
Name:
Title:

[Signature Page to Completion Guaranty]